Filed Pursuant to Rule 424(b)(5)
Registration No. 333-274680

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 29, 2023)

Capital Product Partners L.P.

Up to 35,087,719 Common Units Representing Limited Partnership Interests

Issuable upon the Exercise of Non-Transferable Rights at $14.25 per Common Unit

On November 27, 2023, we are distributing, at no charge, to holders of our common units representing limited partnership interests in us (the “Common Units”) as of November 24, 2023 (the “Record Date”), non-transferable rights (the “Rights”) to purchase up to an aggregate 35,087,719 Common Units. We refer to the offering that is the subject of this prospectus supplement as the Rights Offering. Each holder of our Common Units (each a “Unitholder” and, collectively, the “Unitholders”) will receive one Right for each Common Unit held of record as of 5:00 p.m., New York City time, on the Record Date. Each Right will entitle the holder to purchase 1.758657 Common Units at a subscription price of $14.25 per whole Common Unit. We will not issue fractional Common Units in the Rights Offering. Fractional Common Units resulting from the exercise of the Rights as to any Unitholder will be eliminated by rounding down to the nearest whole Common Unit. The Rights Offering will expire at 5:00 p.m., New York City time, on December 13, 2023 (the “Expiration Date”), unless the Rights Offering is otherwise extended. Any Right not exercised prior to 5:00 p.m., New York City time, on the Expiration Date will expire worthless without any payment to the holders of those unexercised Rights.

We have entered into a standby purchase agreement (the “Standby Purchase Agreement”), with Capital Maritime & Trading Corp. (“Capital Maritime”), our sponsor, pursuant to which Capital Maritime has agreed to purchase from us, at $14.25 per Common Unit (which is equal to the subscription price in the Rights Offering), the number of Common Units offered pursuant to the Rights Offering that are not issued pursuant to existing Unitholders’ exercise of their Rights. As of the date hereof, Capital Maritime may be deemed to beneficially own 5,167,150 Common Units, representing 25.9% of the outstanding Common Units. Capital Gas Corp. (“Capital Gas”), an affiliate of Capital Maritime, may be deemed to beneficially own 1,153,846 Common Units, representing 5.8% of the outstanding Common Units. The Marinakis family, including Mr. Evangelos M. Marinakis and Mr. Miltiadis E. Marinakis, may be deemed to beneficially own, in aggregate, 31.7% of the Common Units outstanding through Mr. Evangelos M. Marinakis’ beneficial ownership of Capital Maritime and Mr. Miltiadis E. Marinakis’ beneficial ownership of Capital Gas. In addition, Mr. Miltiadis E. Marinakis beneficially owns all of the membership interests in our General Partner. We depend on our General Partner for the day-to-day management of our affairs. If our Unitholders as of the Record Date do not purchase any Common Units in the Rights Offering, Capital Maritime will purchase all of the Common Units offered pursuant to this prospectus, or 35,087,719 Common Units, which would increase Capital Maritime’s beneficial ownership of Common Units to 40,254,869 Common Units, representing 73.1% of the Common Units outstanding after the Rights Offering (41,408,715 Common Units together with the Common Units owned by Capital Gas, representing 75.2% of the Common Units outstanding after the Rights Offering) excluding 870,522 treasury units and 348,570 general partner units. If, following the Rights Offering, the Marinakis family, including Mr. Evangelos M. Marinakis and Mr. Miltiadis E. Marinakis, beneficially owns a majority of the outstanding Common Units, then the Marinakis family will have enhanced rights to direct our affairs, including the ability to form a quorum at a meeting of Unitholders and to approve certain acts of Unitholders that require only a vote of a majority of Unitholders present in person or by proxy at such meeting. See “Risk Factors—After the consummation of the Rights Offering, a significant number of our Common Units will be held by the Marinakis family, including Mr. Evangelos M. Marinakis and Mr. Miltiadis E. Marinakis. The Marinakis family may favor its own interests in any vote by our Unitholders.”

The common units are being offered directly by us without the services of an underwriter or selling agent.

The subscription agent will hold the funds we receive from Unitholders exercising their Rights until we complete or cancel the Rights Offering. We have engaged Computershare Trust Company, N.A. and Computershare Inc. to serve as the subscription agent (the “Subscription Agent”), and Georgeson LLC to serve as the information agent (the “Information Agent”), for the Rights Offering. If the Rights Offering is not completed for any reason, the Subscription Agent will return all subscription payments received promptly, without interest or penalty. See “The Rights Offering—Cancellation; Extensions; Amendments.”

The Rights are not transferable and will not be quoted on any stock exchange or trading market. The Rights do not entitle Unitholders to an oversubscription privilege. There is no minimum subscription amount required for the consummation of the Rights Offering. You should carefully consider whether to exercise your Rights before the expiration of the Rights Offering. All exercises of Rights are irrevocable. Our Conflicts Committee, board of directors, General Partner, the executive officers of our General Partner and Capital Maritime are making no recommendation regarding your exercise of the Rights. As a result of the terms of the Rights Offering, Unitholders who do not fully exercise their Rights will own, upon completion of this offering, a smaller proportional interest in us than otherwise would be the case had they fully exercised their Rights. See “Risk Factors—If you do not exercise your Rights, your percentage ownership will be diluted.”

We have agreed to conduct the Rights Offering pursuant to the terms of an umbrella agreement, which we entered into on November 13, 2023 with Capital Maritime and Capital GP L.L.C. (the “Umbrella Agreement”). The proceeds from the Rights Offering will be used to finance a portion of the purchase price for 11 liquefied natural gas carrier (“LNG/C”) vessels that we have agreed to purchase from Capital Maritime pursuant to the Umbrella Agreement. See “Use of Proceeds.” Pursuant to the Umbrella Agreement, we have announced our intent to explore the disposition of our container ships and abstain from acquiring additional container vessels and agreed to change our name from “Capital Product Partners L.P.” to “Capital New Energy Carriers L.P.” to reflect our focus after the consummation of the transactions contemplated by the Umbrella Agreement on LNG/C vessels and energy transition shipping. Capital Maritime has agreed to fully backstop the Rights Offering for no fee and issue to us a non-amortizing, unsecured seller’s credit in an amount up to $220.0 million to finance a portion of the purchase price for the vessels. We and the General Partner have also agreed to, in good faith, negotiate and jointly work with tax and other advisors to agree to mutually acceptable terms for our conversion from a Marshall Islands limited partnership to a corporation with customary corporate governance and, subject to reaching such agreement, use our reasonable best efforts to cause such conversion to have been completed within six months of the closing date of the Umbrella Agreement. We can make no assurances that we will convert to a corporation or, if such conversion occurs, as to the corporate governance provisions that would be adopted by us upon such conversion. See “Umbrella Agreement.”

Our Common Units are traded on the Nasdaq Global Select Market (“Nasdaq”), under the symbol “CPLP.” On November 24, 2023, the last reported sale price of our Common Units on Nasdaq was $14.32 per Common Unit.

Exercising the Rights and investing in our Common Units involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page S-28 of this prospectus supplement, the section entitled “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the financial year ended

December 31, 2022, which is incorporated herein by reference, and all other information included or incorporated herein by reference in this prospectus supplement in its entirety before you decide whether to exercise your Rights.

	Per Common Unit	Aggregate
Subscription Price	$14.25	$500,000,000
Estimated Expenses	$0.0085	$298,800
Net Proceeds to Us	$14.2415	$499,701,200

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 27, 2023.

PROSPECTUS SUPPLEMENT

PROSPECTUS

WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO GIVE ANY INFORMATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OR IN ANY FREE WRITING PROSPECTUS RELATING TO THIS OFFERING PREPARED BY OR ON BEHALF OF THE PARTNERSHIP OR TO WHICH WE HAVE REFERRED YOU. WE TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO

ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND ANY FREE WRITING PROSPECTUS RELATING TO THIS OFFERING PREPARED BY OR ON BEHALF OF THE PARTNERSHIP OR TO WHICH WE HAVE REFERRED YOU CONSTITUTE AN OFFER TO SELL ONLY THE COMMON UNITS TO BE ISSUED PURSUANT TO THE RIGHTS, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND IN ANY FREE WRITING PROSPECTUS RELATING TO THIS OFFERING PREPARED BY OR ON BEHALF OF THE PARTNERSHIP OR TO WHICH WE HAVE REFERRED YOU IS CURRENT ONLY AS OF THE RESPECTIVE DATES OF SUCH DOCUMENTS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise stated, in this prospectus supplement:

•	the “Partnership,” “CPLP,” “we,” “us” or “our” refer to Capital Product Partners L.P. and, unless the context otherwise requires, its consolidated subsidiaries;

•	“Capital Maritime” refers to Capital Maritime & Trading Corp., our sponsor;

•	“General Partner” refers to Capital GP L.L.C., our general partner;

•	“Capital Gas” refers to Capital Gas Corp.;

•	“Capital-Executive” refers to Capital-Executive Ship Management Corp.;

•	“Capital Ship Management” refers to Capital Ship Management Corp.;

•	“Capital Gas Management” refers to Capital Gas Ship Management Corp.;

•	the “Managers” refers to our managers, Capital-Executive, Capital Ship Management and Capital Gas Management;

•	the “Conflicts Committee” refers to the conflicts committee of our board of directors;

•

“Bonds” refers to €100.0 million and €150.0 million of senior unsecured bonds issued by CPLP Shipping Holdings PLC, a public limited liability company and wholly owned subsidiary of CPLP, and guaranteed by CPLP, which were listed on the Athens Stock Exchange in July 2022 and October 2021, respectively; and

•	“financing arrangements” refers to our debt financing arrangements as well as to our sale-leaseback financing arrangements, seller’s credit agreements and the Bonds.

Unless otherwise indicated, all references in this prospectus supplement to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars, and financial information presented in this prospectus supplement is prepared in accordance with accounting principles generally accepted in the United States or “GAAP.” References to our “Annual Report” are to our Annual Report on Form 20-F for the year ended December 31, 2022 incorporated by reference herein.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the Rights Offering and other matters relating to us and our financial condition. The second part is the accompanying base prospectus, which gives more general information about securities we may offer from time to time, some of which does not apply to the Rights Offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. You should read both this prospectus supplement together with the additional information described under the heading “Incorporation of Documents by Reference” below and the base prospectus together with the additional information described under the heading “Where You Can Find More Information” in the base prospectus. If information in this prospectus supplement or any related free writing prospectus differs from information in the accompanying base prospectus, you should rely on the information in this prospectus supplement or the related free writing prospectus, whichever is dated later.

We have filed with the SEC a registration statement that became effective on September 29, 2023, under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus supplement does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus supplement relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

This prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you constitute an offer to sell only the Common Units to be issued pursuant to the Rights, but only under circumstances and in jurisdictions where it is lawful to do so.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we file with or furnish to the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. With respect to this prospectus, information that we later file with or furnish to the SEC and that is incorporated by reference will automatically update and supersede information in this prospectus and information previously incorporated by reference into this prospectus.

Each document incorporated by reference into this prospectus is current only as of the date of such document, and the incorporation by reference of such document is not intended to create any implication that there has been no change in our affairs since the date of the relevant document or that the information contained in such document is current as of any time subsequent to its date. Any statement contained in such incorporated documents is deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained in this prospectus, a prospectus supplement or in another document that is incorporated by reference into this prospectus or a prospectus supplement at a later date modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates by reference the documents listed below, which we have previously filed with the SEC. These documents contain important information about us and our financial condition, business and results.

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2022, filed on April 26, 2023.

•

Report on Form 6-K, filed with the SEC on November 13, 2023, including Exhibits I (except for the section entitled “Highlights” and commentary of Jerry Kalogiratos) and II thereto, announcing the execution of the Umbrella Agreement.

•	Report on Form 6-K filed on November 14, 2023, containing our unaudited condensed consolidated financial statements as of September 30, 2023 and for the nine months ended September 30, 2023.

•	Exhibit I to the report on Form 6-K, filed on October 27, 2023 regarding our quarterly cash distribution.

•

Report on Form 6-K, filed with the SEC on October 2, 2023, including Exhibit 99.1 thereto, announcing the appointment by the General Partner of Mr. Atsunori Kozuki to act as a member of the board of directors of the Partnership.

•	Report on Form 6-K filed on September 22, 2023, containing our unaudited condensed consolidated financial statements as of June 30, 2023 and for the six months ended June 30, 2023.

•	Exhibit I to the report on Form 6-K, filed on August 11, 2023 announcing the re-appointment of directors by Capital GP L.L.C.

•	Exhibit I to the report on Form 6-K, filed on July 26, 2023 regarding our quarterly cash distribution.

•	The description of our common units contained in Exhibit 2.1 to the Annual report, including any amendment or report filed for the purpose of updating such description.

•	Our Registration Statement on Form 8-A filed on March 20, 2007 and the reports filed on Form 6-K on September 30, 2011, May 23, 2012, March 21, 2013 and August 26, 2014.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we file with the SEC (but not documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein) after the date of this prospectus and until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus.

We have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell securities in any jurisdiction where their offer or sale is not permitted.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its website at the addresses provided in the section of this prospectus captioned “Where You Can Find More Information.” You also may request a copy of any document incorporated by reference in this prospectus (excluding exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost by visiting our website at www.capitalpplp.com or by writing or calling us at the following address:

Capital Product Partners L.P.

Investor Relations Representative

Nicolas Bornozis, President

Capital Link, Inc.

230 Park Avenue—Suite 1536

New York, NY 10160, USA

Tel: +1 212 661-7566

The information contained on our website, or any other website, is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

In reviewing any agreements included as exhibits to the registration statement relating to the securities covered by this prospectus or to other SEC filings incorporated by reference into this prospectus, please be aware that these agreements are attached as exhibits to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement, which representations and warranties may have been made solely for the benefit of the other parties to the applicable agreement and, as applicable:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•

have been qualified by disclosures that may have been made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement (or such other date or dates as may be specified in the agreement) and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time and should not be relied upon by investors in considering whether to invest in our securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis included or incorporated by reference in this prospectus concerning our business, operations, cash flows, and financial position, including, among other things, the likelihood of our success in developing and expanding our business, include “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, financial condition and the markets in which we operate, and involve risks and uncertainties. In some cases, you can identify forward-looking statements by the use of words such as “may,” “might,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “likely,” “intend,” “forecast,” “believe,” “estimate,” “project,” “predict,” “propose,” “potential,” “continue,” “seek” or the negative of these terms or other comparable terminology. Although these statements are based upon assumptions we believe to be reasonable based upon available information, including projections of revenues, operating margins, earnings, cash flows, working capital and capital expenditures, they are subject to risks and uncertainties that are described more fully in this prospectus in the section titled “Risk Factors” beginning on page S-28 of this prospectus or documents incorporated by reference in this prospectus. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. As a result, you are cautioned not to rely on any forward-looking statements. Forward-looking statements appear in a number of places in this prospectus or documents incorporated by reference in this prospectus and include statements with respect to, among other things:

•	expectations regarding our ability to make distributions on our common units;

•	our ability to increase our cash available for distribution over time;

•	expectations regarding global economic outlook and growth;

•	expectations regarding shipping conditions and fundamentals, including the balance of supply and demand, as well as trends and conditions in the newbuild markets and scrapping of older vessels;

•

our current and future business and growth strategies and other plans and objectives for future operations, including our ability to realize the benefits anticipated from the LNG/C vessels that we have agreed to acquire from Capital Maritime;

•

expectations regarding the transactions contemplated by the Umbrella Agreement, including our intention to explore the disposition of our container vessels and abstain from acquiring additional container vessels and negotiate our conversion from a limited partnership to a corporation with customary corporate governance;

•	future acquisitions and deliveries of vessels from Capital Maritime or third parties;

•	our continued ability to enter into medium- or long-term, fixed-rate time charters with our charterers and to re-charter our vessels at attractive rates as their existing charters expire;

•	the relationships and reputations of our Managers and our General Partner in the shipping industry;

•	the financial condition, viability and sustainability of our charterers, including their ability to meet their obligations under the terms of our charter agreements;

•	our ability to maximize the use of our vessels;

•	our ability to access debt, credit and equity markets, including in connection with the Rights Offering;

•	our ability to service, refinance or repay our financing under our financing arrangements and settle our hedging arrangements;

•	planned capital expenditures and availability of capital resources to fund capital expenditures;

•	the expected lifespan and condition of our vessels;

•

changes to the regulatory requirements applicable to the shipping industry, including, without limitation, stricter requirements adopted by international organizations and the European Union (“EU”), or by individual countries or charterers and actions taken by regulatory authorities overseeing such areas as safety and environmental compliance;

•	our ability to successfully operate exhaust gas cleaning systems (“scrubbers”) on certain or all of our vessels;

•

the expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards, including new environmental regulations and standards, as well as standard regulations imposed by our charterers applicable to our business;

•

the impact of heightened regulations and the actions of regulators and other government authorities, including anti-corruption laws and regulations, as well as sanctions and other governmental actions;

•	our anticipated general and administrative expenses;

•	the adequacy of our insurance arrangements and our ability to obtain insurance and required certifications;

•	the anticipated taxation of our partnership and distributions to our common unitholders;

•	the ability of our General Partner to retain its officers and the ability of our Managers to retain key employees;

•	anticipated funds for liquidity needs and the sufficiency of cash flows; and

•	the ability of our counterparties to perform under our shipbuilding contracts.

The preceding list is not intended to be an exhaustive list of all our forward-looking statements. These and other forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and, therefore, involve a number of risks and uncertainties, including those risks discussed in our Annual Report under the heading “Risk Factors” and in this prospectus in the section titled “Risk Factors” beginning on page S-28. The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

Unless required by law, we expressly disclaim any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement. You should carefully review and consider the various disclosures included in our Annual Report and in our other filings made with the SEC that attempt to advise interested parties of the risks and factors that may affect our business, prospects and results of operations.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the Rights Offering. The answers are based on selected information included elsewhere in this prospectus supplement and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the Rights Offering. This prospectus supplement and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the Rights Offering and provide additional information about us and our business, including potential risks related to the Rights Offering, our Common Units, and our business.

Exercising the Rights and investing in Common Units involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page S-28 of this prospectus supplement, and all other information included or incorporated herein by reference in this prospectus supplement in its entirety, including our Annual Report, before you decide whether to exercise your Rights.

What is the Rights Offering?

We are distributing the Rights, at no charge, on a pro rata basis to holders of our Common Units as of 5:00 p.m., New York City time, on the Record Date. You will receive one Right for each Common Unit held of record as of the Record Date. Each Right entitles you to purchase 1.758657 Common Units at a price of $14.25 per whole Common Unit.

Why are we conducting the Rights Offering?

On November 13, 2023, we entered into the Umbrella Agreement with Capital Maritime and our General Partner. Our entry into the Umbrella Agreement and the transactions contemplated thereby were approved by our Conflicts Committee and our board of directors on November 12, 2023, and the issuance of Common Units pursuant to exercise of the Rights was approved by our General Partner on November 12, 2023. Pursuant to the Umbrella Agreement, we agreed, among other things, to acquire 100% of the equity interests of each of the Capital Maritime subsidiaries that have contracted to acquire 11 newbuild LNG/C vessels from Capital Maritime and to take certain other post-closing actions. See “Umbrella Agreement” below for additional information on the Umbrella Agreement. We are conducting the Rights Offering pursuant to the Umbrella Agreement in order to finance a portion of the purchase price for the vessels. Accordingly, all of the proceeds that we receive from the Rights Offering will be used to finance a portion of the purchase price for the 11 LNG/C vessels that we have agreed to purchase from Capital Maritime.

Pursuant to the Umbrella Agreement, we have also entered into the Standby Purchase Agreement with Capital Maritime, pursuant to which Capital Maritime has agreed to purchase from us, at $14.25 per Common Unit (which is equal to the subscription price in the Rights Offering), the number of Common Units offered pursuant to the Rights Offering that are not issued pursuant to existing Unitholders’ exercise of their Rights.

The Umbrella Agreement and the Standby Purchase Agreement permit us and Capital Maritime to net payments due to each other under the transactions contemplated by the Umbrella Agreement, including the LNG/C vessel acquisitions, the Rights Offering and the Standby Purchase Agreement. Accordingly, we expect all of the cash consideration that would be due to us from Capital Maritime pursuant to the Rights Offering and under the Standby Purchase Agreement to be set off against the total aggregate amount due to Capital Maritime from us under the Umbrella Agreement in respect of the 11 LNG/C vessels that we have agreed to purchase from Capital Maritime and we do not expect to receive any cash proceeds from Capital Maritime pursuant to the Rights Offering and under the Standby Purchase Agreement. See “Use of Proceeds.”

Our Conflicts Committee and our board of directors determined that the Umbrella Agreement and the transactions contemplated thereby, including the Rights Offering, are in our best interests taking into account, among other things, that (i) the Conflicts Committee expects that the acquisition by us of 11 latest generation two stroke LNG/C vessels as contemplated by the Umbrella Agreement would make us the largest U.S. publicly listed owner of two stroke LNG/C vessels, based on current ownership by other U.S. publicly listed companies and information that was available to the Conflicts Committee at the time it approved the Umbrella Agreement and the transactions contemplated thereby, (ii) we intend, after consummation of the transactions contemplated by the Umbrella Agreement, to divest our container vessels and focus on LNG/C vessels and energy transition shipping, (iii) under the terms of the Umbrella Agreement, Capital Maritime is granting us rights of first refusal on two ammonia carriers and two liquid CO2 carriers on order by Capital Maritime, as well as on future two stroke LNG vessels and charters from Capital Maritime, (iv) Capital Maritime is providing significant funding support for the transaction, including by entering into the Standby Purchase Agreement pursuant to which it is fully backstopping the Rights Offering at no-fee and by providing us with up to $220.0 million of unsecured, non-amortizing credit and (v) the expected impact on the net asset value per Common Unit as a result of the transactions contemplated by the Umbrella Agreement.

What are the risks related to the Rights Offering?

The risks related to this Right Offering are described in the section titled “Risk Factors” beginning on page S-28 of this prospectus supplement. Key risks related to the Rights Offering include:

•	we may not realize the benefits anticipated from the LNG/C vessels that we have agreed to acquire from Capital Maritime, which could adversely affect the price of our Common Units;

•	we may not realize the benefits anticipated from our change in business focus to concentrate on the LNG/C market, which could adversely affect the price of our Common Units;

•

we may not complete our conversion from a Marshall Islands limited partnership to a corporation with customary corporate governance that we have committed to negotiate pursuant to the Umbrella Agreement;

•

after the consummation of the Rights Offering, a significant number of our Common Units will be held by the Marinakis family, including Mr. Evangelos M. Marinakis and Mr. Miltiadis E. Marinakis. The Marinakis family may favor its own interests in any vote by our Unitholders;

•

the price of our Common Units is volatile and may decline before or after the Rights expire or after you exercise your Rights, which means that you could be committed to buying our Common Units above the prevailing market price;

•	you may not revoke your exercise of Rights and could be committed to buying Common Units above the prevailing market price;

•	if you do not exercise your Rights, your percentage ownership will be diluted;

•	the Rights Offering may cause the market price of our Common Units to decrease; and

•

we may cancel the Rights Offering in accordance with the Umbrella Agreement and the Standby Purchase Agreement at any time prior to the Expiration Date, and neither we nor the Subscription Agent will have any obligation to you except to return your subscription payment.

Am I required to exercise all of the Rights I receive in the Rights Offering?

No. You may exercise any number of your Rights, or you may choose not to exercise any of your Rights. However, if you choose not to exercise your Rights or you exercise less than your full Rights and other Unitholders fully exercise their Rights or exercise a greater proportion of their Rights than you exercise, the percentage of our Common Units that may be deemed to be beneficially owned by these other Unitholders will increase relative to your ownership percentage, and your voting and other rights in us will be diluted. In addition, if you do not exercise your Rights or you exercise less than your full Rights, then the percentage of our Common Units owned by the Marinakis family, including Mr. Evangelos M. Marinakis and Mr. Miltiadis E. Marinakis, will increase relative to your ownership percentage. Even if you do fully exercise your Rights, the percentage of our Common Units that may be deemed to be beneficially owned by the Marinakis family, including Mr. Evangelos M. Marinakis and

Mr. Miltiadis E. Marinakis, will increase relative to your ownership percentage as a result of the Standby Purchase Agreement unless all Unitholders fully exercise their Rights. For more information, see “How many Common Units will be outstanding after the Rights Offering?” in this section and “Risk Factors—If you do not exercise your Rights, your percentage ownership will be diluted.”

What is the Right?

Each Right entitles you to purchase 1.758657 Common Units for each Common Unit owned on the Record Date at a subscription price of $14.25 per whole Common Unit. We will not issue fractional Common Units in the Rights Offering. Fractional Common Units resulting from the exercise of the Rights as to any Unitholder will be eliminated by rounding down to the nearest whole Common Unit, with the total subscription payment being adjusted accordingly. For example, if you owned 1,000 of our Common Units as of 5:00 p.m., New York City time, on the Record Date, your Common Units would entitle you to receive 1,000 Rights and you would have the right to purchase 1,758 Common Units (rounded down from 1,758.66) for $14.25 per whole Common Unit (or $25,051.50 in aggregate).

You may exercise some or all of your Rights, or you may choose not to exercise any Rights at all. You may not sell, transfer, or assign your Rights. We will issue an aggregate 35,087,719 Common Units in the Rights Offering, including any Common Units purchased by Capital Maritime. To the extent the total amount of Common Units to be issued in the Rights Offering are not purchased by our current Unitholders, Capital Maritime will purchase any unsold Common Units pursuant to the standby purchase commitment in the Standby Purchase Agreement. See “—How does the standby purchase commitment work?”

If you hold your Common Units in street name through a broker, bank, or other nominee who uses the services of the Depository Trust Company (“DTC”), then DTC will issue one Right to your nominee for every Common Unit you own at the Record Date. Each Right can then be used to purchase 1.758657 Common Units for $14.25 per whole Common Unit, subject to rounding down to the nearest whole number. As in the example above, if you owned 1,000 of our Common Units on the Record Date, you would receive 1,000 Rights and you would have the right to purchase 1,758 Common Units (rounded down from 1,758.66) for $14.25 per whole Common Unit (or $25,051.50 in aggregate). For more information, see “What should I do if I want to participate in the Rights Offering, but my Common Units are held in the name of my broker, dealer, custodian bank or other nominee?”

May I subscribe for more Common Units than I am entitled to under the Rights?

No.

Will fractional Common Units be issued in the Rights Offering?

No. We will not issue fractional Common Units in the Rights Offering, and holders will only be entitled to purchase a whole number of Common Units. Fractional Common Units will be rounded down to the nearest whole Common Unit and the subscription price paid will be adjusted accordingly. For example, if you owned 1,000 of our Common Units as of 5:00 p.m., New York City time, on the Record Date, your Common Units would entitle you to receive 1,000 Rights and you would have the right to purchase 1,758 Common Units (rounded down from 1,758.66) for $14.25 per whole Common Unit (or $25,051.50 in aggregate). Any excess subscription payments received by the Subscription Agent will be returned promptly, without interest or penalty, following the closing of the Rights Offering. Capital Maritime will purchase any unsold Common Units pursuant to the standby purchase commitment in the Standby Purchase Agreement.

When will I receive my Rights certificate and other subscription documents?

Promptly after the date of this prospectus supplement, the Subscription Agent will send a Rights certificate to each registered holder of our Common Units as of the close of business on the Record Date, based on our Unitholder register maintained by the transfer agent for our Common Units. If you hold your Common Units through a brokerage account, bank, or other nominee, you will not receive an actual Rights certificate. Instead, as described in this prospectus supplement, you must instruct your broker, bank or nominee whether or not to exercise the Rights on your behalf. If you wish to obtain a Rights certificate, you should promptly contact your broker, bank or other nominee and request a separate Rights certificate. It is not necessary to have a physical Rights certificate, if you hold your Common Units through a brokerage account, bank, or other nominee, to elect to exercise your Rights.

How soon must I act to exercise my Rights?

If you received a Rights certificate and elect to exercise any or all of your Rights, the Subscription Agent must receive your properly completed and signed Rights certificate, all other required subscription documents and full subscription payment prior to 5:00 p.m., New York City time, on the Expiration Date. If you hold your Common Units in the name of a custodian bank, broker, dealer or other nominee, your custodian bank, broker, dealer or other nominee may establish a deadline prior to 5:00 p.m., New York City time, on the Expiration Date by which you must provide it with your instructions to exercise your Rights and pay the subscription price for your Common Units.

You must timely pay the full subscription price for the full number of Common Units you wish to acquire under the Rights by delivering to the Subscription Agent payment in the manner above which payment must be received by the expiration of the Rights Offering.

Although we will make reasonable attempts to provide this prospectus supplement to holders of the Rights, the Rights Offering and all Rights will expire at 5:00 p.m., New York City time, on December 13, 2023 (unless extended), whether or not we have been able to locate each person entitled to Rights. Although we have the option of extending the expiration of the Rights Offering, we currently do not intend to do so.

May I transfer my Rights?

No. The Rights granted to you are non-transferable and, therefore, may not be assigned, gifted, purchased, sold or otherwise transferred to anyone else.

Can the board of directors or a committee designated by our board of directors cancel, terminate, amend or extend the Rights Offering?

Yes. We may extend or otherwise amend the Rights Offering although we do not presently intend to do so. However, if we extend the Rights Offering, the standby purchase commitment by Capital Maritime may not be available to us. See “Standby Purchase Agreement” below. In addition, we may cancel the Rights Offering at our discretion if such cancellation is agreed with Capital Maritime and approved by the Conflicts Committee or in accordance with the termination provisions of the Umbrella Agreement if such termination and cancellation is approved by the Conflicts Committee. The closing of the transactions contemplated by the Umbrella Agreement, including the Rights Offering, is subject to certain conditions, including there being no material adverse change in or affecting our condition, results of operations, equity, properties, management, business or prospects. See “Umbrella Agreement—Conditions to Closing” below. If the Rights Offering is cancelled, all subscription payments received by the Subscription Agent will be returned promptly, without interest or penalty. Our board of directors reserves the right to amend or modify the terms of the Rights Offering at any time, for any reason, if permitted by the terms and provisions of the Umbrella Agreement and approved by the Conflicts Committee.

Are we requiring a minimum subscription to complete the Rights Offering?

No. Subject to the terms of the Standby Purchase Agreement and the Umbrella Agreement, Capital Maritime has agreed to act as standby purchaser for the Rights Offering by purchasing from us, at the subscription price, any Common Units not purchased by our other Unitholders in the Rights Offering. See “—How does the standby purchase commitment work?”

How was the subscription price of $14.25 per Common Unit determined?

The subscription price was negotiated between the Conflicts Committee in consultation with its financial advisors and Capital Maritime as part of the negotiation of the Umbrella Agreement. The subscription price is the same price per Common Unit to be issued to Capital Maritime pursuant to the Standby Purchase Agreement. In negotiating the subscription price, the Conflicts Committee considered the price at which Capital Maritime would agree to act as standby purchaser for the offering in connection with the Umbrella Agreement, the historical and then current trading price of the Common Units, the potential impact on the net asset value per Common Unit as a result of the transactions contemplated by the Umbrella Agreement, the size and timing of the Rights Offering and their view of the likelihood that our Unitholders (other than Capital Maritime and its affiliates) might be willing to participate in the Rights Offering. The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition, or the future market value of our Common Units.

We cannot assure you that you will be able to sell Common Units purchased in the Rights Offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our Common Units prior to the closing of the Rights Offering, although we reserve the right to do so. We urge you to obtain a current quote for our Common Units before exercising your Rights.

May I participate in the Rights Offering if I sell my Common Units after the Record Date?

The Record Date for the Rights Offering is November 24, 2023. If you owned Common Units as of 5:00 p.m., New York City time, on the Record Date, you may participate in the Rights Offering and will receive Rights. If you sell or have sold all of the Common Units that you held at 5:00 p.m., New York City time, on the Record Date subsequent to that time, you will remain eligible to participate in the Rights Offering and will receive Rights based upon the Common Units that you held as of 5:00 p.m., New York City time, on the Record Date.

Have our Conflicts Committee, board of directors, General Partner, the executive officers of our General Partner or Capital Maritime made a recommendation to our Unitholders regarding the Rights Offering?

No. Our Conflicts Committee, board of directors, General Partner, the executive officers of our General Partner and Capital Maritime are not making a recommendation regarding any exercise of your Rights. Rights holders who exercise Rights will incur investment risk on new money invested. The stock market has experienced significant volatility over the past few years. As a result, the market price for our Common Units may be volatile. In addition, the trading volume in our Common Units may fluctuate more than usual and cause significant price variations to occur. Accordingly, Common Units purchased in the Rights Offering may trade at a price lower than the subscription price. The trading price of our Common Units will depend on many factors, which may change from time to time, including, without limitation, our financial condition, performance, and prospects, future sales of our equity or equity-related securities, and other factors. Volatility in the market price of our Common Units may prevent you from being able to sell the Common Units when you want or at prices you find attractive. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the Rights Offering and the information contained in, or incorporated by reference into, this prospectus supplement. You should carefully consider the risks, among other things, described under the heading “Risk Factors” beginning on page S-28 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement before investing in our Common Units.

Will our directors, executive officers and significant Unitholders participate in the Rights Offering?

As of the date hereof, the Marinakis family, including Mr. Evangelos M. Marinakis and Mr. Miltiadis E. Marinakis, may be deemed to beneficially own, in aggregate, 31.7% of the Common Units outstanding through Mr. Evangelos M. Marinakis’ beneficial ownership of Capital Maritime and Mr. Miltiadis E. Marinakis’

beneficial ownership of Capital Gas. In addition, Mr. Miltiadis E. Marinakis beneficially owns all of the membership interests in our General Partner. We depend on our General Partner for the day-to-day management of our affairs. We have entered into the Standby Purchase Agreement with Capital Maritime, pursuant to which Capital Maritime has agreed to purchase from us, at $14.25 per Common Unit (which is equal to the subscription price in the Rights Offering), the number of Common Units offered pursuant to the Rights Offering that are not issued pursuant to the exercise of Rights. If our Unitholders as of the Record Date do not purchase any Common

Units in the Rights Offering, Capital Maritime will purchase all of the Common Units offered pursuant to this prospectus, or 35,087,719 Common Units, which would increase Capital Maritime’s beneficial ownership of Common Units to 40,254,869 Common Units, representing 73.1% of the Common Units outstanding after the Rights Offering (41,408,715 Common Units together with the Common Units owned by Capital Gas, representing 75.2% of the Common Units outstanding after the Rights Offering) excluding 870,522 treasury units and 348,570 general partner units. If, following the Rights Offering, the Marinakis family, including Mr. Evangelos M. Marinakis and Mr. Miltiadis E. Marinakis, beneficially owns a majority of the outstanding Common Units, then the Marinakis family will have enhanced rights to direct our affairs, including the ability to form a quorum at a meeting of Unitholders and to approve certain acts of Unitholders that require only a vote of a majority of Unitholders present in person or by proxy at such meeting. See “Risk Factors—After the consummation of the Rights Offering, a significant number of our Common Units will be held by the Marinakis family, including Mr. Evangelos M. Marinakis and Mr. Miltiadis E. Marinakis. The Marinakis family may favor its own interests in any vote by our Unitholders.”

You should not view the willingness of Capital Maritime to act as standby purchaser for the Rights Offering as a recommendation or other indication regarding whether the exercise of the Rights is in your best interests.

How do I exercise my Rights if I own Common Units in my name?

If you hold Common Units in your name and you wish to participate in the Rights Offering, you must deliver a properly completed and duly executed Rights certificate and all other required subscription documents, together with payment of the full subscription price for Common Units, to the Subscription Agent before 5:00 p.m., New York City time, on the Expiration Date. In certain cases, you may be required to provide signature guarantees.

You must timely pay the full subscription price for the full number of Common Units you wish to acquire under the Rights by delivering to the Subscription Agent payment in the manner above, which payment must be received by the Expiration Date. If you send an uncertified check, payment will not be deemed to have been delivered to the Subscription Agent until the check has cleared.

Please follow the delivery instructions on the Rights certificate. Do not deliver documents to the Partnership. You are solely responsible for completing delivery to the Subscription Agent of your Rights certificate, all other required subscription documents and subscription payment. You should allow sufficient time for delivery of your subscription materials to the Subscription Agent so that the Subscription Agent receives them by 5:00 p.m., New York City time, on the Expiration Date. See “—Who is the Subscription Agent for the Rights Offering and to whom should I send my forms and payment?”

If you send a payment that is insufficient to purchase the number of Common Units you requested, or if the number of Common Units you requested is not specified in the forms, the payment received will be applied to exercise your Rights to the fullest extent possible based on the amount of the payment received, subject to the elimination of fractional Common Units.

What should I do if I want to participate in the Rights Offering, but my Common Units are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your Common Units in the name of a broker, dealer, custodian bank or other nominee, then DTC is the record holder of the Common Units you own and the associated Rights. You will not receive a Rights certificate. The record holder must exercise the Rights on your behalf as the beneficial owner of the Common

Units you wish to purchase pursuant to the Rights Offering. If you wish to purchase Common Units through the Rights Offering, please promptly contact your broker, dealer, custodian bank or other nominee. We will ask brokers, dealers, custodian banks or other nominees to notify beneficial owners of Common Units of the Rights Offering. However, if you are not contacted by your broker, dealer, custodian bank or other nominee, you should promptly initiate contact with that intermediary. Your broker, dealer, custodian bank or other nominee may establish a deadline prior to 5:00 p.m., New York City time, on the Expiration Date of the Rights Offering.

What form of payment is required to purchase our Common Units?

As described in the instructions accompanying the subscription documents, payments submitted to the Subscription Agent must be made in U.S. currency, by one of the following two methods:

•	Personal check drawn on a U.S. bank payable to “Computershare”; or

•

Wire transfer of immediately available funds directly to the account maintained by Computershare, as Subscription Agent, for purposes of accepting subscriptions in the Rights Offering. If you desire to make payment by wire transfer, please contact the Information Agent to obtain current wire instructions.

You must timely pay the full subscription price for the full number of Common Units you wish to acquire under Rights by delivering to the Subscription Agent payment in the manner above which payment must be received by the expiration of the Rights Offering.

Payments will be deemed to have been received upon: (i) clearance of any uncertified check or (ii) receipt of collected funds in the account designated above. If paying by uncertified check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Rights holders who wish to pay the subscription price by means of uncertified check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date. If you hold your Common Units in the name of a broker, dealer, custodian bank or other nominee, separate payment instructions may apply. Please contact your nominee, if applicable, for further payment instructions.

After I send in my payment and subscription documents, may I change or cancel my exercise of Rights?

No. All exercises of Rights are irrevocable, subject to applicable law, even if you later learn information that you consider to be unfavorable to the exercise of your Rights. You should not exercise your Rights unless you are certain that you wish to purchase additional Common Units at a price of $14.25 per whole Common Unit.

When will I receive my new Common Units?

If you purchase Common Units through the Rights Offering, we will issue those Common Units to you in book-entry, or uncertificated, form as soon as practicable after the completion of the Rights Offering. If you are a registered holder of Common Units, we will mail to you a direct registration account statement detailing the number of Common Units that you have purchased in the Rights Offering. If you are a beneficial owner of Common Units that are registered in the name of Cede & Co., as nominee for DTC, you should receive from your broker or other nominee confirmation of your purchase of Common Units in the Rights Offering. Certificates will not be issued for our Common Units purchased in the Rights Offering, except, however, if you are a registered holder, you may request a certificate once you receive your direct registration account statement.

Are there standby purchasers?

Yes. Pursuant to the terms of the Standby Purchase Agreement, Capital Maritime, our sponsor, has committed to act as standby purchaser for the Rights Offering.

How does the standby purchase commitment work?

We have entered into the Standby Purchase Agreement with Capital Maritime, our sponsor, pursuant to which Capital Maritime has agreed to purchase from us, at $14.25 per Common Unit (which is equal to the subscription price in the Rights Offering), the number of Common Units offered pursuant to the Rights Offering that are not issued pursuant to the exercise of Rights by our existing Unitholders as of the Record Date. As of the date hereof, Capital Maritime may be deemed to beneficially own 5,167,150 Common Units, representing 25.9% of the outstanding Common Units. Capital Gas, an affiliate of Capital Maritime, may be deemed to beneficially own, in aggregate, 1,153,846 Common Units, representing 5.8% of the outstanding Common Units. The Marinakis family, including Mr. Evangelos M. Marinakis and Mr. Miltiadis E. Marinakis, may be deemed to beneficially own, in aggregate, 31.7% of the Common Units outstanding through Mr. Evangelos M. Marinakis’ beneficial ownership of Capital Maritime and Mr. Miltiadis E. Marinakis’ beneficial ownership of Capital Gas. In addition, Mr. Miltiadis E. Marinakis beneficially owns all of the membership interests in our General Partner.

If the Rights Offering is fully subscribed by our Unitholders (including Capital Maritime and Capital Gas), Capital Maritime will not have the right to acquire any additional Common Units pursuant to its standby purchase commitment because the Standby Purchase Agreement provides that a maximum of $500.0 million may be raised pursuant to the Rights Offering and the standby purchase commitment. If our Unitholders do not purchase any Common Units in the Rights Offering, Capital Maritime will purchase all of the Common Units offered pursuant to this prospectus, or 35,087,719 Common Units, which would increase Capital Maritime’s beneficial ownership of Common Units outstanding after the Rights Offering to 73.1% (75.2% together with the Common Units owned by Capital Gas) excluding 870,522 treasury units and 348,570 general partner units.

The Umbrella Agreement and the Standby Purchase Agreement permit us and Capital Maritime to net payments due to each other under the transactions contemplated by the Umbrella Agreement, including the LNG/C vessel acquisitions, the Rights Offering and the Standby Purchase Agreement. Accordingly, we expect all of the cash consideration that would be due to us from Capital Maritime pursuant to the Rights Offering and under the Standby Purchase Agreement to be set off against the total aggregate amount due to Capital Maritime from us under the Umbrella Agreement in respect of the 11 LNG/C vessels that we have agreed to purchase from Capital Maritime and we do not expect to receive any cash proceeds from Capital Maritime pursuant to the Rights Offering and under the Standby Purchase Agreement. See “Use of Proceeds.”

There will be no fee payable to Capital Maritime pursuant to the Standby Purchase Agreement.

Why is there a standby purchaser?

We entered into the Standby Purchase Agreement with Capital Maritime in accordance with the terms of the Umbrella Agreement. Pursuant to the Umbrella Agreement, we are conducting the Rights Offering, including the Standby Purchase Agreement, in order to finance a portion of the purchase price for the 11 LNG/C vessels that we have agreed to purchase from Capital Maritime while also giving our other Unitholders the opportunity to purchase Common Units in order to maintain their proportional ownership of us at the same price per Common Unit for which Capital Maritime will purchase Common Units in connection with such financing. There is no minimum subscription amount required for the consummation of the Rights Offering.

How many Common Units will be outstanding after the Rights Offering?

As of November 24, 2023, 19,951,424 Common Units (excluding 870,522 treasury units and 348,570 general partner units) were issued and outstanding. Assuming the Rights Offering is fully subscribed (either with or without the standby purchases by Capital Maritime), then we will issue an additional 35,087,719 Common Units for a total of 55,039,143 Common Units outstanding as of the closing of the Rights Offering. As a result of the Rights Offering and the Standby Purchase Agreement (if applicable), subject to the terms and conditions of the Standby Purchase Agreement, the ownership interests and voting interests of our existing Unitholders that do not fully exercise their Rights will be diluted.

If our Unitholders as of the Record Date do not purchase any Common Units in the Rights Offering, Capital Maritime will purchase all of the Common Units offered pursuant to this prospectus, or 35,087,719 Common Units, which would increase Capital Maritime’s beneficial ownership of Common Units to 40,254,869 Common Units, representing 73.1% of the Common Units outstanding after the Rights Offering (41,408,715 Common Units together with the Common Units owned by Capital Gas, representing 75.2% of the Common Units outstanding after the Rights Offering) excluding 870,522 treasury units and 348,570 general partner units. If, following the Rights Offering, the Marinakis family, including Mr. Evangelos M. Marinakis and Mr. Miltiadis E. Marinakis, beneficially owns a majority of the outstanding Common Units, then the Marinakis family will have enhanced rights to direct our affairs, including the ability to form a quorum at a meeting of Unitholders and to approve certain acts of Unitholders that require only a vote of a majority of Unitholders present in person or by proxy at such meeting. See “Risk Factors—After the consummation of the Rights Offering, a significant number of our Common Units will be held by the Marinakis family, including Mr. Evangelos M. Marinakis and Mr. Miltiadis E. Marinakis. The Marinakis family may favor its own interests in any vote by our Unitholders.”

How much will we receive from the Rights Offering and how will such proceeds be used?

We estimate that the net proceeds to us from the Rights Offering and the standby purchase commitment, after deducting estimated offering expenses, will be approximately $499.7 million.

We are conducting the Rights Offering pursuant to the Umbrella Agreement in order to finance a portion of the purchase price for the 11 LNG/C vessels that we have agreed to purchase from Capital Maritime. Accordingly, all of the proceeds that we receive from the Rights Offering will be used to finance a portion of the purchase price for the 11 LNG/C vessels that we have agreed to purchase from Capital Maritime.

Are there risks in exercising my Rights?

Yes. The exercise of your Rights involves risks. Exercising your Rights involves the purchase of additional Common Units and should be considered as carefully as you would consider any other equity investment. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of our securities. Among other things, you should carefully consider the risks described in the section entitled “Risk Factors” in this prospectus supplement and the documents incorporated by reference herein.

What will happen if I choose not to exercise my Rights?

If you do not exercise any Rights, the number of Common Units you own will not change. Due to the fact that Common Units will be purchased by other Unitholders and, as a result, new Common Units will be issued, your percentage ownership will be diluted after the completion of the Rights Offering. For more information, see “Am I required to exercise all of the Rights I receive in the Rights Offering?” and “How many Common Units will be outstanding after the Rights Offering?” in this section.

If my exercise of Rights is not valid or if the Rights Offering is not completed, will my subscription payment be refunded to me?

Yes. The Subscription Agent will hold all funds it receives in a bank account until completion of the Rights Offering. If your exercise of Rights is deemed not to be valid or the Rights Offering is not completed, all subscription payments received by the Subscription Agent from you will be returned to you promptly following the expiration of the Rights Offering, without interest or penalty. If you own Common Units through a nominee, it may take longer for you to receive your subscription payment because the Subscription Agent will return payments through such nominee.

What fees or charges apply if I purchase Common Units in the Rights Offering?

We are not charging any fee or sales commission to issue Rights to you or to issue Common Units to you if you exercise your Rights. If you exercise your Rights through your broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your nominee may charge you.

What are the material U.S. federal income tax consequences of exercising my Rights?

For U.S. federal income tax purposes, we do not believe you will recognize income or loss upon receipt or exercise of Rights. You should consult your tax advisor as to your particular tax consequences resulting from the Rights Offering. For a more detailed discussion, see the section entitled “Certain Material U.S. Federal Income Tax Consequences.”

Who is the Subscription Agent for the Rights Offering and to whom should I send my forms and payment?

Computershare Trust Company, N.A. and Computershare Inc. shall serve as the Subscription Agent. If your Common Units are held in the name of a broker, dealer or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder of Common Units, then you should send your Rights certificate of Common Units, subscription documents and subscription payment by first class mail or courier service to:

If delivering by mail:	If delivering by, express mail, courier, or other expedited service:
Computershare Corporate Actions P.O. Box 43011 Providence, R.I. 02940-3011	Computershare Corporate Actions 150 Royall Street, Suite V Canton, MA 02021

Your payment of the subscription price must be made in United States dollars for the full number of Common Units for which you are subscribing by personal check drawn upon a United States bank payable to the Subscription Agent at the address set forth above or by wire transfer of immediately available funds to the account maintained by the Subscription Agent for the purpose of accepting subscriptions under the Rights Offering. If you desire to make payment by wire please contact the Information Agent to obtain current wire instructions.

You are solely responsible for completing delivery to the Subscription Agent of your subscription materials. The subscription materials must be received by the Subscription Agent prior to 5:00 p.m., New York City time, on December 13, 2023. We urge you to allow sufficient time for delivery of your subscription materials to the Subscription Agent. Your broker, dealer, custodian bank or other nominee may establish a deadline prior to 5:00 p.m., New York City time, on the Expiration Date of the Rights Offering.

Whom should I contact if I have other questions?

If you have any questions about the Rights Offering or wish to request another copy of a document, please contact our Information Agent, Georgeson LLC, at: +1 (888) 275-5885.

For a more complete description of the Rights Offering, see “The Rights Offering.”

How will results of the Rights Offering be made public?

After the completion of the Rights Offering, we expect to issue a press release providing information regarding the results of the Rights Offering.

SUMMARY

This summary highlights information that appears elsewhere in this prospectus supplement or in the documents incorporated by reference herein and is qualified in its entirety by the more detailed information, including the financial statements that appear in the documents incorporated by reference. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus supplement, including the risk factors, and the more detailed information that is included herein and in the documents incorporated by reference herein.

Our Partnership

We are an international owner of ocean-going vessels. Our fleet consists of 22 high specification vessels consisting of 12 Neo-Panamax container carrier vessels, three Panamax container carrier vessels and seven X-DF LNG/C vessels all employed under time charter agreements. In addition, as further described below, on November 13, 2023, we agreed to acquire 11 newbuild, 174,000 Cubic Meters (“CBM”), LNG/C vessels from Capital Maritime. See “—Our Fleet—Vessels to be Acquired Pursuant to the Umbrella Agreement.”

All of our container carrier vessels are currently chartered under medium- to long-term charters (with remaining revenue-weighted charter of approximately 6.6 years as of September 30, 2023 based on earliest expiration) to reputable charterers, such as CMA CGM S.A. (“CMA CGM”), Hyundai Merchant Marine Co. Ltd. (“HMM”) and Hapag-Lloyd Aktiengesellschaft (“Hapag-Lloyd”).

All of our LNG/C vessels are currently chartered under medium- to long-term charters (with remaining revenue-weighted charter of approximately 6.0 years as of September 30, 2023, based on earliest expiration) to reputable charters, such as BP Gas Marketing Limited (“BP”), Cheniere Marketing International LLP (“Cheniere”), Engie Energy Marketing Singapore Pte Ltd. (“Engie”) and Hartree Partners Power & Gas Company (UK) Limited (“Hartree”).

Our fleet is managed by our Managers, which are private companies.

Umbrella Agreement

On November 13, 2023, we entered into the Umbrella Agreement with Capital Maritime and our General Partner. Our entry into the Umbrella Agreement and the transactions contemplated thereby were approved by our Conflicts Committee and our board of directors on November 12, 2023, and the issuance of Common Units pursuant to exercise of the Rights was approved by our General Partner on November 12, 2023. Pursuant to the Umbrella Agreement, we agreed, among other things, to acquire 100% of the equity interests of each of the Capital Maritime subsidiaries that have contracted to acquire 11 newbuild LNG/C vessels from Capital Maritime for an aggregate acquisition price of $3,130.0 million and to take certain other post-closing actions, including (i) changing the name of the Partnership from “Capital Product Partners L.P.” to “Capital New Energy Carriers L.P.”, to reflect our focus after the consummation of the transactions contemplated by the Umbrella Agreement on LNG/C vessels and energy transition shipping and (ii) in good faith, negotiating with the General Partner and jointly working with tax and other advisors to agree to mutually acceptable terms for our conversion from a limited partnership to a corporation with customary corporate governance and, subject to reaching such agreement, using our reasonable best efforts to cause such conversion to have been completed within six months of the closing date of the Umbrella Agreement. Pursuant to the Umbrella Agreement, on November 13, 2023 we also announced that following the closing date of the Umbrella Agreement, we intend to explore the disposition of our container vessels and abstain from acquiring additional container vessels. In addition, Capital Maritime agreed to grant to us, beginning on the closing date of the Umbrella Agreement, rights of first refusal over (i) transfers of LNG/C vessels owned by Capital Maritime to third-parties, opportunities to order newbuild LNG/C vessels and employment opportunities for LNG/C vessels of which Capital Maritime becomes aware, in each case, for a period ending on the tenth anniversary of the closing date of the Umbrella Agreement, (ii) transfers to third parties of either or both of two certain liquid CO2 carriers and either or both of two certain ammonia carriers recently ordered by Capital Maritime (the “New Energy Vessels”) for a period ending on the date on which Capital Maritime and its affiliates no longer beneficially own at least 25% of the issued and outstanding Common Units and (iii) if we acquire a New Energy Vessel from Capital Maritime, employment opportunities for such New Energy Vessel of which Capital Maritime becomes aware, for a period ending on the date on which Capital Maritime and its affiliates no longer beneficially own at least 25% of the issued and outstanding Common Units. See “Umbrella Agreement” below for additional information on the Umbrella Agreement. The closing of the Umbrella Agreement is subject to the satisfaction of certain conditions, including there being no material adverse change in or affecting our condition, results of operations, equity, properties, management, business or prospects. See “Umbrella Agreement—Conditions to Closing” below.

We are conducting the Rights Offering pursuant to the Umbrella Agreement in order to finance a portion of the purchase price for the 11 LNG/C vessels that we have agreed to purchase from Capital Maritime. Accordingly, all of the proceeds that we receive from the Rights Offering will be used to finance a portion of the purchase price for the 11 LNG/C vessels that we have agreed to purchase from Capital Maritime. Capital Maritime has also agreed to issue to us an unsecured seller’s credit in an amount up to $220.0 million to finance a portion of the purchase price for the vessels.

We have also entered into the Standby Purchase Agreement with Capital Maritime, pursuant to which Capital Maritime has agreed to purchase from us, at $14.25 per Common Unit (which is equal to the subscription price in the Rights Offering), the number of Common Units offered pursuant to the Rights Offering that are not issued pursuant to existing Unitholders’ exercise of their Rights. Capital Maritime’s obligations under the Standby Purchase Agreement are subject to customary conditions, including the consummation of the Rights Offering.

The Umbrella Agreement and the Standby Purchase Agreement permit us and Capital Maritime to net payments due to each other under the transactions contemplated by the Umbrella Agreement, including the LNG/C vessel acquisitions, the Rights Offering and the Standby Purchase Agreement. Accordingly, we expect all of the cash consideration that would be due to us from Capital Maritime under the Standby Purchase Agreement to be set off against the total aggregate amount due to Capital Maritime from us under the Umbrella Agreement in respect of the 11 LNG/C vessels that we have agreed to purchase from Capital Maritime and we do not expect to receive any cash proceeds from Capital Maritime pursuant to the Rights Offering and under the Standby Purchase Agreement. See “Use of Proceeds.”

Our Conflicts Committee and our board of directors determined that the Umbrella Agreement and the transactions contemplated thereby, including the Rights Offering, are in our best interests taking into account, among other things, that (i) the Conflicts Committee expects that the acquisition by us of 11 latest generation two stroke LNG/C vessels as contemplated by the Umbrella Agreement would make us the largest U.S. publicly listed owner of two stroke LNG/C vessels, based on current ownership by other U.S. publicly listed companies and information that was available to the Conflicts Committee at the time it approved the Umbrella Agreement and the transactions contemplated thereby, (ii) we intend, after consummation of the transactions contemplated by the Umbrella Agreement, to divest our container vessels and focus on LNG/C vessels and energy transition shipping, (iii) under the terms of the Umbrella Agreement, Capital Maritime is granting us rights of first refusal on two ammonia carriers and two liquid CO2 carriers on order by Capital Maritime, as well as on future two stroke LNG vessels and charters from Capital Maritime, (iv) Capital Maritime is providing significant funding support for the transaction, including by entering into the Standby Purchase Agreement pursuant to which it is fully backstopping the Rights Offering at no-fee and by providing us with up to $220.0 million of unsecured, non-amortizing credit and (v) the expected impact on the net asset value per Common Unit as a result of the transactions contemplated by the Umbrella Agreement.

Our Fleet

Set forth below is summary information concerning our fleet as of November 24, 2023.

Vessel Name	Sister Vessels (1)	Year Built	DWT- TEU- CBM (5)	Management Agreement Expiration (2)	Charter Duration / Type (3)	Expiry of Charter (4)	Charterer	Description
CONTAINER CARRIER VESSELS
Manzanillo Express (11)	A	2022	142,411-13,312 TEU	Oct-27	10-yr TC	Jul-32	Hapag-Lloyd	Dual Fuel Eco Container Carrier
Itajai Express (11)	A	2023	142,411-13,312 TEU	Jan-28	10-yr TC	Oct-32	Hapag-Lloyd	Dual Fuel Eco Container Carrier
Buenaventura Express (11)	A	2023	142,411-13,696 TEU	June-28	10-yr TC	Mar-33	Hapag-Lloyd	Dual Fuel Eco Container Carrier
Hyundai Prestige	B	2013	63,010-5,023 TEU	Aug-24	12-yr TC	Dec-24	HMM	Eco Wide Beam Container Carrier
Hyundai Premium	B	2013	63,010-5,023 TEU	Aug-24	12-yr TC	Jan-25	HMM	Eco Wide Beam Container Carrier
Hyundai Paramount	B	2013	63,010-5,023 TEU	Aug-24	12-yr TC	Feb-25	HMM	Eco Wide Beam Container Carrier
Hyundai Privilege	B	2013	63,010-5,023 TEU	Aug-24	12-yr TC	Mar-25	HMM	Eco Wide Beam Container Carrier
Hyundai Platinum	B	2013	63,010-5,023 TEU	Aug-24	12-yr TC	Apr-25	HMM	Eco Wide Beam Container Carrier
Akadimos (12)	C	2015	115,534-9,288 TEU	Aug-24	2-yr TC	Mar-25	CMA CGM	Eco-Flex Wide Beam Container Carrier
Athos	D	2011	118,888-9,954 TEU	Jan-25	6.8-yr TC	Apr-26	Hapag-Lloyd	Container Carrier
Aristomenis	D	2011	118,712-9,954 TEU	Jan-25	7.5-yr TC	Apr-26	Hapag-Lloyd	Container Carrier
Athenian	D	2011	118,834-9,954 TEU	Jan-25	6.8-yr TC	Apr-26	Hapag-Lloyd	Container Carrier
Long Beach Express (6)	E	2008	68,618-5,089 TEU	Feb-26	4.7-yr TC	Jun-25	Hapag-Lloyd	Container Carrier
Seattle Express (6)	E	2008	68,411-5,089 TEU	Feb-26	4.7-yr TC	Sep-25	Hapag-Lloyd	Container Carrier
Fos Express (6)	E	2008	68,579-5,089 TEU	Feb-26	4.7-yr TC	Sep-25	Hapag-Lloyd	Container Carrier

LNG/C VESSELS
Aristos I (7)	F	2020	81,978-174,000 CBM	Sep-26	5-yr TC	Oct-25	BP	LNG/C
Aristarchos (8)	F	2021	81,956-174,000 CBM	Sep-26	10-yr TC	May-31	Cheniere	LNG/C
Aristidis I (7)	F	2021	81,898-174,000 CBM	Dec-26	5-yr TC	Dec-25	BP	LNG/C
Attalos (7)	F	2021	81,850-174,000 CBM	Nov-26	4.2-yr TC	Oct-25	BP	LNG/C
Adamastos (9)	F	2021	82,095-174,000 CBM	Nov-26	7.2-yr TC	Sep-28	Engie	LNG/C
Asklipios (8)	F	2021	81,882-174,000 CBM	Nov-26	10-yr TC	Aug-31	Cheniere	LNG/C
Asterix I (10)	F	2023	81,932-174,000 CBM	Feb-28	7-yr TC	Dec-29	Hartree	LNG/C
TOTAL FLEET DWT-TEU-CBM: 1,993,450-119,852 TEU-1,218,000 CBM

(1)

Sister vessels and shipyards of origin are denoted in the tables by the following letters: (A): these vessels were built by Hyundai Samho Heavy Industries Co. Ltd; (B): these vessels were built by Hyundai Heavy Industries Co. Ltd, South Korea; (C): these vessels were built by Daewoo-Mangalia Heavy Industries S.A; (D): these vessels were built by Samsung Heavy Industries Co. Ltd; (E): these vessels were built by Hanjin Heavy Industries & Construction Co., Ltd.; and (F): these vessels were built by Hyundai Heavy Industries Co., Ltd.

(2)

Our vessels are managed under floating fee management agreements entered into with our Managers. For additional details regarding our management agreement, please see “Item 4. Information on the Partnership—B. Business Overview—Our Management Agreements” in the Annual Report, which is incorporated herein by reference.

(3)	TC: Time Charter.
(4)	Earliest possible redelivery date.
(5)	DWT: Dead Weight Ton, TEU: Twenty-foot Equivalent Units, CBM: Cubic Meter.

(6)

In September 2020, each of the vessel-owning companies of the M/V Long Beach Express, the M/V Seattle Express and the M/V Fos Express entered into a time charter agreement with Hapag-Lloyd for a period of 56 to 60 months. The charterer has the option to extend the time charters of the vessels by 24 months (+/- 60 days) plus 12 months (+/- 45 days). The charter of the M/V Long Beach Express commenced in October 2020 and of the M/V Seattle Express and the M/V Fos Express in January 2021.

(7)

In 2019, each of the vessel-owning companies of the LNG/C Aristos I, the LNG/C Aristidis I and the LNG/C Attalos, entered into a time charter agreement with BP for a period of 3 years (+/- 30 days). The charterers have three two-year options (+/- 30 days) and one three-year option (+/- 30 days). The charters of the LNG/C Aristos I and the LNG/C Aristidis I commenced in November 2020 and January 2021 respectively. The charter of the LNG/C Attalos commenced in November 2022, previously the vessel was under a 15-month (+/- 30 days) time charter with BP. In February and March 2023, the charterer exercised its option to extend the time charter of the LNG/C Aristos I and LNG/C Aristidis I by two years (+/- 30 days), respectively.

(8)

In April 2021, each of the vessel-owning companies of the LNG/C Aristarchos and the LNG/C Asklipios, entered into a time charter agreement with Cheniere until March 15, 2025 (+/- 30 days) and February 5, 2025 (+/- 30 days). Each charter has two one-year options (+/- 30 days). The charters of the LNG/C Aristarchos and the LNG/C Asklipios commenced in June 2021 and September 2021, respectively. In August 2022 both vessels amended their time charter agreement with Cheniere and extended them until June 14, 2031 (+/- 30 days) and September 28, 2031 (+/- 30 days), respectively. After the amendment each charter has two two-year options (+/- 30 days).

(9)

In July 2021, the vessel-owning company of the LNG/C Adamastos, entered into a time charter agreement with Engie for a period of 1,890 days (+90/-45 days) or for a period of 2,620 days (+90/-45 days) if the charterer exercises its option on or prior to May 2023. The charter of the LNG/C Adamastos commenced in August 2021. In May 2022, the charterer elected the second period of 2,620 days (+90/-45 days).

(10)

In January 2022, the vessel-owning company of the LNG/C Asterix I, entered into a time charter agreement with Hartree for a period of 1,825 days (+/-60 days) or for a period of 2,555 days (+/-60 days) if the charterer exercises its option on or prior to January 2025. The charter has one two-year option (+/- 30 days). In January 2023, the charterer selected the period of 2,555 days (+/-60 days). The charter of the LNG/C Asterix I commenced in February 2023.

(11)

In June 2021, the vessel-owning companies of the M/V Manzanillo Express, the M/V Itajai Express and the M/V Buenaventura Express, entered into a time charter agreement with Hapag-Lloyd for a period of 120 months (+/-90 days). The charterers have three two-year options (+/- 45 days). The charters of the M/V Manzanillo Express, the M/V Itajai Express and the M/V Buenaventura Express commenced in October 2022, January 2023, and June 2023, respectively.

(12)

In March 2023, the vessel-owning company of the M/V Akadimos entered into a time charter agreement with CMA CGM for a period of two years (+45/-30 days). The charter of the M/V Akadimos commenced in April 2023.

Vessels to be Acquired Pursuant to the Umbrella Agreement

Set forth below is summary information concerning the newbuild LNG/C vessels to be acquired from Capital Maritime pursuant to the Umbrella Agreement as of November 13, 2023.

Two stroke MEGA Mark III Flex 174,000 CBM built/under construction at Hyundai Heavy Industries Co., LTD and Hyundai Samho Heavy Industries Co. Ltd., South Korea collectively (“Hyundai”)
Vessel	Contractual Delivery Date	Charterer	Years (as of 15/12/23)	Charter Type
Amore Mio I (1)	October 2023	Qatar Energy Trading LLC (“QET”)	2.8	Time Charter
Axios II (3)	January 2024	Bonny Gas Transport Limited (“BGT”)	7.0 + 3.0	Bareboat Charter
Assos (4)	May 2024	Tokyo LNG Tanker Co. Ltd. (“Tokyo Gas”)	10.0	Time Charter
Apostolos (5)	June 2024	LNG Marine Transport Limited (“Jera”)	10.5 + 3.0	Time Charter
Aktoras (2)	July 2024	BGT	7.0 + 3.0	Bareboat Charter
Archimidis	January 2026	—
Agamemnon	March 2026	—
Alcaios I	September 2026	—
Antaios I	November 2026	—
Athlos	February 2027	—
Archon	March 2027	—

(1)

In October 2022, the company owning the LNG/C Amore Mio I, entered into a time charter agreement with QET for a period of up to October 1, 2026 (+30/-30 days). The time charter of the LNG/C Amore Mio I commenced on October 31, 2023.

(2)

In August 2023, the company owning the LNG/C Aktoras, entered into a Bareboat charter agreement with BGT for seven years (+30/-30 days) commencing upon the delivery of the vessel from the shipyard. The charterer has the option to extend the charter for 36 months (+30/-30 days).

(3)

The company owning the LNG/C Axios II has agreed with BGT to enter into a seven year (+30/-30 days) Bareboat charter commencing in the first quarter of 2025. The charterer has the option to extend the charter for 36 months (+30/-30 days).

(4)

In November 2022, the company owning the LNG/C Assos, entered into a time charter agreement with Tokyo Gas for 10 years (+30/-30 days). The charter of the LNG/C Assos is expected to commence in May 2024.

(5)

In May 2023, the company owning the LNG/C Apostolos, entered into a time charter agreement with Jera for a period of up to December 31, 2034 (+60/-60 days) commencing upon the delivery of the vessel from the shipyard. The charterer has the option to extend the time for a period of three years (+60/-60 days).

Partnership Information

We are a limited partnership organized under the laws of the Marshall Islands on January 16, 2007. We completed our initial public offering in April 2007. We maintain our principal executive headquarters at 3 Iasonos Street, Piraeus, 18537 Greece and our telephone number is +30 210 4584 950. Our registered address in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of our registered agent at such address is The Trust Company of the Marshall Islands, Inc. Our website address is www.capitalpplp.com. The SEC maintains an internet website at www.sec.gov that contains reports and other information regarding issuers, including us, that file electronically with the SEC. The information contained on, or that can be accessed through these websites is not part of, and is not incorporated into, this prospectus supplement.

Summary of the Rights Offering

The following summary describes the principal terms of the Rights Offering, but it is not intended to be a complete description of the offering. See “The Rights Offering” in this prospectus supplement for a more detailed description of the terms and conditions of the distribution of Rights and the offering of our Common Units.

Issuer	Capital Product Partners L.P.

Securities Offered	Up to 35,087,719 Common Units. We are distributing, at no charge, to record holders of our Common Units as of 5:00 p.m., New York City time, on the Record Date of November 24, 2023, one non-transferable Right for each Common Unit then held of record. For each Right that you own, you will have the right to buy from us 1.758657 Common Units at a subscription price of $14.25 per whole Common Unit.

Subscription Price	$14.25 per whole Common Unit. To be effective, any payment related to the exercise of a Right must clear prior to the Expiration Date.

Right	For each Right that you own, you will have the right to buy from us 1.758657 Common Units at a subscription price of $14.25 per whole Common Unit. You may exercise any number of your Rights, or you may choose not to exercise any of your Rights.

No Fractional Common Units	We will not issue fractional Common Units in the Rights Offering, and holders will only be entitled to purchase a whole number of Common Units. Fractional Common Units will be rounded down to the nearest whole Common Unit and the subscription price paid will be adjusted accordingly. For example, if you owned 1,000 of our Common Units as of 5:00 p.m., New York City time, on the Record Date, your Common Units would entitle you to receive 1,000 Rights and you would have the right to purchase 1,758 Common Units (rounded down from 1,758.66) for $14.25 per whole Common Unit (or $25,051.50 in aggregate). Any excess subscription payments received by the Subscription Agent will be returned promptly, without interest or penalty, following the closing of the Rights Offering.

Record Date	5:00 p.m., New York City time, on November 24, 2023.

Expiration Date	The Rights will expire at 5:00 p.m., New York City time, on December 13, 2023, unless the Rights Offering is otherwise extended or is terminated.

Use of Proceeds	We are conducting the Rights Offering pursuant to the Umbrella Agreement in order to finance a portion of the purchase price for the 11 LNG/C vessels that we have agreed to purchase from Capital Maritime. Accordingly, all of the proceeds that we receive from the Rights Offering will be used to finance a portion of the purchase price for the 11 LNG/C vessels that we have agreed to purchase from Capital Maritime.

After deducting estimated offering expenses, we estimate net proceeds to us from the Rights Offering (and/or the issuance of Common Units pursuant to the Standby Purchase Agreement) will be approximately $499.7 million. See “Use of Proceeds.”

Procedures for Exercising Rights	To exercise your Rights, you must take the following steps:

•

If you are a registered holder of Common Units, you must deliver payment, a properly completed Rights certificate and all other required subscription documents to the Subscription Agent before 5:00 p.m., New York City time, on December 13, 2023.

•

If you are a beneficial owner of Common Units that are registered in the name of Cede & Co., as nominee for DTC, your broker, dealer, custodian bank or other nominee will contact you. You will not receive a Rights certificate from the Subscription Agent or the Partnership. Your broker, dealer, custodian bank or other nominee must exercise your Rights on your behalf and deliver all documents and payments to the Subscription Agent before 5:00 p.m., New York City time, on December 13, 2023. Please follow the instructions of your nominee, who may require that you meet an earlier deadline for the delivery of your subscription forms and payment to the nominee.

You must timely pay the full subscription price for the full number of Common Units you wish to acquire under your Rights by delivering to the Subscription Agent payment in the manner above which payment must be received by the expiration of the Rights Offering.

No Revocation	All exercises of Rights are irrevocable, subject to applicable law, even if you later learn information that you consider to be unfavorable to the exercise of your Rights. You should not exercise your rights unless you are certain that you wish to purchase additional Common Units at a price of $14.25 per whole Common Unit.

No Board Recommendation	Our board of directors is not making any recommendation regarding any exercise of your Rights. You should make your decision based on your own assessment of our business and the terms of the Rights Offering. For a discussion of some of the risks involved in investing in our Common Units, see “Risk Factors” beginning on page S-28 as well as the other information contained or incorporated by reference in this prospectus supplement.

Issuance of Common Units	If you purchase Common Units through the Rights Offering, we will issue those Common Units to you in book-entry, uncertificated, form as soon as practicable after the completion of the Rights Offering. If you are a registered holder of Common Units, we will mail to you a direct registration account statement detailing the number of Common Units that you have purchased in the Rights Offering. If you are a beneficial owner of Common Units that are registered in the name of Cede & Co., as nominee for DTC, you should receive from your broker or other nominee confirmation of your purchase of Common Units in the Rights Offering. Certificates will not be issued for our Common Units purchased in the Rights Offering, except, however, if you are a registered holder, you may request a certificate once you receive your direct registration account statement.

No Transfer or Sale of Rights	The Rights may not be sold, transferred or assigned and will not be quoted on any stock exchange or trading market.

Common Units Outstanding Before the Rights Offering	19,951,424 Common Units outstanding as of November 24, 2023 (excluding 870,522 treasury units and 348,570 general partner units).

Common Units Outstanding After Completion of the Rights Offering and/or any exercise of the Standby Purchase Commitment	55,039,143 Common Units (excluding 870,522 treasury units and 348,570 general partner units).

Market and trading symbol for the Common Units	Our Common Units are traded on the Nasdaq Global Select Market under the symbol “CPLP.”

Material U.S. Federal Income Tax Considerations	For U.S. federal income tax purposes, we do not believe you will recognize income or loss upon receipt or exercise of Rights. You should consult your own tax advisor as to your particular tax consequences resulting from the rights offering. For a detailed discussion, see “Certain Material U.S. Federal Income Tax Consequences.”

Standby Purchase Commitment in the Standby Purchase Agreement	We have entered into the Standby Purchase Agreement with Capital Maritime, our sponsor, pursuant to which Capital Maritime has agreed to purchase from us, at $14.25 per Common Unit (which is equal to the subscription price in the Rights Offering), the number of Common Units offered pursuant to the Rights Offering that are not issued pursuant to the exercise of Rights by our existing Unitholders as of the Record Date. As of the date hereof, Capital Maritime may be deemed to beneficially own 5,167,150 Common Units, representing 25.9% of the outstanding Common Units. Capital Gas, an affiliate of Capital Maritime, may be deemed to beneficially own, in aggregate, 1,153,846 Common Units, representing 5.8% of the outstanding Common Units. The Marinakis family, including Mr. Evangelos M. Marinakis and Mr. Miltiadis E. Marinakis, may be deemed to beneficially own, in aggregate, 31.7% of the Common Units outstanding through Mr. Evangelos M. Marinakis’ beneficial ownership of Capital Maritime and Mr. Miltiadis E. Marinakis’ beneficial ownership of Capital Gas. In addition, Mr. Miltiadis E. Marinakis beneficially owns all of the membership interests in our General Partner. We depend on our General Partner for the day-to-day management of our affairs.

If the Rights Offering is fully subscribed by our Unitholders (including Capital Maritime and Capital Gas), Capital Maritime will not have the right to acquire any additional Common Units pursuant to its standby purchase commitment because the Standby Purchase Agreement provides that a maximum of $500.0 million may be raised pursuant to the Rights Offering and the standby purchase commitment. If our Unitholders do not purchase any Common Units in the Rights Offering, Capital Maritime will purchase all of the Common Units offered pursuant to this prospectus, or 35,087,719 Common Units, which would increase Capital Maritime’s beneficial ownership of Common Units to 73.1% of the Common Units outstanding after the Rights Offering (75.2% together with the Common Units owned by Capital Gas) excluding 870,522 treasury units and 348,570 general partner units.

The Umbrella Agreement and the Standby Purchase Agreement permit us and Capital Maritime to net payments due to each other under the transactions contemplated by the Umbrella Agreement, including the LNG/C vessel acquisitions, the Rights Offering and the Standby Purchase Agreement. Accordingly, we expect all of the cash consideration that would be due to us from Capital Maritime pursuant to the Rights Offering and under the Standby Purchase Agreement to be set off against the total aggregate amount due to Capital Maritime from us under the Umbrella Agreement in respect of the 11 LNG/C vessels that we have agreed to purchase from Capital Maritime and we do not expect to receive any cash proceeds from Capital Maritime pursuant to the Rights Offering and under the Standby Purchase Agreement. See “Use of Proceeds.”

There will be no fee payable to Capital Maritime pursuant to the Standby Purchase Agreement.

Amendments and Cancellation	We may amend the Rights Offering only in accordance with the terms and provisions of the Umbrella Agreement and the Standby Purchase Agreement.

If we amend the Rights Offering, all Unitholders who have previously exercised their Rights would be entitled to revoke their previous exercise of Rights. In addition, we may cancel the Rights Offering if the Standby Purchase Agreement is terminated in accordance with its terms with respect to Capital Maritime. We will notify you of any cancellation or amendment by issuing a press release. In the event of a material amendment to the terms of the Rights Offering, we will distribute an amended prospectus supplement to Unitholders of record and extend the expiration of the Rights Offering.

If we extend the Rights Offering, the standby purchase commitment by Capital Maritime may not be available to us. See “Standby Purchase Agreement” below.

If we cancel the Rights Offering in whole or in part, all affected Rights will expire worthless, and all subscription payments received by the Subscription Agent will be returned promptly, without interest or penalty. In addition, if we cancel the Rights Offering, the Standby Purchase Agreement will be terminated as well.

Fees and Expenses	We are not charging any fee or sales commission to distribute Rights to you or for the delivery of our Common Units to you if you exercise your Rights. If you exercise your Rights through your broker, dealer, custodian bank or other nominee, you are responsible for paying any fees such intermediary may charge you.

Risk Factors	Before you exercise your Rights to purchase our Common Units, you should carefully consider the risks described in the section entitled “Risk Factors” beginning on page S-28 of this prospectus supplement, page 8 of the accompanying prospectus, and in our Annual Report, which is incorporated herein by reference.

Transfer Agent and Registrar	The transfer agent and registrar for our Common Units is Computershare Trust Company, N.A.

Subscription Agent	Computershare Trust Company, N.A. and Computershare Inc. is the Subscription Agent for the Rights Offering.

Information Agent	The Information Agent for the Rights Offering is Georgeson LLC. Questions regarding the Rights Offering should be directed to the Information Agent.

RISK FACTORS

An investment in our Common Units involves risks and uncertainties. You should consider carefully the following information about these risks and uncertainties before exercising your Rights and buying our Common Units, together with the risks set forth in the section entitled “Item 3. Key Information—D. Risk Factors” in our Annual Report and under the caption “Risk Factors” or any similar caption in the documents incorporated by reference in this prospectus. The occurrence of any of the risks described below could adversely affect our business prospects, financial condition or results of operations. In that case, the trading price of our Common Units could decline, and you could lose all or part of the value of your investment.

We may not realize the benefits anticipated from the LNG/C vessels that we have agreed to acquire from Capital Maritime, which could adversely affect the price of our Common Units.

We will use the proceeds of the Rights Offering to finance a portion of the purchase price for the 11 LNG/C vessels that we have agreed to purchase from Capital Maritime under the Umbrella Agreement. The anticipated benefits from such vessel acquisitions are, necessarily, based on projections and assumptions about the impact of the additional vessels on our business, which may not materialize as expected or which may prove to be inaccurate. Our ability to achieve the anticipated benefits will depend on our ability to secure long-term charters for each of the vessels acquired pursuant to the Umbrella Agreement. We may face challenges securing long-term charters for such vessels, including as a result of macroeconomic factors and changes to the global charter market and the relationships and reputations of our Managers and our General Partner in the shipping industry. If we are unable to secure long-term charters for such vessels, we may be unable to make required principal and interest payments on our financing arrangements.

Our ability to achieve the anticipated benefits from the LNG/C vessels that we have agreed to acquire from Capital Maritime will also depend on whether we successfully complete the other actions contemplated by the Umbrella Agreement. Pursuant to the Umbrella Agreement, we agreed to take certain post-closing actions, including (i) changing the name of the Partnership from “Capital Product Partners, L.P.” to “Capital New Energy Carriers L.P.”, and (ii) in good faith, negotiating with the General Partner and jointly working with tax and other advisors to agree to mutually acceptable terms for our conversion from a Marshall Islands limited partnership to a corporation with customary corporate governance and, subject to reaching such agreement, using our reasonable best efforts to cause such conversion to have been completed within six months of the closing date of the Umbrella Agreement. We can make no assurances that the we will convert to a corporation or, if such conversion occurs, as to the corporate governance provisions that would be adopted by us upon such conversion. See “—We may not complete our conversion from a Marshall Islands limited partnership to a corporation with customary corporate governance that we have committed to consider pursuant to the Umbrella Agreement” below. Pursuant to the Umbrella Agreement, on November 13, 2023 we also announced that we will explore the disposition of our container vessels and abstain from acquiring additional container vessels after the closing date of the Umbrella Agreement. While we expect to change our business focus to concentrate on the LNG/C market, we can provide no assurances that in the future we will not return to the container market or the drybulk market, or that we will not explore additional shipping markets beyond the LNG/C market. We can also provide no assurances as to whether or when we will complete the disposition of our container vessels. See “—We may not realize the benefits anticipated from our change in business focus to concentrate on the LNG/C market, which could adversely affect the price of our Common Units” below. If we do not successfully complete these post-closing actions, then we may not realize the benefits anticipated from the LNG/C vessels that we have agreed to acquire from Capital Maritime pursuant to the Umbrella Agreement.

If we do not successfully manage these issues, then we may not achieve the anticipated benefits of vessel acquisitions under the Umbrella Agreement and our operating results and the value of our Common Units could be materially and adversely affected.

We may not realize the benefits anticipated from our change in business focus to concentrate on the LNG/C market, which could adversely affect the price of our Common Units.

In connection with our entry into the Umbrella Agreement, we have agreed with Capital Maritime and our General Partner to change our business focus to concentrate on the LNG/C market. As part of this change in business focus, and pursuant to the Umbrella Agreement, on November 13, 2023 we announced that we will explore the disposition of our container vessels and abstain from acquiring additional container vessels after the closing date of the Umbrella Agreement. While we expect to change our business focus to concentrate on the LNG/C market, we can provide no assurances that in the future we will not return to the container market or the drybulk market, or that we will not explore additional shipping markets beyond the LNG/C market. We can also provide no assurances as to whether or when we will complete the disposition of our container vessels. If we do not complete the disposition of our container vessels, or if we otherwise do not concentrate our business focus on the LNG/C market, then we may not realize the benefits anticipated from the transactions contemplated by the Umbrella Agreement and our operating results and the value of our Common Units could be materially and adversely affected. In addition, the anticipated benefits from our change in business focus are, necessarily, based on projections and assumptions about the growth of the LNG/C market and our ability to capitalize on LNG/C market opportunities, which may not materialize as expected or which may prove to be inaccurate.

We are exposed to risks in the liquefied natural gas (“LNG”) shipping industry and, following our change in business focus, we will increase our exposure to such risks. The LNG shipping industry is cyclical with attendant volatility in charter hire rates and profitability. Recently, the LNG charter market has recovered after experiencing a prolonged period of historically low rates. The degree of charter hire rate volatility among different types of LNG vessels has varied widely, and time charter and spot market rates for LNG/C vessels have in the past declined below operating costs of vessels. The factors affecting the supply of LNG and the demand for LNG/C vessels are outside our control and the nature, timing, direction and degree of changes in industry conditions are difficult to predict. Some of the factors that influence demand for LNG/C vessels include:

•	the price of LNG, which may be affected, among other things, by:

•

the prices and availability of crude oil, petroleum products and natural gas, including to the extent that natural gas prices are benchmarked to the price of crude oil, which could negatively affect the economies of potential new LNG production projects;

•

the cost of natural gas derived from LNG relative to the cost of natural gas generally and the cost of alternative fuels, including renewables and coal, and the impact of increases in the cost of natural gas derived from LNG on consumption of LNG; and

•	the impact of any adverse effects on the oil and gas industry relating to climate change, including growing public concern about the environmental impact of climate change;

•

changes in the exploration, development, production or transportation of LNG, including the availability and allocation of capital by developers to new LNG projects, events that may affect the availability of sufficient financing for LNG projects and the location of regional and global exploration, production and manufacturing facilities;

•

the location of consuming regions for LNG and increases in the production of lower cost domestic natural gas in natural gas consuming markets, which could further depress prices for natural gas in those markets;

•	seaborne and other transportation patterns, including the distances over which LNGs are transported, and changes in such patterns and distances;

•	global and regional economic and political conditions, including political and military conflicts;

•	developments in international trade including threats and/or imposition of trade tariffs;

•	any significant explosion, spill or other incident involving an LNG facility or carrier;

•	laws and regulations, including but not limited to new taxes, environmental protection laws and other regulatory developments;

•	regional, national or international energy policies that constrain the production or consumption of hydrocarbons including natural gas;

•	currency exchange rates;

•

changes in weather patterns, including warmer winters in the northern hemisphere and lower gas demand in the traditional peak heating season and severe weather events resulting from climate change; and

•	cost of bunkers.

Some of the factors that influence the supply of LNG/C vessels include the following:

•

the number of newbuild orders and deliveries, which among other factors depend upon the ability of shipyards to meet contracted delivery dates and the ability of purchasers to finance such new acquisition;

•	the extent of newbuild vessel deferrals;

•	the scrapping rate of LNG/C vessels;

•	newbuild prices and LNG/C vessel owner access to capital to finance the construction of newbuilds;

•	charter rates and the price of steel and other raw materials;

•	changes in environmental and other regulations and standards that may limit the profitability, operations or useful life of vessels;

•	the number of LNG/C vessels that are slow-steaming or extra slow-steaming to conserve fuel;

•	the number of LNG/C vessels that are off-charter and the number of LNG/C vessels otherwise not in service (for example, as a result of vessel casualties);

•	port and canal congestion and closures;

•	demand for fleet renewal; and

•	technological advancements or changes in vessel design, propulsion, containment systems and vessel size.

Our ability to achieve the anticipated benefits of our change in business focus will depend on continued demand in the LNG/C market and our ability to navigate the factors listed above. If we do not successfully manage these issues, then we may not achieve the anticipated benefits of our change in business focus and our operating results and the value of our Common Units could be materially and adversely affected.

We may not complete our conversion from a Marshall Islands limited partnership to a corporation with customary corporate governance that we have committed to consider pursuant to the Umbrella Agreement.

Pursuant to the Umbrella Agreement, we and the General Partner agreed to, in good faith, negotiate and jointly work with tax and other advisors to agree to mutually acceptable terms for our conversion from a Marshall Islands limited partnership to a corporation with customary corporate governance and, subject to reaching such agreement, use our reasonable best efforts to cause such conversion to have been completed within six months of the closing date of the Umbrella Agreement. We have agreed only to negotiate, in good faith, and jointly work with tax and other advisors in respect of such conversion. Consideration of our conversion from a Marshall Islands limited partnership to a corporation will only occur after the closing date of the Umbrella Agreement and no decisions have been made in respect of such conversion as of the date of this prospectus supplement. Accordingly, we can make no assurances that we will convert to a corporation or, if such conversion occurs, as to the corporate governance provisions that would be adopted by us upon such conversion. We have not agreed to establish any specific governance structure in connection with such corporate conversion and it is possible that, even if we convert from a Marshall Islands limited partnership to a corporation, the resulting corporation may have corporate governance features that certain investors or other parties do not consider to be customary. If we do not complete the conversion to a corporation, or if such conversion occurs but does not meet the expectations of investors in our Common Units, then the value of our Common Units could be materially and adversely affected.

After the consummation of the Rights Offering, a significant number of our Common Units will be held by the Marinakis family, including Mr. Evangelos M. Marinakis and Mr. Miltiadis E. Marinakis. The Marinakis family may favor its own interests in any vote by our Unitholders.

Prior to the commencement of the Rights Offering, the Marinakis family, including Mr. Evangelos M. Marinakis and Mr. Miltiadis E. Marinakis, may be deemed to beneficially own, in aggregate, 31.7% of the Common Units outstanding through Mr. Evangelos M. Marinakis’ beneficial ownership of Capital Maritime and Mr. Miltiadis E. Marinakis’ beneficial ownership of Capital Gas. In addition, Mr. Miltiadis E. Marinakis beneficially owns all of the membership interests in our General Partner. We depend on our General Partner for the day-to-day management of our affairs. If our Unitholders as of the Record Date not purchase any Common Units in the Rights Offering, Capital Maritime will purchase all of the Common Units offered pursuant to this prospectus, or 35,087,719 Common Units, which would increase Capital Maritime’s beneficial ownership of Common Units to 40,254,869 Common Units, representing 73.1% of the Common Units outstanding after the Rights Offering (41,408,715 Common Units together with the Common Units owned by Capital Gas, representing 75.2% of the Common Units outstanding after the Rights Offering) excluding 870,522 treasury units and 348,570 general partner units.

Under the terms of our Second Amended and Restated Limited Partnership Agreement, as amended (the “Partnership Agreement”), the affirmative vote of a majority of Common Units is required in order to reach certain decisions or actions, including:

•	amendments to the definition of available cash, operating surplus and adjusted operating surplus;

•	elimination of the obligation to hold an annual general meeting;

•	removal of any appointed director for cause;

•	the ability of the board of directors to cause us to sell, exchange or otherwise dispose of all or substantially all of our assets;

•	withdrawal of the General Partner;

•	removal of the General Partner;

•	dissolution of the Partnership;

•	change to the quorum requirements;

•	approval of merger or consolidation; and

•

any other amendment to the Partnership Agreement, except for certain amendments related to the day-to-day management of the Partnership and amendments necessary or appropriate to carrying out our business consistent with historical practice, including any change that our board of directors determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership, or any amendment that our board of directors, and, if required, our General Partner, determines to be necessary or appropriate in connection with the authorization and issuance of any class or series of our securities.

Following the Rights Offering, the Marinakis family, including Mr. Evangelos M. Marinakis and Mr. Miltiadis E. Marinakis, will continue to have considerable influence on our corporate affairs and actions. If, following the Rights Offering, the Marinakis family beneficially owns a majority of the outstanding Common Units, then it will have enhanced rights to direct our affairs, including the ability to form a quorum at a meeting of Unitholders and to approve certain acts of Unitholders that require only a vote of a majority of Unitholders present in person or by proxy at such meeting. Your interests as a holder of our Common Units may differ from the interests of the Marinakis family. Capital Maritime and its affiliates may favor their own interests or the interests of our General Partner in any vote by our unitholders. These considerations may significantly impact any vote under the terms of our Partnership Agreement and may significantly affect the rights of holders of Common Units under our Partnership Agreement.

The subscription price determined for the Rights Offering is not an indication of the fair value of our Common Units.

The subscription price was negotiated between the Conflicts Committee in consultation with its financial advisors and Capital Maritime as part of the negotiation of the Umbrella Agreement. The subscription price is the same price per Common Unit to be issued to Capital Maritime pursuant to the Standby Purchase Agreement. In negotiating the subscription price, the Conflicts Committee considered the price at which Capital Maritime would agree to act as standby purchaser for the offering in connection with the Umbrella Agreement, the historical and then current trading price of the Common Units, the potential impact on the net asset value per Common Unit as a result of the transactions contemplated by the Umbrella Agreement, the size and timing of the Rights Offering and their view of the likelihood that our Unitholders (other than Capital Maritime and its affiliates) might be willing to participate in the Rights Offering. The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of our Common Units to be offered in the Rights Offering. After the date of this prospectus supplement, our Common Units may trade at prices above or below the subscription price.

The market price of our Common Units may decline during the Rights Offering to a price less than the subscription price.

The market price of our Common Units may decline during the Rights Offering to a price less than the subscription price. If that occurs, the Rights given to Unitholders in the Rights Offering will be “underwater,” meaning that Common Units available in the Rights Offering will cost more to buy than our Common Units available at prevailing market rates. We do not intend to change the subscription price of the Rights in response to fluctuations in the market price of our Common Units.

The price of our Common Units is volatile and may decline before or after the Rights expire or after you exercise your Rights, which means that you could be committed to buying our Common Units above the prevailing market price.

The market price of our Common Units could be subject to wide fluctuations in response to numerous factors, including the Rights Offering and reports on our recent performance, as well as factors that have little to do with us or our performance, and these fluctuations could materially reduce our Common Unit price. These factors include, among other things, actual or anticipated variations in our operating results and cash flow, the nature and content of our earnings releases, and our competitors’ earnings releases, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for similar equity securities, the number of our Common Units outstanding, changes in capital markets that affect the perceived availability of capital to companies in our industry, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions. In addition, the market price of our Common Units historically has experienced significant price and volume fluctuations similar to those experienced by the broader stock market in recent years. These broad market fluctuations may cause declines in the market price of our Common Units.

We cannot assure you that the public trading market price of our Common Units will not decline after you elect to exercise your Rights. If that occurs, you may be irrevocably committed to buy our Common Units in the Rights Offering at a price greater than the prevailing market price and you could have an immediate unrealized loss. Moreover, we cannot assure you that, following the exercise of your Rights, you will be able to sell your Common Units at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our Common Units. Our Common Units are traded on Nasdaq under the symbol “CPLP”, and the closing sale price of our Common Units on Nasdaq on November 24, 2023 was $14.32 per Common Unit. There can be no assurances that the trading price of our Common Units will equal or exceed the subscription price at the time of exercise or at the expiration of the subscription period or thereafter.

You may not revoke your exercise of Rights and could be committed to buying Common Units above the prevailing market price.

Once you exercise your Rights, you may not revoke the exercise of such Rights. The public trading market price of our Common Units may decline before the Rights expire. If you exercise your Rights and the public trading market price of our Common Units is or afterwards decreases below the subscription price, you will have irrevocably committed to buy our Common Units at a price above the prevailing market price. Our Common Units are traded on the Nasdaq under the symbol “CPLP”, and the closing price of our Common Units on the Nasdaq on November 24, 2023, was $14.32 per Common Unit.

If you do not exercise your Rights, your percentage ownership will be diluted.

Assuming the Rights Offering is fully subscribed and/or that Capital Maritime purchases, pursuant to the Standby Purchase Agreement, any Common Units that are not issued pursuant to the exercise of Rights, we would expect to issue 35,087,719 Common Units in the Rights Offering. If you choose not to exercise your Rights prior to the expiration of the Rights Offering, or you exercise less than all of your Rights, your percentage ownership in our Common Units will be diluted relative to Unitholders who fully exercise their Rights or exercise a greater proportion of their Rights than you exercise. This dilution could be substantial. In addition, if you do not exercise your Rights or you exercise less than your full Rights, then the percentage of our Common Units that may be deemed to be beneficially owned by the Marinakis family, including Mr. Evangelos M. Marinakis and Mr. Miltiadis E. Marinakis, will increase relative to your ownership percentage. Even if you do fully exercise your Rights, the percentage of our Common Units that may be deemed to be beneficially owned by the Marinakis family, including Mr. Evangelos M. Marinakis and Mr. Miltiadis E. Marinakis, will increase relative to your ownership percentage as a result of the Standby Purchase Agreement unless all Unitholders fully exercise their Rights.

If you do not act promptly and follow the subscription instructions, your exercise of the Rights will be rejected.

If you desire to purchase Common Units in the Rights Offering, you must act promptly to ensure that the Subscription Agent actually receives all required forms and payments, and that all payments clear, before the expiration of the Rights Offering at 5:00 p.m., New York City time, on the Expiration Date. If you are a beneficial owner of Common Units, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that the Subscription Agent receives all required forms and payments before the Rights Offering expires. We are not responsible if your nominee fails to ensure that the Subscription Agent receives all required forms and payments before the Rights Offering expires. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or a payment does not clear prior to the Expiration Date, or you otherwise fail to follow the subscription procedures that apply to the exercise of your Rights before the Rights Offering expires, the Subscription Agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor the Subscription Agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase Common Units in the Rights Offering.

Any uncertified check used to pay for Common Units to be issued in the Rights Offering must clear prior to the Expiration Date, and the clearing process may require five or more business days. If you choose to exercise your Rights, in whole or in part, and to pay for Common Units by uncertified check and your check has not cleared prior to the Expiration Date, you will not have satisfied the conditions to exercise your Rights and will not receive the Common Units you wish to purchase.

You will not be able to sell the Common Units you buy in the Rights Offering until the Common Units you elect to purchase are issued to you.

If you are a registered holder and purchase Common Units in the Rights Offering by submitting the required forms and payment, we will mail you a direct registration account statement or, upon request, once you have received the registration account statement, a certificate, as soon as practicable following the consummation of the Rights Offering. If your Common Units are held through a broker, dealer, custodian bank or other nominee and you purchase Common Units in the Rights Offering, your Common Units bought in the Rights Offering will be credited by your nominee to your account with your nominee. Although we will endeavor to issue the Common Units promptly after completion of the Rights Offering, there may be a delay between the Expiration Date and the time that the Common Units are issued. Until the Common Units you elect to purchase are issued to you by delivery of a direct registration account statement or by a credit to your account by your nominee, as applicable, you may not be able to sell your Common Units. The Common Units price may decline between the time you decide to sell your Common Units and the time you are actually able to sell your Common Units to a price less than the subscription price, and you may not be able to sell your Common Units at a price equal to or greater than the subscription price or at all.

The Rights Offering may cause the market price of our Common Units to decrease.

Depending upon the trading price of our Common Units at the time of commencement of the Rights Offering, together with the number of Common Units we will issue in connection with the Rights Offering (including those Common Units that could be issued to Capital Maritime pursuant to its standby purchase commitment), the Rights Offering may cause the price of our Common Units to decrease, and it may continue to decrease following expiration of the Rights Offering. If the holders of our Common Units purchased in the Rights Offering choose to sell some or all of those Common Units, the resulting sales could further depress the market price of our Common Units.

In addition, Capital Maritime and its transferees will have registration rights with respect to our Common Units, including Common Units purchased in the Rights Offering and/or pursuant to the Standby Purchase Agreement. See “Standby Purchase Agreement—Registration Rights.” If Capital Maritime chooses to sell some or all of the Common Units purchased in the Rights Offering, the resulting sales could further depress the market price of our Common Units.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our Common Units.

We are not restricted from issuing additional Common Units or other equity securities, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Units or any substantially similar securities. The market price of our Common Units could decline as a result of the sales of Common Units or similar securities in the market made after this offering or the perception that such sales could occur.

The Rights are not transferable and there is no market for the Rights.

You may not sell, give away or otherwise transfer your Rights. The Rights are only transferable by operation of law. Because the Rights are non-transferable, there is no market or other means (other than exercise) for you to directly realize any value associated with the Rights.

We may cancel the Rights Offering in accordance with the Umbrella Agreement and the Standby Purchase Agreement at any time prior to the Expiration Date, and neither we nor the Subscription Agent will have any obligation to you except to return your subscription payment.

We may cancel the Rights Offering if the Standby Purchase Agreement is terminated in accordance with its terms. In addition, we may cancel the Rights Offering at our discretion if such cancellation is agreed with Capital Maritime and approved by the Conflicts Committee or in accordance with the termination provisions of the Umbrella Agreement if such termination and cancellation is approved by the Conflicts Committee. The closing of the transactions contemplated by the Umbrella Agreement, including the Rights Offering, is subject to certain conditions, including there being no material adverse change in or affecting our condition, results of operations, equity, properties, management, business or prospects. See “Umbrella Agreement—Conditions to Closing” below. If we cancel the Rights Offering in whole or in part, all affected Rights will expire worthless, and all subscription payments received by the Subscription Agent will be returned promptly, without interest or penalty. We may also extend the Rights Offering for additional periods in accordance with the terms and provisions of the Umbrella Agreement and the Standby Purchase Agreement. If we elect to cancel the Rights Offering, neither we nor the Subscription Agent will have any obligation with respect to the Rights except to return to you promptly, without interest or penalty, any subscription payments.

USE OF PROCEEDS

We are conducting the Rights Offering pursuant to the Umbrella Agreement in order to finance a portion of the purchase price for the 11 LNG/C vessels that we have agreed to purchase from Capital Maritime. Accordingly, all of the proceeds that we receive from the Rights Offering will be used to finance a portion of the purchase price for the 11 LNG/C vessels that we have agreed to purchase from Capital Maritime.

After deducting estimated offering expenses, we estimate net proceeds to us from the Rights Offering (and/or the issuance of Common Units pursuant to the Standby Purchase Agreement) will be approximately $499.7 million.

The Umbrella Agreement and the Standby Purchase Agreement permit us and Capital Maritime to net payments due to each other under the transactions contemplated by the Umbrella Agreement, including the LNG/C vessel acquisitions, the Rights Offering and the Standby Purchase Agreement. Accordingly, we expect all of the cash consideration due to us from Capital Maritime pursuant to the Rights Offering and under the Standby Purchase Agreement to be set off against the total aggregate amount due to Capital Maritime from us under the Umbrella Agreement in respect of the 11 LNG/C vessels that we have agreed to purchase from Capital Maritime and we do not expect to receive any cash proceeds from Capital Maritime pursuant to the Rights Offering and under the Standby Purchase Agreement.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth the actual capitalization and indebtedness of the Partnership as of September 30, 2023, based on amounts determined in accordance with accounting principles generally accepted in the United States or “GAAP,” and the capitalization and indebtedness of the Partnership as-adjusted to give effect to the changes in our debt and Partners’ Capital as of the Record Date, namely, (i) the decrease in our debt due to debt repayments relating to our existing loan facilities and sale and lease back agreements amounting to $12,092,127 in total and (ii) the decrease in our Partner’s Capital due to cash distribution of $0.15 per Common Unit for the third quarter of 2023 amounting to $3,044,999 in total, which was paid on November 13, 2023, to Common Unit holders of record on November 6, 2023 and due to $22,430 used for the repurchase of 1,502 Common Units; and as further adjusted to give effect to the Rights Offering and to the following transactions that will take place following the closing of the Rights Offering:

(i)	the issuance to us by Capital Maritime of the maximum amount of $220,000,000 in an unsecured seller’s credit to finance a portion of the purchase price for the vessels; and

(ii)	the estimated net proceeds of $499,701,200 in connection with the Rights Offering.

You should read this table in conjunction with the section entitled “Use of Proceeds” in this prospectus supplement and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Current Report on Form 6-K for the nine months ended September 30, 2023, which is incorporated by reference herein. No adjustments have been made to reflect normal course operations by us or other developments with our business after September 30, 2023. As a result, the adjusted information provided below is not indicative of our consolidated capitalization as of any date. Amounts have been rounded to the nearest thousand for presentation purposes and as a result total amounts may not represent arithmetical sums of components.

The adjusted information provided below reflects changes in our debt and Partners’ Capital as of the Record Date. The further adjusted information provided below assumes 35,087,719 Common Units are issued pursuant to the Rights Offering and the Standby Purchase Agreement and reflects the gross proceeds therefrom. Other than the anticipated issuance of Common Units and application of proceeds from the Rights Offering as set out in the table below, and the other items as described in notes (i) and (ii) above, there has been no material change in the capitalization and indebtedness of the Partnership since September 30, 2023.

	As of September 30, 2023
	Actual $ thousands	As Adjusted $ thousands	As Further Adjusted $ thousands
Debt
Short-term borrowings and bank overdrafts (including current portion of long-term borrowings)	85,533	85,533	85,533
Credit Facilities	283,910	282,580	282,580
Sales and Lease Back Agreements	961,772	951,010	951,010
Unsecured Bonds	265,140	265,140	265,140
Sellers Credit	6,000	6,000	226,000
Total Long-term borrowings	1,602,355	1,590,263	1,810,263

Total indebtedness	1,602,355	1,590,263	1,810,263 (1)

Partners’ capital
General partner (348,570 general partner units issued and outstanding as of September 30, 2023)	12,846	12,794	12,794

Limited partners (19,951,424 Common Units issued and outstanding as of September 30, 2023; 55,039,143 as further adjusted)	662,266	659,273	1,158,974

Treasury Units (869,020 Units as of September 30, 2023; 870,522 as adjusted and as further adjusted)	(7,917)	(7,939)	(7,939)

Accumulated other comprehensive loss	(2,705)	(2,705)	(2,705)

Total partners’ capital	664,490	661,423	1,161,124

Total capitalization and indebtedness	2,266,845	2,251,686	2,971,387

(1)

Total indebtedness does not include the estimated amount of debt we expect to either assume or issue to partly finance the acquisitions of the companies owning the LNG/Cs Amore Mio I, Axios II, Assos, Apostolos, Aktoras, Archimidis, Agamemnon, Alcaios I, Antaios I, Athlos and Archon in an amount of up to $2,376.7 million in total.

DILUTION

Purchasers of our Common Units in the Rights Offering will experience dilution to the extent of the difference between the subscription price and our as further adjusted net tangible book value per Common Unit immediately after the Rights Offering. Net tangible book value per Common Unit is equal to the amount of our total tangible assets, less total liabilities, divided by the number of our outstanding Common Units. As of September 30, 2023, our net tangible book value was approximately $659.1 million, or $33.04 per Common Unit. After giving effect to the sale by us in the Rights Offering and/or pursuant to the Standby Purchase Agreement of 35,087,719 Common Units at the price of $14.25 per Common Unit and deducting the estimated offering fees and expenses payable by us of $0.3 million, our net tangible book value as of September 30, 2023 would have increased by $499.7 million to approximately $1,158.8 million, or approximately $21.05 per Common Unit. This represents an immediate decrease in net tangible book value of approximately $11.99 per Common Unit to existing Unitholders who do not participate in the Rights Offering (or 36.3%) as against our net tangible book value per Common Unit as of September 30, 2023 and an immediate accretion of approximately $6.80 per Common Unit (or 47.7%), as against the subscription price in the Rights Offering, to Unitholders purchasing our Common Units in the Rights Offering. The following table illustrates this per Common Unit dilution (unaudited):

Subscription Price	$		$14.25
Net tangible book value per Common Unit as of September 30, 2023		33.04
As adjusted net tangible book value per Common Unit after giving effect to the Rights Offering and the standby Purchase Agreement.			21.05
Dilution in net tangible book value per Common Unit to existing Unitholders who do not participate in the Rights Offering			$11.99	36.3%

Accretion in net tangible book value per Common Unit to existing Unitholders who participate in the Rights Offering			$6.80	47.7%

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of the date of this prospectus supplement the beneficial ownership of our common units by each person we know beneficially owns more than 5.0% or more of our Common Units, and all of our directors and the executive officers of our General Partner as a group. The number of Common Units beneficially owned by each person is determined under SEC rules and the information is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules a person beneficially owns any Common Units as to which the person has or shares voting or investment power. The table below does not give effect to any changes that may result from the completion of the Rights Offering and pursuant to the Standby Purchase Agreement. As of November 24, 2023, 19,951,424 Common Units (excluding 870,522 treasury units and 348,570 general partner units) were issued and outstanding.

Name of Beneficial Owner	Number of Common Units Owned	Percentage of Total Common Units (excluding treasury units of 870,522)
Capital Maritime (1)	5,167,150	25.9%
Capital Gas (1)	1,153,846	5.8%
Donald Smith & Co., Inc. (2)	1,630,946	8.2%
All executive officers and directors as a group (Nine persons) (3)	*	*

(1)

The Marinakis family, including Evangelos M. Marinakis, our former chairman, through its ownership of Capital Maritime may be deemed to beneficially own, or to have beneficially owned, all of our units held by Capital Maritime. The Marinakis family, including Miltiadis E. Marinakis, through its ownership of 100% of Capital Gas, may be deemed to beneficially own all of our units held by Capital Gas. In addition, Mr. Miltiadis E. Marinakis beneficially owns all of the membership interests in our General Partner. If our Unitholders as of the Record Date do not purchase any Common Units in the Rights Offering, Capital Maritime will purchase all of the Common Units offered pursuant to this prospectus, or 35,087,719 Common Units, which would increase Capital Maritime’s beneficial ownership of Common Units to 40,254,869 Common Units, representing 73.1% of the Common Units outstanding after the Rights Offering (41,408,715 Common Units together with the Common Units owned by Capital Gas, representing 75.2% of the Common Units outstanding after the Rights Offering) excluding 870,522 treasury units and 348,570 general partner units. If, following the Rights Offering, the Marinakis family, including Mr. Evangelos M. Marinakis and Mr. Miltiadis E. Marinakis, beneficially owns a majority of the outstanding Common Units, then the Marinakis family will have enhanced rights to direct our affairs, including the ability to form a quorum at a meeting of Unitholders and to approve certain acts of Unitholders that require only a vote of a majority of Unitholders present in person or by proxy at such meeting. See “Risk Factors—After the consummation of the Rights Offering, a significant number of our Common Units will be concentrated in the hands of the Marinakis family, including Mr. Evangelos M. Marinakis and Mr. Miltiadis E. Marinakis. The Marinakis family may favor its own interests in any vote by our Unitholders.”

(2)

As reported in a Schedule 13G filed on February 9, 2023 by (i) Donald Smith & Co., Inc., a Delaware corporation (“DSCI”) and (ii) DSCO Value Fund, L.P., a Delaware limited partnership. According to the Schedule 13G, DSCI is an investment adviser, and the address of its principal office is 152 W 57th Street, New York NY 10019. According to the Schedule 13G, the ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, common units, is vested in the institutional clients for which DSCI serves as investment advisor. DSCI does not serve as custodian of the assets of any of its clients and accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, common units. According to the Schedule 13G/A, to the knowledge of DSCI, with respect to the common units reported in the Schedule 13G/A owned by advisory client of DSCI, not more than 5% of the common units is owned by any one client. With respect to the remaining common units owned, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common units. No one person’s interest in the common units is more than 5% of the total outstanding common units.
(3)

See “Item 6. Directors, Senior Management and Employees-E. Share Ownership” of our Annual Report. In addition, on October 2, 2023, we announced that our General Partner has appointed Mr. Atsunori Kozuki to act as a member of the board of directors of the Partnership.

THE RIGHTS OFFERING

The following describes the Rights Offering in general and assumes, unless specifically provided otherwise, that you are a record holder of our Common Units on the Record Date. If you hold your Common Units through a broker, dealer, custodian bank or other nominee, please refer to “—Notice to Brokers and Nominees” below.

The Rights

We are distributing to holders of our Common Units as of 5:00 p.m., New York City time, on November 24, 2023, which is the Record Date for the Rights Offering, at no charge, non-transferable Rights to purchase up to an aggregate of 35,087,719 Common Units at a price of $14.25 per whole Common Unit. You will receive one Right for each Common Unit held by you of record as of 5:00 p.m., New York City time, on the Record Date. Rights may be exercised at any time during the subscription period, which commences on November 27, 2023, and continues through the Expiration Date for the Rights Offering, which is 5:00 p.m., New York City time, on December 13, 2023.

You are not required to exercise any of your Rights. The aggregate number of Common Units purchased in the Rights Offering may not exceed 35,087,719 Common Units.

Each Right gives you the right to purchase 1.758657 Common Units for each Common Unit you hold at the Record Date at a subscription price of $14.25 per whole Common Unit. You may exercise all or a portion of your Rights or you may choose not to exercise any of your Rights. You may not sell, transfer or assign your Rights. Any Right not exercised prior to 5:00 p.m., New York City time, on the Expiration Date, will expire worthless without any payment due to holders of those unexercised Rights.

Delivery of Common Units

If you are a registered holder of Common Units, we will mail to you a direct registration account statement detailing the number of Common Units that you have purchased in the Rights Offering as soon as practicable following the closing of the Rights Offering. Following receipt of your direct registration account statement, you may request a certificate representing the Common Units that you purchased in the Rights Offering. If you are a beneficial owner of Common Units that are held through a broker or other nominee, you should receive from your broker or other nominee confirmation of your purchase of Common Units in the Rights Offering.

Reasons for the Rights Offering

On November 13, 2023, we entered into the Umbrella Agreement with Capital Maritime and our General Partner. The Umbrella Agreement was negotiated on our behalf by our Conflicts Committee, which is comprised solely of independent members of our board of directors. Our entry into the Umbrella Agreement and the transactions contemplated thereby were approved by our Conflicts Committee and our board of directors on November 12, 2023, and the issuance of Common Units pursuant to exercise of the Rights was approved by our General Partner on November 12, 2023. Pursuant to the Umbrella Agreement, we agreed, among other things, to acquire 100% of the equity interests of each of the Capital Maritime subsidiaries that have contracted to acquire 11 newbuild LNG/C vessels from Capital Maritime and to take certain other post-closing actions. See “Umbrella Agreement” below for additional information on the Umbrella Agreement. We are conducting the Rights Offering pursuant to the Umbrella Agreement in order to finance a portion of the purchase price for the vessels. Accordingly, all of the proceeds that we receive from the Rights Offering will be used to finance a portion of the purchase price for the 11 LNG/C vessels that we have agreed to purchase from Capital Maritime.

Pursuant to the Umbrella Agreement, we have also entered into the Standby Purchase Agreement with Capital Maritime, pursuant to which Capital Maritime has agreed to purchase from us, at $14.25 per Common Unit (which is equal to the subscription price in the Rights Offering), the number of Common Units offered pursuant to the Rights Offering that are not issued pursuant to existing Unitholders’ exercise of their Rights.

Our Conflicts Committee and our board of directors determined that the Umbrella Agreement and the transactions contemplated thereby, including the Rights Offering, are in our best interests taking into account, among other things, that (i) the Conflicts Committee expects that the acquisition by us of 11 latest generation two stroke LNG/C vessels as contemplated by the Umbrella Agreement would make us the largest U.S. publicly listed owner of two stroke LNG/C vessels, based on current ownership by other U.S. publicly listed companies and information that was available to the Conflicts Committee at the time it approved the Umbrella Agreement and the transactions contemplated thereby, (ii) we intend, after consummation of the transactions contemplated by the Umbrella Agreement, to divest our container vessels and focus on LNG/C vessels and energy transition shipping, (iii) under the terms of the Umbrella Agreement, Capital Maritime is granting us rights of first refusal on two ammonia carriers and two liquid CO2 carriers on order by Capital Maritime, as well as on future two stroke LNG vessels and charters from Capital Maritime, (iv) Capital Maritime is providing significant funding support for the transaction, including by entering into the Standby Purchase Agreement pursuant to which it is fully backstopping the Rights Offering at no-fee and by providing us with up to $220.0 million of unsecured, non-amortizing credit and (v) the expected impact on the net asset value per Common Unit as a result of the transactions contemplated by the Umbrella Agreement.

The subscription price of $14.25 per Common Unit was determined through extensive negotiations between our Conflicts Committee in consultation with its financial advisors and Capital Maritime. In negotiating the subscription price, the Conflicts Committee considered the price at which Capital Maritime would agree to act as standby purchaser for the offering in connection with the Umbrella Agreement, the historical and then current trading price of the Common Units, the potential impact on the net asset value per Common Unit as a result of the transactions contemplated by the Umbrella Agreement, the size and timing of the Rights Offering and their view of the likelihood that our Unitholders (other than Capital Maritime and its affiliates) might be willing to participate in the Rights Offering. The Conflicts Committee also considered the fact that if certain of our Unitholders do not exercise their Rights in full, they may be substantially diluted after completion of the Rights Offering and other factors set forth above under “Risk Factors.”

After weighing the factors discussed above and the effect of the additional capital that may be generated by the sale of Common Units pursuant to the Rights Offering and/or the Standby Purchase Agreement, the Conflicts Committee determined that the Rights Offering and the Umbrella Agreement are in the best interests of the Partnership and its Unitholders. Although we believe that the transactions contemplated by the Umbrella Agreement will strengthen our financial condition, the Conflicts Committee and our board of directors is not making any recommendation as to whether you should exercise your Rights.

Our Conflicts Committee, board of directors, General Partner, executive officers of our General Partner and Capital Maritime are not making a recommendation regarding whether or not you should exercise any of your Rights. You must make your own decision as to whether to exercise Rights and purchase Common Units in the Rights Offering and, if so, how many Rights to exercise and Common Units to purchase.

Method of Exercising Rights

You may exercise your Rights as follows:

Subscription by Registered Holders. If you hold Common Units in your name, the number of Common Units you may purchase pursuant to your Rights is indicated on the Rights certificate. You may exercise your Rights by properly completing and executing the Rights certificate and forwarding it, together with your full payment and any other required subscription documents, to the Subscription Agent at the address given under “Questions and Answers Relating to the Rights Offering—Who is the Subscription Agent for the Rights Offering and to whom should I send my forms and payment?” to be received at or before the expiration of the Rights Offering.

Subscription by DTC Participants. If your Rights are held of record through DTC, you may exercise your Rights by instructing DTC to transfer your Rights from your account to the account of the Subscription Agent, together with certification as to the aggregate number of Rights you are exercising and the number of our Common Units you are subscribing for and payment in full of the subscription price for each Common Unit that you subscribed for.

Subscription by Beneficial Owners. If you are a beneficial owner of Common Units that are held through a broker, dealer, custodian bank or other nominee, you will not receive a Rights certificate. Instead, we will issue one Right to DTC for each Common Unit that you own as of the Record Date. If you are not contacted by your broker or other nominee, you should promptly contact your broker or other nominee in order to subscribe for Common Units in the Rights Offering and follow the instructions provided by your nominee.

To indicate your decision with respect to your Rights, in addition to any other procedures your broker, dealer, custodian bank or other nominee may require, you should complete and return to your broker, dealer, custodian bank or other nominee, the form entitled “Beneficial Owner Election Form” such that it will be received by them by 5:00 p.m., New York City time, on December 12, 2023, the last business day prior to the Expiration Date. You should receive this form from your broker, dealer, custodian bank or other nominee with the other Rights Offering materials. If you wish to obtain a separate Rights certificate, you should contact the nominee as soon as possible and request that a separate Rights certificate be issued to you. You should contact your broker, dealer, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the Rights Offering. We are not responsible if you do not receive the form from your broker, dealer, custodian bank or nominee or if you receive it without sufficient time to respond.

Payment Method. As described in the instructions accompanying the Rights certificate, payments submitted to the Subscription Agent must be made in U.S. currency, by one of the following two methods:

•	Check drawn on a U.S. bank payable to “Computershare”; or

•

Wire transfer of immediately available funds directly to the account maintained by Computershare, as Subscription Agent, for purposes of accepting subscriptions in the Rights Offering. If you desire to make payment by wire transfer, please contact the Information Agent to obtain current wire instructions.

Payments will be deemed to have been received upon: (i) clearance of any uncertified check; or (ii) receipt of collected funds in the subscription account designated above. If paying by uncertified check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, we urge you to consider using a wire transfer of immediately available funds. Rights holders who wish to pay the subscription price by means of uncertified check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date.

You must timely pay the full subscription price for the full number of Common Units you wish to acquire under the Rights by delivering to the Subscription Agent payment in the manner above which payment must be received by the expiration of the Rights Offering.

If you wish to use any other form of payment, then you must obtain the prior approval of the Subscription Agent and make arrangements in advance with the Subscription Agent for the delivery of such payment.

If you hold your Common Units through a broker, dealer, custodian bank or other nominee, separate payment instructions may apply. Please contact your nominee, if applicable, for further payment instructions.

You should carefully read and strictly follow the instruction letter accompanying the Rights certificate and any other subscription documents. DO NOT SEND RIGHTS CERTIFICATES, OTHER SUBSCRIPTION DOCUMENTS, OR PAYMENTS DIRECTLY TO US. We will not consider your subscription received until the Subscription Agent has received delivery of a properly completed and duly executed Rights certificate, all other required subscription documents and payment of the full subscription amount.

The method of delivery of Rights certificates, all other required subscription documents and payment of the subscription amount to the Subscription Agent will be at the risk of the holders of Rights. If sent by mail, we recommend that you send those documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of payment before the Rights Offering expires.

Return of Funds

The Subscription Agent will hold funds received in payment for the Common Units in an account pending completion of the Rights Offering. The Subscription Agent will hold these funds until the Rights Offering is completed or is cancelled. If the Rights Offering is cancelled for any reason, the Subscription Agent will return this money to subscribers promptly, without interest or penalty.

No Revocation or Change

All exercises of Rights are irrevocable, subject to applicable law, even if you later learn information that you consider to be unfavorable to the exercise of your Rights. You should not exercise your Rights unless you are certain that you wish to purchase the Common Units at the subscription price of $14.25 per whole Common Unit.

Missing, Incomplete or Incorrect Subscription Documents or Payment

You should read the instruction letter accompanying the subscription documents carefully and strictly follow it. If you fail to properly complete and duly sign the Rights certificate and all other required subscription documents or otherwise fail to follow the subscription procedures that apply to the exercise of your Rights before the Rights Offering expires, the Subscription Agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor our Subscription Agent accepts any responsibility to contact you concerning an incomplete or incorrect subscription document, nor are we under any obligation to correct such documents. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If you send a payment that is insufficient to purchase the number of Common Units you requested, or if the number of Common Units you requested is not specified in the forms, the exercise of your Rights will be given effect to the fullest extent possible based on the amount of the payment received, subject to the elimination of fractional Common Units. Any excess subscription payments received by the Subscription Agent will be returned promptly, without interest or penalty, following the closing of the Rights Offering.

Expiration Time and Date

The Rights will expire at 5:00 p.m., New York City time, on December 13, 2023, unless we extend the subscription period. If you do not properly exercise your Rights before that time, your unexercised Rights will expire worthless without any payment due to you. We will not be obligated to honor any purported exercise of Rights which the Subscription Agent receives after the expiration of the Rights Offering, regardless of when you sent the documents regarding that exercise. Any subscription payments received for Common Units not allocated or validly purchased will be returned promptly following the Expiration Date.

No Fractional Common Units Will Be Issued

Unitholders may exercise the Rights, at the subscription price, only for whole Common Units. We will not issue fractional Common Units in the Rights Offering. Fractional Common Units resulting from the exercise of the Rights will be eliminated by rounding down to the nearest whole Common Unit, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned promptly, without interest or penalty, following the closing of the Rights Offering.

Cancellation; Extensions; Amendments

We may extend or otherwise amend the Rights Offering in accordance with the terms and provisions of the Umbrella Agreement and the Standby Purchase Agreement.

If we amend the Rights Offering as permitted by the Umbrella Agreement and the Standby Purchase Agreement, holders who have previously exercised their Rights would be entitled to revoke their previous exercise of Rights. We will notify you of any cancellation, extension or amendment by issuing a press release. In the event of a material amendment to the terms of the Rights Offering, we will distribute an amended prospectus supplement to Unitholders of record and extend the expiration of the Rights Offering. All Unitholders who have exercised their Rights may revoke their previously exercised subscriptions at any time prior to the Expiration Date.

If we extend the Rights Offering, the standby purchase commitment by Capital Maritime may not be available to us. See “Standby Purchase Agreement.”

If we cancel the Rights Offering in whole or in part, all affected Rights will expire worthless, and all subscription payments received by the Subscription Agent will be returned, without interest or deduction, promptly.

Subscription Agent

Computershare Trust Company, N.A. and Computershare Inc. shall serve as the Subscription Agent for the Rights Offering under an agreement with us. All Rights certificates, subscription documents, payments of the subscription price and nominee holder certifications, to the extent applicable to your exercise of Rights, must be delivered to Computershare as follows:

If delivering by express mail, courier, or other

expedited service:

Computershare

Corporate Actions

150 Royall Street, Suite V

Canton, MA 02021

If delivering by mail:

Computershare

Corporate Actions

P.O. Box 43011

Providence, R.I. 02940-3011

You should direct any questions or requests for assistance concerning the method of subscribing for the Common Units or for additional copies of this prospectus to our Information Agent, Georgeson LLC, at: +1 (888) 275-5885.

We will pay the fees and expenses of Computershare Trust Company, N.A. and Computershare Inc. We have also agreed to indemnify Computershare Trust Company, N.A. and Computershare Inc. against certain liabilities in connection with the Rights Offering.

If you deliver Rights certificates or subscription documents in a manner different than that described in this prospectus supplement, then we may not honor the exercise of your Rights.

Notice to Brokers and Nominees

If you are a broker, dealer, custodian bank or other nominee holder that holds our Common Units for the account of others on the Record Date, you should notify the respective beneficial owners of such Common Units of the Rights Offering as soon as possible to learn their intentions with respect to exercising their Rights. You should obtain instructions from the beneficial owner with respect to their Rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription documents and submit them to the Subscription Agent with the proper payment. If you hold our Common Units for the account(s) of more than one beneficial owner, you may exercise the number of Rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our Common Units on the Record Date, provided that you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your Rights Offering materials. If you did not receive this form, you should contact the Subscription Agent to request a copy.

Beneficial Owners

If you are a beneficial owner of Common Units and will receive your Rights through a broker, custodian bank or other nominee, we will ask brokers, dealers, custodian banks or other nominees to notify you of the Rights Offering. If you wish to exercise your Rights, you will need to have your nominee act for you, as described above. To indicate your decision with respect to your Rights, you should follow the instructions of your nominee. You should contact your nominee if you do not receive notice of the Rights Offering but believe you are entitled to participate in the Rights Offering.

We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the expiration of the Rights Offering.

No Recommendation to Rights Holders

Neither our board of directors nor the Conflicts Committee is making any recommendation as to whether or not you should exercise your Rights. You are urged to make your own decision whether or not to exercise your Rights based on your own assessment of our business and the Rights Offering. See “Risk Factors” in this prospectus supplement and in any document incorporated by reference herein or therein.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your Rights, including time of receipt and eligibility to participate in the Rights Offering. Our determination will be final and binding. After the Expiration Date, subscriptions and directions are irrevocable (except in limited circumstances relating to a material amendment of the terms of the Rights Offering), and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us at our sole discretion. Neither the Subscription Agent nor we shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to cancel the Rights Offering in accordance with the terms and provisions of the Umbrella Agreement, only when a properly completed and duly executed Rights certificate, subscription documents and any other required documents and payment of the full subscription amount have been received by the Subscription Agent. Our interpretations of the terms and conditions of the Rights Offering will be final and binding.

Rights of Subscribers

You will have no rights as a holder of the Common Units you purchase in the Rights Offering until such Common Units are issued to you.

Fees and Expenses

We are not charging any fee or sales commission to issue Rights to you or to issue Common Units to you if you exercise your Rights. We will pay all fees charged to us by the Subscription Agent and the Information Agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the Rights. Neither the Subscription Agent nor we will pay such expenses.

Standby Purchase Agreement

We have entered into the Standby Purchase Agreement with Capital Maritime, our sponsor, pursuant to which Capital Maritime has agreed to purchase from us, at $14.25 per Common Unit (which is equal to the subscription price in the Rights Offering), the number of Common Units offered pursuant to the Rights Offering that are not issued pursuant to the exercise of Rights by our existing Unitholders as of the Record Date. As of the date hereof, Capital Maritime may be deemed to beneficially own 5,167,150 Common Units, representing 25.9% of the outstanding Common Units. Capital Gas, an affiliate of Capital Maritime, may be deemed to beneficially own, in aggregate, 1,153,846 Common Units, representing 5.8% of the outstanding Common Units. The Marinakis family, including Mr. Evangelos M. Marinakis and Mr. Miltiadis E. Marinakis, may be deemed to beneficially own, in aggregate, 31.7% of the Common Units outstanding through Mr. Evangelos M. Marinakis’ beneficial ownership of Capital Maritime and Mr. Miltiadis E. Marinakis’ beneficial ownership of Capital Gas. In addition, Mr. Miltiadis E. Marinakis beneficially owns all of the membership interests in our General Partner. See “Standby Purchase Agreement” below for a discussion of the material terms thereof.

We entered into the Standby Purchase Agreement with Capital Maritime in accordance with the terms of the Umbrella Agreement. Pursuant to the Umbrella Agreement, we are conducting the Rights Offering, including the Standby Purchase Agreement, in order to finance a portion of the purchase price for the 11 LNG/C vessels that we have agreed to purchase from Capital Maritime while also giving our other Unitholders the opportunity to maintain their proportional ownership of us at the same price per Common Unit for which Capital Maritime will purchase Common Units in connection with such financing.

If the Rights Offering is fully subscribed by our Unitholders, Capital Maritime will not have the right to acquire any additional Common Units pursuant to its standby purchase commitment because the Standby Purchase Agreement provides that a maximum of $500.0 million may be raised pursuant to the Rights Offering and the standby purchase commitment. If our Unitholders do not purchase any Common Units in the Rights Offering, Capital Maritime will purchase all of the Common Units offered pursuant to this prospectus supplement, or 35,087,719 Common Units.

The Umbrella Agreement and the Standby Purchase Agreement permit us and Capital Maritime to net payments due to each other under the transactions contemplated by the Umbrella Agreement, including the LNG/C vessel acquisitions, the Rights Offering and the Standby Purchase Agreement. Accordingly, we expect all of the cash consideration due to us from Capital Maritime pursuant to the Rights Offering and under the Standby Purchase Agreement to be set off against the total aggregate amount due to Capital Maritime from us under the Umbrella Agreement in respect of the 11 LNG/C vessels that we have agreed to purchase from Capital Maritime and we do not expect to receive any cash proceeds from Capital Maritime pursuant to the Rights Offering and under the Standby Purchase Agreement. See “Use of Proceeds.”

There will be no fee payable to Capital Maritime pursuant to the Standby Purchase Agreement.

Non-Transferability of Rights

The Rights granted to you are non-transferable and, therefore, may not be assigned, gifted, purchased, sold or otherwise transferred to anyone else. Notwithstanding the foregoing, Rights may be transferred to the estate of the recipient upon the death of such recipient. If the Rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the Expiration Date.

Regulatory Limitation

We will not be required to issue our Common Units to you pursuant to the Rights Offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control the Common Units and if, at the time the Rights Offering expires, you have not obtained this clearance or approval.

U.S. Federal Income Tax Treatment of Rights Distribution

We do not believe that a U.S. Holder, as defined in “Certain Material U.S. Federal Income Tax Consequences” to this prospectus supplement, will recognize income, gain, or loss for U.S. federal income tax purposes upon the receipt and exercise of the rights. See “Certain Material U.S. Federal Income Tax Consequences” of this prospectus supplement for further discussion.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RECEIPT, EXERCISE, EXPIRATION, AND SALE OF THE RIGHTS IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION. WE ARE NOT PROVIDING ANY TAX ADVICE IN CONNECTION WITH THE RIGHTS OFFERING.

Common Units Outstanding After the Rights Offering

As of November 24, 2023, 19,951,424 Common Units (excluding 870,522 treasury units and 348,570 general partner units) were issued and outstanding. Assuming the Rights Offering is fully subscribed (either with or without the standby purchase commitment), then we will issue an additional 35,087,719 Common Units for a total of 55,039,143 Common Units outstanding as of the closing of the Rights Offering. As a result of the Rights Offering and the Standby Purchase Agreement (if applicable), subject to the terms and conditions of the Standby Purchase Agreement, the ownership interests and voting interests of our existing Unitholders that do not fully exercise their Rights will be diluted.

Questions About Exercising Rights

If you have any questions or require assistance regarding the method of exercising your Rights or requests for additional copies of this document, you should contact Georgeson LLC, the Information Agent, at: +1 (888) 275-5885.

Other Matters

We are not making the Rights Offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any of our Common Units from Rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the Rights. We may delay the commencement of the Rights Offering in those states or other jurisdictions, or change the terms of the Rights Offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any Common Units you may elect to purchase by exercise of your Rights in order to comply with state securities laws. We may decline to make modifications to the terms of the Rights Offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the Rights, you will not be eligible to participate in the Rights Offering.

UMBRELLA AGREEMENT

The following description of the Umbrella Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to the complete text of Umbrella Agreement, which was filed as an exhibit to our report on Form 6-K, filed with the SEC on November 13, 2023 and incorporated by reference herein.

On November 13, 2023, we entered into the Umbrella Agreement with Capital Maritime and the General Partner. The Umbrella Agreement was negotiated on our behalf by the Conflicts Committee. The Umbrella Agreement was unanimously approved by the Conflicts Committee on November 12, 2023 and was also unanimously approved by the full board of directors on November 12, 2023. Pursuant to the Umbrella Agreement, we agreed, among other things, to acquire 100% of the equity interests of each of the Capital Maritime subsidiaries that have contracted to acquire 11 newbuild LNG/C vessels from Capital Maritime for an aggregate acquisition price of $3,130.0 million and to take certain other post-closing actions. To finance a portion of the purchase price for the vessels, we agreed to conduct the Rights Offering and enter into the Standby Purchase Agreement. Capital Maritime also agreed to issue to us an unsecured seller’s credit in an amount up to $220.0 million to finance a portion of the purchase price for the vessels.

Vessel Acquisitions

On the closing date of the Umbrella Agreement, we and Capital Maritime have agreed to enter into 11 share purchase agreements, pursuant to which we and/or a wholly owned subsidiary of ours will acquire 100% of the equity interests of each of the Capital Maritime subsidiaries that have contracted to acquire 11 newbuild LNG/C vessels. The total aggregate acquisition price for the Vessels is $3,130,000,000 of which $2,023,783,016 will be paid to Capital Maritime. Each vessel will have a capacity of 174,000 CBM and was built or is under construction at Hyundai. The table below sets forth summary information concerning the vessels and the purchase price.

Vessel	Charter: Charterer Employment Type and Years As of 15/12/23	Financing Commitment: Financing Institution, Loan Amount, Margin, Term	Contractual Delivery Date	Expected/ Actual Delivery Date	Acquisition Price from Capital Maritime	Deposit	Total Price for CPLP
Amore Mio I
AMORE MIO I	Qatar Energy Trading LLC, Time charter, 2.8 years	Sale and lease back transaction with CMB Financial Leasing Co. Ltd, $196,316,984.00 2.05%, 10 years	Delivered	Delivered	$141,683,016	—	$338,000,000
Initial Vessels
AXIOS II	Bonny Gas Transport Limited, Bareboat Charter 7.0 years (to start in first quarter of 2025) with 3.0 years extension option	Financing commitment letter with ING Bank N.V. for Senior Secured Term Loan Facility, $190,000,000 1.95% 7 years	December 2023	January 2024	$314,000,000	$31,400,000	$314,000,000
ASSOS	Tokyo LNG Tanker Co. Ltd, Time	Financing term sheet with BNP Paribas for a Japanese	May 2024	May 2024	$277,000,000	$27,700,000	$277,000,000

Vessel	Charter: Charterer Employment Type and Years As of 15/12/23	Financing Commitment: Financing Institution, Loan Amount, Margin, Term	Contractual Delivery Date	Expected/ Actual Delivery Date	Acquisition Price from Capital Maritime	Deposit	Total Price for CPLP
	Charter, 10.0 years	Operating Lease with Call Option, $240,000,000 consisting of a Loan Amount of $192,000,000 & an Equity Amount of $48,000,000, 1.85% on the Loan Amount and Charter Hire on the Equity Amount, 8 years
APOSTOLOS	LNG Marine Transport Limited, Time Charter, 10.5 years with 3.0 years extension option	—	June 2024	June 2024	$302,000,000	$30,200,000	$302,000,000
AKTORAS	Bonny Gas Transport Limited, Bareboat Charter 7.0 years with 3.0 years extension option	—	July 2024	July 2024	$311,000,000	$31,100,000	$311,000,000
ARCHIMIDIS	—	—	January 2026	January 2026	$270,000,000	$27,000,000	$270,000,000
AGAMEMNON	—	—	March 2026	March 2026	$270,000,000	$27,000,000	$270,000,000
Remaining Vessels
ALCAIOS I	—	—	September 2026	September 2026	$38,450,000	—	$263,000,000
ANTAIOS I	—	—	November 2026	November 2026	$38,450,000	—	$263,000,000
ATHLOS	—	—	February 2027	February 2027	$30,600,000	—	$261,000,000
ARCHON	—	—	March 2027	March 2027	$30,600,000	—	$261,000,000

Amore Mio I

The LNG/C Amore Mio I was delivered on October 31, 2023 under a bareboat charter to OMEGA GAS CARRIERS CORP. as disponent owner. Upon the closing date of the Umbrella Agreement, we will enter into a share purchase agreement with Capital Maritime (the “AMI Share Purchase Agreement”), pursuant to which we will acquire 100% of the equity interests of OMEGA GAS CARRIERS CORP and will replace Capital Maritime as guarantor of the performance of OMEGA GAS CARRIERS CORP. under the bareboat charter. Subject to the satisfaction of the terms and conditions of the AMI Share Purchase Agreement, the equity purchase under the AMI Share Purchase Agreement is expected to close on or shortly after the closing date of the Umbrella Agreement. On the date of closing of the equity purchase under the AMI Share Purchase Agreement, we will pay to Capital Maritime the acquisition price for the LNG/C Amore Mio I and OMEGA GAS CARRIERS CORP. will enter into a commercial and technical management agreement with Capital Gas Management, substantially on the same terms as our existing floating management agreement with Capital Gas Management and we will also assume debt in the form of a sale and lease back agreement with CMB Financial Leasing Co., Ltd. in an amount of $196,316,984.

Initial Vessels

The vessels listed in the summary table above under the heading “Initial Vessels” (the “Initial Vessels”) are expected to be delivered by Hyundai between January 2024 and March 2026. Upon the closing date of the Umbrella Agreement, we will enter into six share purchase agreements with Capital Maritime (each an “Initial Vessels Share Purchase Agreement”), pursuant to which we will acquire 100% of the equity interests of each of the vessel-owning companies of the Initial Vessels. Subject to the satisfaction of the terms and conditions of each Initial Vessels Share Purchase Agreement, the equity purchase under each Initial Vessels Share Purchase Agreement is expected to close on or shortly after the date on which the applicable Initial Vessel is delivered to Capital Maritime. Subject to the closing of the Umbrella Agreement, on the date of such closing, we will pay to Capital Maritime a deposit in the amount of 10% of the aggregate acquisition price of the Initial Vessels. The remainder with respect to each Initial Vessel will be paid upon delivery of such vessel and closing of the equity purchase under the applicable Initial Vessels Share Purchase Agreement. On or before the closing date of each Initial Vessels Share Purchase Agreement, each Initial Vessel-owning subsidiary will enter into a commercial and technical management agreement with Capital Gas Management, substantially on the same terms as our existing floating management agreement with Capital Gas Management.

Remaining Vessels

The Vessels listed in the summary table above under the heading “Remaining Vessels” (the “Remaining Vessels”) are expected to be delivered by Hyundai between September 2026 and March 2027. Upon the closing date of the Umbrella Agreement, we will enter into four share purchase agreements with Capital Maritime (each a “Remaining Vessels Share Purchase Agreement” and together with the AMI Share Purchase Agreement and the Initial Vessels Share Purchase Agreements, the “Vessels Share Purchase Agreements”), pursuant to which we will acquire 100% of the equity interests of each of the vessel-owning companies of the Remaining Vessels. Subject to the satisfaction of the terms and conditions of each Remaining Vessels Share Purchase Agreement, the equity purchase under each Remaining Vessels Share Purchase Agreement is expected to close on or shortly after the closing date of the Umbrella Agreement. Subject to the closing of the Umbrella Agreement, on the date of such closing, we will pay to Capital Maritime the aggregate acquisition price for the Remaining Vessels. Following the closing, we will be responsible for payments to Hyundai in respect of the Remaining Vessels in accordance with the terms and conditions of the shipbuilding contracts in respect of the Remaining Vessels. Upon the closing date of the Umbrella Agreement, we will also enter into supervision agreements with Capital Gas Management, pursuant to which Capital Gas Management will supervise the performance of the design, building, equipment, completion and delivery by the shipyard of the Remaining Vessels for a fee of $1,500,000 per vessel. On or before the date that each of the Remaining Vessels is delivered by Hyundai, each Remaining Vessel-owning subsidiary will enter into a commercial and technical management agreement with Capital Gas Management, substantially on the same terms as our existing floating management agreement with Capital Gas Management.

The acquisition price for the LNG/C Amore Mio I, the deposits to be paid under the Initial Vessels Share Purchase Agreements and the acquisition prices for the Remaining Vessels constitute the “Closing Amount” to be paid by us to Capital Maritime on the closing date of the Umbrella Agreement.

The forms of the AMI Share Purchase Agreement, the Initial Vessels Share Purchase Agreements, the Remaining Vessels Share Purchase Agreements, the management agreement and the supervision agreements are included as exhibits to the Umbrella Agreement.

Rights Offering and Standby Purchase Agreement

To finance approximately of $500,000,000 of the purchase price for the 11 LNG/C vessels we agreed to conduct the Rights Offering by distributing to holders of Common Units on the Record Date the Rights to purchase Common Units at a price per Common Unit equal to the greater of (x) $14.25 and (y) 95% of the volume weighted average price of the Common Units trading on the Nasdaq for the period from the second business day after the public announcement of the transactions contemplated by the Umbrella Agreement (which was November 15, 2023) through and including the last trading day immediately prior to the Record Date (which was November 22, 2023); provided that such price shall not be greater than $14.50. Pursuant to the Umbrella Agreement, we also agreed to enter into the Standby Purchase Agreement with Capital Maritime. Capital Maritime will have certain registration rights with respect to Common Units that it acquires in the Rights Offering or pursuant to the Standby Purchase Agreement. See “Standby Purchase Agreement.”

All of the proceeds that we receive from the Rights Offering and the Standby Purchase Agreement will be used to finance a portion of the purchase price for the LNG/C vessels. The Umbrella Agreement and the Standby Purchase Agreement permit us and Capital Maritime to net payments due to each other under the transactions contemplated by the Umbrella Agreement, including the LNG/C vessel acquisitions, the Rights Offering and the Standby Purchase Agreement. Accordingly, we expect all of the cash consideration due to us from Capital Maritime pursuant to the Rights Offering and under the Standby Purchase Agreement to be set off against the total aggregate amount due to Capital Maritime from us under the Umbrella Agreement in respect of the 11 LNG/C vessels and we do not expect to receive any cash proceeds from Capital Maritime pursuant to the Rights Offering and under the Standby Purchase Agreement.

Seller’s Credit Agreement

Capital Maritime agreed to issue to us on the closing date of the Umbrella Agreement an unsecured seller’s credit in an amount up to $220,000,000 to finance a portion of the purchase price for the 11 LNG/C vessels. The seller’s credit will bear interest at a rate of 7.5% per annum and will have a maturity date of June 30, 2027. The seller’s credit agreement will contain customary cross-default provisions. In addition, the seller’s credit agreement will contain a covenant requiring us to prepay any amount drawn under the seller’s credit on a quarterly basis beginning on March 31, 2027 by an amount equal to the excess over $75,000,000 of our cash and cash equivalents that are freely available to us and able to be used by us for general corporate purposes, less any actual or contemplated dividends or other distributions as at each applicable quarter end date. The seller’s credit will also contain a covenant requiring us to prepay any amount drawn under the seller’s credit upon receipt of any new debt proceeds by us (excluding debt secured by first priority security on a vessel) in an amount equal to the net cash proceeds received by us after deducting fees, costs and expenses and after deducting the amount of such proceeds that have been used to refinance any of our existing indebtedness. The form of the seller’s credit agreement is included as an exhibit to the Umbrella Agreement.

Rights of First Refusal

Capital Maritime agreed to grant to us, beginning on the closing date of the Umbrella Agreement, rights of first refusal over (i) transfers of LNG/C vessels owned by Capital Maritime to third-parties, opportunities to order newbuild LNG/C vessels of which Capital Maritime becomes aware and employment opportunities for LNG/C vessels of which Capital Maritime becomes aware, in each case, for a period ending on the tenth anniversary of the closing date of the Umbrella Agreement, (ii) transfers to third parties of either or both of two certain liquid CO2 carriers and either or both of two certain ammonia carriers recently ordered by Capital Maritime for a period ending on the date on which Capital Maritime and its affiliates no longer beneficially own at least 25% of our issued and outstanding Common Units and (iii) if we acquire a New Energy Vessel from Capital Maritime, employment opportunities for such New Energy Vessel of which Capital Maritime becomes aware, for a period ending on the date on which Capital Maritime and its affiliates no longer beneficially own at least 25% of our issued and outstanding Common Units.

Name Change and Business Focus

Pursuant to the Umbrella Agreement, on November 13, 2023 we announced that (i) we and the General Partner shall change our name from “Capital Product Partners L.P.” to “Capital New Energy Carriers L.P.” by or before December 31, 2023 and (ii) we will explore the disposition of our container vessels and abstain from acquiring additional container vessels after the closing date of the Umbrella Agreement. These are statements of intent only and do not require us actually to dispose of our container vessels or to abstain from acquiring additional containers vessels.

Corporate Conversion

Subject to the terms and conditions of the Umbrella Agreement, following the closing date of the Umbrella Agreement, we, acting through the Conflicts Committee, and the General Partner shall in good faith negotiate and jointly work with tax and other advisors to agree to mutually acceptable terms for our conversion from a Marshall Islands limited partnership to a corporation with customary corporate governance provisions and, subject to reaching such agreement, shall use reasonable best efforts to cause such conversion to have been completed within six months of the closing date of the Umbrella Agreement. We can make no assurances that we will convert to a corporation or, if such conversion occurs, as to the corporate governance provisions that would be adopted by us upon such conversion. See “Risk Factors—We may not complete our conversion from a Marshall Islands limited partnership to a corporation with customary corporate governance that we have committed to consider pursuant to the Umbrella Agreement.”

Conditions to Closing

The Rights Offering, the closing of the Standby Purchase Agreement, the execution of the Vessels Share Purchase Agreements, the execution of the seller’s credit agreement and the effectiveness of the right of first refusal are subject to closing conditions, including the following:

In the case of the Partnership and Capital Maritime:

(i) the absence of any order or injunction by a court or governmental agency, or the enactment of a law, that would enjoin, prohibit or make illegal the transactions contemplated by the Umbrella Agreement and the absence of an investigation or proceeding by any governmental authority with respect to the transactions that seeks to restrain, enjoin, prohibit, delay or make illegal the consummation of the transactions or to impose any material restrictions or requirements on the transactions or on the parties with respect thereto;

(ii) (A) we have not sustained, since November 13, 2023, any loss or interference with our business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, or (B) since November 13, 2023 there has not been any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), results of operations, unitholders’ equity, properties, management, business or prospects of us, or the vessels or the vessel-owning companies taken as a whole, the effect of which is, individually or in the aggregate, in the judgment of Capital Maritime or the Conflicts Committee, so material and adverse as to make it impracticable or inadvisable to proceed with the transactions on the terms and in the manner contemplated in this Agreement (a “Material Adverse Change”); and

(iii) the absence of (A) a suspension or material limitation in trading in securities generally on Nasdaq; (B) a suspension or material limitation in trading in the Common Units on Nasdaq; (C) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (D) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or (E) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (D) or (E) in the judgment of the Conflicts Committee or Capital Maritime makes it impracticable or inadvisable to proceed with the transactions on the terms and in the manner contemplated in the Umbrella Agreement (an “Adverse Market Development”);

In the case of the Partnership:

(i) each of the representations and warranties of Capital Maritime contained in the Umbrella Agreement being true and correct in all material respects as of November 13, 2023 and as of the closing date;

(ii) Capital Maritime and the General Partner performing and complying with all of their agreements and covenants pursuant to the Umbrella Agreement in all material respects; and

(iii) the closing of the Rights Offering and of the Standby Purchase Agreement Closing will occur on the closing date;

In the case of Capital Maritime and the General Partner:

(i) each of the representations and warranties of ours contained in the Umbrella Agreement being true and correct in all material respects as of November 13, 2023 and as of the closing date; and

(ii) we perform and comply with all our agreements and covenants pursuant to the Umbrella Agreement in all material respects; and

In the case of Capital Maritime: our payment of the Closing Amount on the closing date, which may be set off as described above.

Termination

The Umbrella Agreement may be terminated at any time by mutual consent of the parties. Either Capital Maritime or us may terminate the Umbrella Agreement if (i) the closing date of the Rights Offering has not occurred on or before January 18, 2024, (ii) any governmental authority has issued a statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Umbrella Agreement, (iii) there has been a material breach of or any material inaccuracy in any of the representations or warranties set forth in the Umbrella Agreement on the part of the other party, which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, (iv) there has been a material breach of any of the covenants or agreements set forth in the Umbrella Agreement on the part of the other party, which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or (v) there has occurred a Material Adverse Change or an Adverse Market Development.

STANDBY PURCHASE AGREEMENT

The following description of the Standby Purchase Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to the complete text of Standby Purchase Agreement, which is included as Exhibit 2.2 to the Umbrella Agreement. The Umbrella Agreement was filed as an exhibit to our report on Form 6-K, filed with the SEC on November 13, 2023 and incorporated by reference herein.

We and Capital Maritime have entered into the Standby Purchase Agreement on November 24, 2023. Pursuant to the Standby Purchase Agreement, Capital Maritime has agreed to purchase from us, in a private offering to be closed promptly following the closing of the Rights Offering, the remaining Common Units that are not purchased through the exercise of Rights at the subscription price per Common Unit in the Rights Offering. There will be no standby purchase fee payable to Capital Maritime pursuant to the Standby Purchase Agreement.

Our and Capital Maritime’s respective obligations under the Standby Purchase Agreement will be subject to (i) the consummation of the Rights Offering in all material respects in accordance with the terms and conditions described in this prospectus supplement; (ii) the absence of a judgment, injunction, decree, regulatory proceeding or other legal restraint prohibiting the consummation of the transactions contemplated by the Standby Purchase Agreement; (iii) the representations and warranties of the other party contained in the Standby Purchase Agreement shall be true and correct in all material respects as of November 24, 2023 and the closing date; and (iv) the other party shall have performed in all material respects its obligations under the Standby Purchase Agreement.

Either party may terminate the Standby Purchase Agreement if (i) the other party materially breaches its obligations under the Standby Purchase Agreement and such breach is not cured within 20 business days following written notice of such breach or (ii) the transactions contemplated by the Standby Purchase Agreement are not consummated by January 18, 2024 through no fault of the terminating party.

Registration Rights

Pursuant to the Umbrella Agreement, the registration and indemnification rights provided for in Section 7.19 of the Partnership Agreement shall apply to any Common Units issued pursuant to the Standby Purchase Agreement and/or acquired by Capital Maritime or its affiliates in the Rights Offering (and may be assigned, in whole or in part, in accordance with clause (e) of Section 7.19 of the Partnership Agreement). In addition, no later than 30 days after a written request by Capital Maritime which may be made beginning on the date that is six months following the closing date of the Umbrella Agreement (or such earlier time as may be agreed by the Conflicts Committee), we will prepare and file with the SEC a registration statement under the Securities Act, on Form F-3 or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto, which covers all Common Units issued pursuant to the Standby Purchase Agreement and/or acquired by Capital Maritime or its affiliates in the Rights Offering (the “Shelf Registration Statement”), and will use reasonable best efforts to cause such Shelf Registration Statement to become effective and remain effective pursuant to Section 7.19 of the Partnership Agreement. At any time and from time to time that the Shelf Registration Statement is effective, if Capital Maritime requests, we will as promptly as practicable amend or supplement the Shelf Registration Statement to add a holder of such Common Units as a selling securityholder in such Shelf Registration Statement. The provisions of Section 7.19 of the Partnership Agreement shall apply to sales of Common Units pursuant to the Shelf Registration Statement.

Pursuant to Section 7.19 of the Partnership Agreement, if the General Partner or any affiliate of the General Partner holds securities of ours that it desires to sell and Rule 144 of the Securities Act or another exemption from registration is not available to enable such person (the “holder”) to dispose of the number of securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of such holder, we will file with the SEC as promptly as practicable after receiving such request, and use our reasonable best efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of securities specified by the holder. We will not be required to effect more than five registrations pursuant to Section 7.19 of the Partnership Agreement. If the Conflicts Committee determines in good faith that the requested registration would be materially detrimental to us and our partners because such registration would (x) materially interfere in a way materially adverse to us with a significant acquisition, merger, disposition, corporate reorganization or other similar transaction involving us, (y) require premature disclosure of material information that we have a bona fide business purpose for preserving as confidential or (z) render us unable to comply with requirements under applicable securities laws, then we shall have the right to postpone such requested registration for a period of not more than 90 days after receipt of the holder’s request, such right not to be utilized more than once in any 12-month period.

If we at any time propose to file a registration statement under the Securities Act for an offering of our securities for cash (other than an offering relating solely to an employee benefit plan), we will use all reasonable best efforts to include such number or amount of securities held by any holder in such registration statement as the holder shall request. In an underwritten offering, if the managing underwriters of such offering advise us and the holder that in their opinion the inclusion of all or some of the holder’s securities would adversely and materially affect the success of the offering, we will include in such offering only that number or amount, if any, securities held by the holder that, in the opinion of the managing underwriters, will not so adversely and materially affect the offering.

The above registration rights will continue to be applicable with respect to the General Partner (and any of the General Partner’s affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the holder to sell all of our securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed.

All costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by us, without reimbursement by the holder. We have agreed to provide indemnification, representations, covenants, opinions and other assurances to the underwriters engaged in connection with any registration referred to in Section 7.19 of the Partnership Agreement. We have also agreed to indemnify each holder, its officers, directors and each person who controls the holder for any claims based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact in connection with such a registration.

PLAN OF DISTRIBUTION

We are distributing, at no charge, to holders of our Common Units non-transferable Rights to purchase up to 35,087,719 Common Units. In the Rights Offering, you will receive one Right for every Common Unit you own at 5:00 p.m., New York City time, on the Record Date, which is November 24, 2023. Each Right will entitle the holders to purchase 1.758657 Common Units at a subscription price of 14.25 per whole Common Unit.

We intend to distribute Rights certificates, copies of this prospectus supplement and the accompanying prospectus, and certain other relevant documents to those persons that were holders of our Common Units at 5:00 p.m., New York City time, on the Record Date.

We have agreed to pay the Subscription Agent and Information Agent customary fees plus certain expenses in connection with the Rights Offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of Rights. Except as described in this section, we are not paying any other commissions, underwriting fees or discounts in connection with the Rights Offering.

If you are the record holder of Common Units, we will mail you a direct registration account statement as soon as practicable following the closing of the Rights Offering. If your Common Units are held through a broker, dealer, custodian bank or other nominee and you purchase Common Units in the Rights Offering, your account with your nominee will be credited by your nominee. Our Common Units issued in connection with the Rights Offering will trade on Nasdaq under the symbol “CPLP”.

We may solicit responses from you as a holder of Rights, but we will not pay any employee or person acting on our behalf any commissions or compensation for these services other than their normal employment compensation. We estimate that our total expenses in connection with the Rights Offering (and excluding other fees and expenses in connection with the Umbrella Agreement that are not related to the Rights Offering) will be approximately $298,800.

If you have any questions, you should contact the Information Agent as provided in “The Rights Offering—Questions About Exercising Rights.”

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section describes the material United States federal income tax consequences to a U.S. Holder (as defined below) of acquiring, owning and exercising the Rights. This section addresses only United States federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including foreign, state or local tax consequences, estate and gift tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. This section applies to you only if you acquire your Rights in the Rights Offering contemplated by this prospectus and you hold your Rights as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, including:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

•	a tax-exempt organization,

•	a life insurance company,

•	a person that actually or constructively owns 10% or more of the total value of all classes of our units or of the total combined voting power of all classes of our units entitled to vote,

•	a person that holds Common Units as part of a straddle or a hedging or conversion transaction,

•	a person that purchases or sells Common Units as part of a wash sale for tax purposes,

•	a U.S. expatriate, or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds Common Units, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. If you are a partner in a partnership holding Common Units, you should consult your tax advisors with regard to the United States federal income tax treatment of the Rights Issuance.

For the purposes of this section, you are a “U.S. Holder” if you are a beneficial owner of Common Units and you are:

•	an individual citizen or resident of the United States for United States federal income tax purposes,

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any U.S. state or the District of Columbia,

•	an estate the income of which is subject to United States federal income taxation regardless of its source, or

•

a trust which either (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person.

Receipt of Rights

While the proper characterization of the Rights Offering is not entirely clear, to the extent required to do so, we intend to treat the issuance as a tax-free distribution for United States federal income tax purposes, and the remainder of this disclosure assumes the accuracy of this treatment. You should consult your own tax advisors concerning the United States federal income tax consequences of the Rights Offering in light of your particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.

Tax Basis in the Rights

We generally expect your basis in the Rights you receive to be zero, unless either (i) the fair market value of your Rights on the date such Rights are distributed equals 15% or more of the value of the existing Common Units with respect to which you receive the Rights or (ii) you elect to allocate to the Rights a portion of your basis in the existing Common Units with respect to which you will have received the Rights. If either of these situations applies, basis will be allocated in proportion to the relative fair market value of the existing Common Units and Rights distributed thereon on the date the Rights are distributed. If you wish to make the election to allocate a portion of your basis in the existing Common Units to the Rights, you must attach a statement to this effect to your U.S. federal income tax return for the tax year in which you receive the Rights. The election will apply to all Rights you receive pursuant to the Rights Offering and, once made, will be irrevocable.

In the event that the value of the Rights is less than 15% of the value of the existing Common Units with respect to which the Rights are distributed, you should consult your own tax advisors regarding the advisability of making such an election.

Exercise of Rights

We do not believe you will realize gain or loss upon the receipt of new Common Units pursuant to the exercise of the Rights. Your basis in such new Common Units is expected to equal the sum of (i) the subscription price paid therefor and (ii) your basis, if any, in the Rights exercised to obtain such Common Units. Your holding period in each new Common Unit acquired through the exercise of the Rights is expected to begin with and include the date of exercise.

Expiration of Rights

If your Rights expire, we do not believe you will recognize any gain or loss for United States federal income tax purposes upon expiration of the Rights. If you have tax basis in the expired Rights, we generally expect such tax basis to be re-allocated to the tax basis of the Common Units with respect to which the Rights were received. If the Rights expire after you have disposed of the Common Units with respect to which the Rights are received, you should consult your tax advisor regarding your ability to recognize a loss (if any) on the expiration of the Rights.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses that we expect to incur in connection with the Rights Offering. With the exception of the SEC registration fee, all amounts are estimates.

SEC registration fee*	$73,800
Legal and advisory fees and expenses	$150,000
Subscription Agent and Information Agent fees	$60,000
Printing and miscellaneous	$15,000
Total	$298,800

*	Previously paid with respect to the up to $500,000,000 of securities registered by the Partnership on the registration statement that became effective on September 29, 2023.

VALIDITY OF SECURITIES

The validity of the Common Units offered by this prospectus supplement is being passed upon by Watson Farley & Williams LLP. We are also being advised by Sullivan & Cromwell LLP as to certain matters of New York law.

EXPERTS

The consolidated financial statements of Capital Product Partners L.P. as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022, incorporated by reference in this Prospectus by reference to Capital Product Partners L.P.’s annual report on Form 20-F for the year ended December 31, 2022, and the effectiveness of Capital Product Partners L.P.’s internal control over financial reporting have been audited by Deloitte Certified Public Accountants, S.A., an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing. The office of Deloitte Certified Public Accountants, S.A. is located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 151 25, Greece.

PROSPECTUS

$500,000,000

Capital Product Partners L.P.

Common Units

Preferred Units

Debt Securities

Rights

This prospectus relates to:

•	Common units;

•	Preferred units;

•	Debt securities, including debt securities convertible into or exchangeable for common units or other securities; and

•	Rights.

The aggregate offering price of the securities issued under this prospectus may not exceed $500,000,000. We may offer these common units, preferred units, debt securities or rights directly or to or through underwriters, dealers or other agents. The names of any underwriters or dealers will be set forth in the applicable prospectus supplement.

Our common units trade on the Nasdaq Global Market under the symbol “CPLP.”

This prospectus provides you with a general description of the common units, preferred units, debt securities and rights. Each time we offer to sell common units, preferred units, debt securities or rights, we will provide a prospectus supplement that will contain specific information about those securities and the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. You should also read the documents we refer to in the “Where You Can Find More Information” section of this prospectus for information about us and our financial statements.

Limited partnerships are inherently different from corporations. Investing in our securities involves risks. See “Risk Factors” beginning on page 8 and in the applicable prospectus supplement, before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 29, 2023.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we have filed with the U.S. Securities and Exchange Commission (the “SEC” or “the Commission”) using a “shelf” registration process. Under this shelf registration process, we may sell, in one or more offerings, up to $500,000,000 in total aggregate offering price of the common units, preferred units, debt securities or rights, each as described in this prospectus. This prospectus generally describes Capital Product Partners L.P. and the securities we may offer. Each time we offer securities with this prospectus, we will provide this prospectus and a supplement to this prospectus that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering, including the specific terms of the securities being offered. The prospectus supplement may also add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

In this prospectus:

•	the “Partnership,” “CPLP,” “we,” “us” or “our” refer to Capital Product Partners L.P. and, unless the context otherwise requires, its consolidated subsidiaries;

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“CPLP PLC” refers to CPLP Shipping Holdings PLC, a public limited liability company and wholly owned subsidiary of CPLP, which issued €100.0 million and €150.0 million of senior unsecured bonds guaranteed by CPLP (the “Bonds”) listed on the Athens Stock Exchange in July 2022 and October 2021, respectively;

•	“Capital Maritime” refers to Capital Maritime & Trading Corp., our sponsor;

•	“General Partner” refers to Capital GP L.L.C., our general partner;

•	“Capital-Executive” refers to Capital-Executive Ship Management Corp.;

•	“Capital Ship Management” refers to Capital Ship Management Corp.;

•	“Capital Gas” refers to Capital Gas Ship Management Corp.;

•	the “Managers” refers to our managers, Capital-Executive , Capital Ship Management and Capital Gas;

•	“financing arrangements” refers to our debt financing arrangements as well as to our sale-leaseback financing arrangements, seller’s credit agreements and the Bonds; and

•	“debt” includes indebtedness under the financing arrangements.

Unless otherwise indicated, all references in this prospectus to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars, and financial information presented in this prospectus is prepared in accordance with accounting principles generally accepted in the United States or “GAAP.” References to our “Annual Report” are to our Annual Report on Form 20-F for the year ended December 31, 2022 incorporated by reference herein.

You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the heading “Where You Can Find More Information.” We have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell securities in any jurisdiction where an offer or sale is not permitted. You should not assume that the information appearing in this prospectus or information we previously filed with the SEC that is incorporated by reference herein is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since such dates.

CAPITAL PRODUCT PARTNERS L.P.

We are a limited partnership organized under the laws of the Republic of the Marshall Islands on January 16, 2007, by Capital Maritime, an international shipping company with a long history of operating and investing in the shipping market. We maintain our principal executive headquarters at 3 Iassonos Street, Piraeus, 18537 Greece and our telephone number is +30 210 4584 950.

We are an international owner of ocean-going vessels.

Our primary business objective is to make distributions to our unitholders on a quarterly basis and increase the level of our distributable cash flow over time, while growing our business, subject to shipping and charter market developments and our ability to obtain required financing and access financial markets.

We seek to rely on medium- to long-term, fixed-rate period charters and on our Managers’ cost-efficient management of our vessels to provide visibility of revenues, earnings and distributions in the medium- to long-term. As our vessels come up for re-chartering, we seek to redeploy them on terms that reflect our expectations of the market conditions prevailing at the time.

We intend to further evaluate potential opportunities to acquire both newly built and second-hand vessels from Capital Maritime and its affiliates or third parties (including, potentially, through the acquisition of, or combination with, other shipping businesses) in a prudent manner that is accretive to our unitholders and long-term distribution growth, subject to approval of our board of directors, overall market conditions and our ability to obtain required financing and access financial markets. From time to time, we may also seek to opportunistically dispose of vessels based on prevailing conditions.

We generally rely on external financing sources, including bank borrowings and, depending on market conditions, the issuance of debt and equity securities, to fund the acquisition of new vessels.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC, utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, we may, from time to time, sell up to $500,000,000 of the securities described in this prospectus in one or more offerings. This prospectus and any accompanying prospectus supplement do not contain all of the information set forth in the registration statement and the exhibits to the registration statement.

For further information about us, the securities we are offering by this prospectus and any accompanying prospectus supplement and related matters, you should review the registration statement, including the exhibits filed as part of the registration statement. Statements contained in this prospectus and any accompanying prospectus supplement about the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document that is filed as an exhibit to the registration statement.

In addition, we are subject to the information requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), and, in accordance therewith, are required to file with the SEC annual reports on Form 20-F within four months of our fiscal year-end, and provide to the SEC other material information on Form 6-K. These reports and other information may be obtained from the SEC’s website as provided above.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our directors and principal unitholders and the executive officers of our general partner are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including quarterly reports or current reports.

CPLP files annual reports with and furnishes or files other reports and information to the SEC. You may read and copy any document CPLP files with or furnishes to the SEC, including a copy of the registration statement and the exhibits that were filed with the registration statement, free of charge on the SEC website at www.sec.gov.

We also make our periodic reports as well as other information filed with or furnished to the SEC available, free of charge, through our website, at www.capitalpplp.com, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. The information contained on our website, or any other website, is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we file with or furnish to the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. With respect to this prospectus, information that we later file with or furnish to the SEC and that is incorporated by reference will automatically update and supersede information in this prospectus and information previously incorporated by reference into this prospectus.

Each document incorporated by reference into this prospectus is current only as of the date of such document, and the incorporation by reference of such document is not intended to create any implication that there has been no change in our affairs since the date of the relevant document or that the information contained in such document is current as of any time subsequent to its date. Any statement contained in such incorporated documents is deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained in this prospectus, a prospectus supplement or in another document that is incorporated by reference into this prospectus or a prospectus supplement at a later date modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates by reference the documents listed below, which we have previously filed with the SEC. These documents contain important information about us and our financial condition, business and results.

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2022 (our “Annual Report”) filed on April 26, 2023.

•	Report on Form 6-K filed on September 22, 2023, containing our unaudited condensed consolidated financial statements as of June 30, 2023 and for the six months ended June 30, 2023.

•	Exhibit I to the report on Form 6-K, filed on July 26, 2023 regarding our quarterly cash distribution.

•	Exhibit I to the report on Form 6-K, filed on August 11, 2023 announcing the re-appointment of directors by Capital GP L.L.C.

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The description of our common units contained in our Registration Statement on Form 8-A filed on March  20, 2007 and the reports filed on Form 6-K for the purpose of updating such description on September 30, 2011, May 23, 2012, March  21, 2013 and August 26, 2014.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we file with the SEC (but not documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein) (i) after the date of the initial registration statement on Form F-3 of which this prospectus forms a part and prior to effectiveness of such registration statement and (ii) after the date of this prospectus and until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus.

We have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell securities in any jurisdiction where their offer or sale is not permitted.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its website at the addresses provided in the section of this prospectus captioned “Where You Can Find More

Information.” You also may request a copy of any document incorporated by reference in this prospectus (excluding exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost by visiting our website at www.capitalpplp.com or by writing or calling us at the following address:

Capital Product Partners L.P.

Investor Relations Representative

Nicolas Bornozis, President

Capital Link, Inc.

230 Park Avenue—Suite 1536

New York, NY 10160, USA

Tel: +1 212 661-7566

The information contained on our website, or any other website, is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

In reviewing any agreements included as exhibits to the registration statement relating to the securities covered by this prospectus or to other SEC filings incorporated by reference into this prospectus, please be aware that these agreements are attached as exhibits to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement, which representations and warranties may have been made solely for the benefit of the other parties to the applicable agreement and, as applicable:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

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have been qualified by disclosures that may have been made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement (or such other date or dates as may be specified in the agreement) and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time and should not be relied upon by investors in considering whether to invest in our securities.

FORWARD-LOOKING STATEMENTS

Our disclosure and analysis included or incorporated by reference in this prospectus concerning our business, operations, cash flows, and financial position, including, among other things, the likelihood of our success in developing and expanding our business, include “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, financial condition and the markets in which we operate, and involve risks and uncertainties. In some cases, you can identify forward-looking statements by the use of words such as “may,” “might,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “likely,” “intend,” “forecast,” “believe,” “estimate,” “project,” “predict,” “propose,” “potential,” “continue,” “seek” or the negative of these terms or other comparable terminology. Although these statements are based upon assumptions we believe to be reasonable based upon available information, including projections of revenues, operating margins, earnings, cash flows, working capital and capital expenditures, they are subject to risks and uncertainties that are described more fully in this prospectus in the section titled “Risk Factors” beginning on page 8 of this prospectus or documents incorporated by reference in this prospectus. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. As a result, you are cautioned not to rely on any forward-looking statements. Forward-looking statements appear in a number of places in this prospectus or documents incorporated by reference in this prospectus and include statements with respect to, among other things:

•	expectations regarding our ability to make distributions on our common units;

•	our ability to increase our cash available for distribution over time;

•	expectations regarding global economic outlook and growth;

•	expectations regarding shipping conditions and fundamentals, including the balance of supply and demand, as well as trends and conditions in the newbuild markets and scrapping of older vessels;

•	our current and future business and growth strategies and other plans and objectives for future operations;

•	future acquisitions and deliveries of vessels from Capital Maritime or third parties;

•	our continued ability to enter into medium- or long-term, fixed-rate time charters with our charterers and to re-charter our vessels at attractive rates as their existing charters expire;

•	the relationships and reputations of our Managers and our General Partner in the shipping industry;

•	the financial condition, viability and sustainability of our charterers, including their ability to meet their obligations under the terms of our charter agreements;

•	our ability to maximize the use of our vessels;

•	our ability to access debt, credit and equity markets;

•	our ability to service, refinance or repay our financing under our financing arrangements and settle our hedging arrangements;

•	planned capital expenditures and availability of capital resources to fund capital expenditures;

•	the expected lifespan and condition of our vessels;
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changes to the regulatory requirements applicable to the shipping industry, including, without limitation, stricter requirements adopted by international organizations and the European Union (“EU”), or by individual countries or charterers and actions taken by regulatory authorities overseeing such areas as safety and environmental compliance;

•	our ability to successfully operate exhaust gas cleaning systems (“scrubbers”) on certain or all of our vessels;

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the expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards, including new environmental regulations and standards, as well as standard regulations imposed by our charterers applicable to our business;

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the impact of heightened regulations and the actions of regulators and other government authorities, including anti-corruption laws and regulations, as well as sanctions and other governmental actions;

•	our anticipated general and administrative expenses;

•	the adequacy of our insurance arrangements and our ability to obtain insurance and required certifications;

•	the anticipated taxation of our partnership and distributions to our common unitholders;

•	the ability of our General Partner to retain its officers and the ability of our Managers to retain key employees; and

•	anticipated funds for liquidity needs and the sufficiency of cash flows.

The preceding list is not intended to be an exhaustive list of all our forward-looking statements. These and other forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and, therefore, involve a number of risks and uncertainties, including those risks discussed in our Annual Report under the heading “Risk Factors” and in this prospectus in the section titled “Risk Factors” beginning on page 8. The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

Unless required by law, we expressly disclaim any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement. You should carefully review and consider the various disclosures included in our Annual Report and in our other filings made with the SEC that attempt to advise interested parties of the risks and factors that may affect our business, prospects and results of operations.

RISK FACTORS

An investment in our securities involves a high degree of risk. Although many of our business risks are comparable to those that a corporation engaged in a similar business would face, limited partnership interests differ from the capital stock of a corporation in certain respects. You should carefully consider the risk factors discussed or incorporated by reference in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or incorporated by reference in this prospectus, including those in “Item 3. Key Information—D. Risk Factors” in our Annual Report, or included in any annual report on Form 20-F or report on Form 6-K filed after the date of this prospectus (in the case of reports on Form 6-K, to the extent that such reports state that they are incorporated by reference into this prospectus).

CAPITALIZATION

Our capitalization will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and incorporated herein by reference.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds from our sale of securities covered by this prospectus for general partnership purposes, which may include, among other things:

•	acquisitions, including vessel acquisitions;

•	paying or refinancing all or a portion of our indebtedness outstanding at the time;

•	funding working capital or capital expenditures; and

•	acquisition of our common units.

DESCRIPTION OF THE COMMON UNITS

The Units

The common units represent limited partnership interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights and privileges available to limited partners under CPLP’s limited partnership agreement (as amended, the “Partnership Agreement”). Our common units started trading on the Nasdaq Global Market under the symbol “CPLP” on March 30, 2007.

For a description of the rights and privileges of holders of common units under the Partnership Agreement, please refer to “The Partnership Agreement” in the prospectus included in our registration statement on Form F-1 filed with the SEC on March 19, 2007, our reports on Form 6-K filed on September 30, 2011, May 23, 2012, March 21, 2013 and August 26, 2014, our Annual Report, as well as the Partnership Agreement.

Transfer Agent and Registrar

Duties

Computershare serves as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following, which must be paid by common unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If a successor has not been appointed or has not accepted its appointment within 30 days after notice of the resignation or removal, our general partner may, at the direction of our board of directors, act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with the Partnership Agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by the Partnership Agreement;

•	is bound by the terms and conditions of the Partnership Agreement; and

•	gives the consents and waivers contained in the Partnership Agreement.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner of such common units without further inquiry, except as otherwise provided by law or stock exchange regulations. In that case, we expect that the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

DESCRIPTION OF PREFERRED UNITS

Our partnership agreement authorizes our board of directors to establish one or more series of preferred units and to determine, with respect to any series of preferred units, the designations, preferences, rights, powers and duties of that series, and such designations, preferences, rights, powers and duties may include but are not limited to:

•	the designation of the series;

•	the number of units in the series;

•	the terms and conditions upon which each preferred unit in such series will be issued, evidenced, and assigned or transferred;

•	whether distributions, if any, will be cumulative or non-cumulative and the distribution rate of the series;

•	the dates at which distributions, if any, will be payable;

•	the redemption rights and price or prices, if any, for units of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of units of the series;

•	the amounts payable on units of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

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whether the units of the series will be convertible or exchangeable into units of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion or exchange price or prices or rate or rates, any rate adjustments, the date or dates as of which the units will be convertible or exchangeable and all other terms and conditions upon which the conversion or exchange, as applicable, may be made;

•	restrictions on the issuance of units of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

The material terms of any series of preferred units that we may offer through a prospectus supplement will be described in that prospectus supplement. The issuance of new partnership securities is subject to the approval of our General Partner in the case where issuances of equity are not reasonably expected to be accretive to equity within twelve months of issuance or which would otherwise have a material adverse impact on the General Partner or the General Partner interest.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue in the form of one or more series of debt securities. You should read the more detailed provisions of the indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement. The following summary is subject to and is qualified in its entirety by reference to all the provisions of the indenture and its associated documents, including the definitions of certain terms, and, with respect to any particular debt security, to the description of the terms of such debt securities that will be included in the applicable prospectus supplement.

General

The debt securities will be issued under an indenture, to be entered into between us and a trustee to be named in the applicable prospectus supplement, the form of which is filed as an exhibit to the registration statement of which this prospectus is a part. The indenture will provide that debt securities may be issued from time to time in one or more series, without limitation as to the aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any particular series. Specific issuances of debt securities may also be governed by a supplemental indenture, an officer’s certificate or a document evidencing the authorization of any corporate body required by applicable law. The particular terms of each series, or of debt securities forming part of a series, will be described in the prospectus supplement relating to that series. Those terms may vary from the terms described here. This section summarizes material terms of the debt securities that are common to all series, unless otherwise indicated in this section or in the prospectus supplement relating to a particular series.

We may issue debt securities at par, at a premium or as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. We may also issue debt securities as indexed securities or securities denominated in currencies other than the U.S. dollar, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any such debt securities. We will describe the U.S. federal income tax consequences and any other special considerations applicable to original issue discount, indexed or foreign currency debt securities in the applicable prospectus supplement.

The debt securities may be convertible into common units or other securities if specified in the applicable prospectus supplement.

The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of such debt securities;

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any limit on the aggregate principal amount of such debt securities or the series of which they are a part (including any provision for the future offering of additional debt securities of such series beyond any such limit);

•	whether the debt securities will be issued in registered or bearer form;

•	the date or dates on which the debt securities of the series will mature, if any, and any other date or dates on which we will pay the principal of the debt securities of the series, if any;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, and the date or dates from which that interest will accrue;

•	the date or dates on which any interest on the debt securities of the series will be payable and the regular record date or dates we will use to determine who is entitled to receive interest payments;

•	the place or places where the principal and any premium and interest in respect of the debt securities of the series will be payable;

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the period or periods within which, the price or prices at which, and the terms and conditions on which any of such debt securities may be, at our option, redeemed or repurchased, in whole or in part, and the other material terms and provisions applicable to our redemption or repurchase rights;

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the obligation, if any, we may have to redeem or repurchase any such debt securities, including at the option of the holder, the period or periods within which, the price or prices at which, and the terms and conditions on which any of such debt securities will be redeemed or repurchased, in whole or in part, pursuant to such obligation;

•	whether the debt securities will be convertible into, or exchangeable for, common units or other securities, or subordinated in right of payment to senior debt;

•	whether the debt securities will be our secured or unsecured obligations;

•	if other than $1,000 or an even multiple of $1,000, the denominations in which the series of debt securities will be issuable;

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if other than U.S. dollars, the currency in which the debt securities of the series will be denominated or in which the principal of or any premium or interest on the debt securities of the series will be payable;

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if we or you have a right to choose the currency, currency unit or composite currency in which payments on any of the debt securities of the series will be made, the currency, currency unit or composite currency that we or you may elect, the period during which we or you must make the election and the other material terms applicable to the right to make such elections;

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if other than the full principal amount, the portion of the principal amount of the debt securities of the series that will be payable upon a declaration of acceleration of the maturity of the debt securities of the series;

•	any index or other special method we will use to determine the amount of principal or any premium or interest on the debt securities of the series;

•	the applicability of the provisions described under “Defeasance and Covenant Defeasance—Defeasance and Discharge”;

•	if applicable, a discussion of material United States federal and Marshall Islands income tax, accounting or other considerations applicable to the debt securities;

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if we issue the debt securities of the series in whole or part in the form of global securities as described under “Legal Ownership—Global Securities,” the name of the depositary with respect to the debt securities of the series, and the circumstances under which the global securities may be registered in the name of a person other than the depositary or its nominee if other than those described under “Legal Ownership—Global Securities”;

•	the securities clearance system(s) for the debt securities;

•	any covenants to which we will be subject with respect to the debt securities of the series; and

•	any other special features of the debt securities of the series that are not inconsistent with the provisions of the indenture.

In addition, the prospectus supplement will state whether we will list the debt securities of the series on any stock exchange and, if so, which one.

Debt securities may bear interest at fixed or floating rates. We may issue our debt securities at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a discount below their principal amount. Certain special U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement. Moreover, certain special U.S. federal income tax or other considerations, if any, applicable to any debt securities which are denominated in a currency or currency unit other than the U.S. dollar may be described in the applicable prospectus supplement.

Governing Law

Unless otherwise specified in the applicable prospectus supplement or indenture, the governing law of the indenture relating to the debt securities shall be the law of the State of New York.

Form, Exchange and Transfer

The debt securities will be issued, unless otherwise indicated in the applicable prospectus supplement, in denominations that are even multiples of $1,000 and in global registered form. You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an exchange. You may exchange or transfer your registered debt securities at the office of the trustee. The trustee will maintain an office in New York, New York. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also register transfers of the registered debt securities.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a registered debt security will only be made if the security registrar is satisfied with your proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities in order to freeze the list of holders to prepare the mailing during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Payment and Paying Agents

If your debt securities are in registered form, we will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the “regular record date” and will be stated in the prospectus supplement.

We will pay interest, principal, additional amounts and any other money due on the registered debt securities at the corporate trust office of the applicable trustee in New York City. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. Interest on global securities will be paid to the holder thereof by wire transfer of same-day funds.

Holders buying and selling debt securities must work out between themselves how to compensate for the fact that we will pay all the interest for an interest period to, in the case of registered debt securities, the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro-rate interest fairly between the buyer and seller. This pro-rated interest amount is called “accrued interest.”

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called “paying agents.” We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for the debt securities of any series that you hold.

Ranking

Unless otherwise provided in a prospectus supplement relating to any debt securities, our debt securities will not be secured by any of our assets or properties. As a result, the securities will effectively be subordinated to our secured indebtedness, if any, and indebtedness preferred by law.

The applicable prospectus supplement will indicate whether the debt securities are subordinated to any of our other debt obligations. If they are not subordinated, in the event of bankruptcy or liquidation proceeding against us, they will rank equally with all our other unsecured and unsubordinated indebtedness, except for indebtedness having priority by operation of law.

Restrictive Covenants

Restrictive covenants, if any, with respect to any of our debt securities may be contained in the applicable supplemental indenture and described in the applicable prospectus supplement with respect to those securities. You should refer to the prospectus supplement relating to a particular series of debt securities for information about any deletions from, modifications of or additions to, the events of default or covenants of ours contained in the indenture, including any addition of a covenant or other provision providing event risk or similar protection.

Redemption and Repayment

Unless otherwise indicated in the applicable prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund; that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, other than as set forth in “—Optional Tax Redemption” below, we will not be entitled to redeem your debt security before its stated maturity unless the applicable prospectus supplement specifies a redemption commencement date. You will not be entitled to require us to buy your debt security from you, before its stated maturity, unless the applicable prospectus supplement specifies one or more repayment dates.

If the applicable prospectus supplement specifies a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which may be expressed as a percentage of the principal amount of your debt security or by reference to one or more formulas used to determine the applicable redemption price. It may also specify one or more redemption periods during which the redemption price or prices relating to the redemption of debt securities during those periods will apply.

If the applicable prospectus supplement specifies a redemption commencement date, we may redeem your debt security at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed. If less than all of the debt securities are redeemed, the trustee will choose the debt securities to be redeemed by lot, or in the trustee’s discretion, pro-rata.

If the applicable prospectus supplement specifies a repayment date, your debt security will be repayable by us at our option on the specified repayment date at the specified repayment price, together with interest accrued and any additional amounts to the repayment date.

In the event that we exercise an option to redeem any debt security, we will give to the trustee and the holder written notice of the principal amount of the debt security to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described under the heading “—Notices.”

If a debt security represented by a global security is subject to repayment at the holder’s option, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect holders who own beneficial interests in the global security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

Street name and other indirect holders should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

In the event that the option of the holder to elect repayment as described above is deemed to be a “tender offer” within the meaning of Rule 14e-1 under the Exchange Act, we will comply with Rule 14e-1 as then in effect to the extent it is applicable to us and the transaction.

Subject to any restrictions that will be described in the prospectus supplement, we or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, in our discretion, be held, resold or canceled.

Optional Tax Redemption

Unless otherwise indicated in a prospectus supplement, we shall have the option (but not the obligation) to redeem, in whole but not in part, the debt securities where, as a result of a change in, execution of or amendment to any laws or treaties or the official application or interpretation of any laws or treaties, we would be required to pay additional amounts as described later under “Payment of Additional Amounts.” This applies only in the case of changes, executions or amendments that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities.

If the debt securities are redeemed, the redemption price for debt securities (other than original issue discount debt securities) will be equal to the principal amount of the debt securities being redeemed plus accrued interest and any additional amounts due up to, but not including, the date fixed for redemption. The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such securities. Furthermore, we must give you between 30 and 60 days’ notice before redeeming the debt securities.

Conversion or Exchange Rights

If debt securities of any series are convertible or exchangeable, the applicable prospectus supplement will specify:

•	the type of securities into which they may be converted or exchanged;

•	the conversion price or exchange ratio, or its method of calculation;

•	whether conversion or exchange is mandatory or at the holder’s election;

•	how and when the conversion price or exchange ratio may be adjusted; and

•	any other important terms concerning the conversion or exchange rights.

Payment of Additional Amounts

All payments in respect of debt securities by any person on behalf of CPLP or any successor thereto (each, a “Payor”), shall be made free and clear of, and without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (collectively, “Taxes”) imposed, collected, withheld, assessed or levied by or on behalf of (1) the Republic of the Marshall Islands or any political subdivision or governmental authority thereof or therein having power to tax; and (2) any other jurisdiction in which the Payor is organized, tax resident or engaged in business, or any political subdivision or governmental authority thereof or therein having the power to tax (any such authority, a “Taxing Authority”), unless the withholding or deduction of the Taxes is required by law. In the event that we are required to withhold or deduct any amount for or on account of such Taxes from any payment made under or with respect to any debt securities, we will except in the circumstances set forth below pay such additional amounts so that the net amount received by each holder of debt securities, including the additional amounts, will equal the amount that such holder would have received if such Taxes had not been required to be withheld or deducted. We refer to the amounts that we are required to pay to preserve the net amount receivable by the holders of debt securities as “Additional Amounts.”

Our obligation to pay Additional Amounts is, however, subject to several important exceptions. Additional Amounts will not be payable with respect to a payment made to a holder of debt securities to the extent:

•

that any such Taxes would not have been so imposed but for the existence of any current or former connection between such holder and the jurisdiction of the Taxing Authority imposing such Taxes, other than the mere receipt of such payment, acquisition, ownership or disposition of such debt securities or the exercise or enforcement of rights under the debt securities or the indenture;

•	that any such Taxes are imposed on or measured by net income of the beneficiary or holder or his net wealth or similar;

•

of any such Taxes required to be withheld by any paying agent from any payment of principal or of interest on the debt securities, if such payment can be made without withholding by any other paying agent and we duly provide for such other paying agent;

•	of any estate, inheritance, gift, sales, transfer, or personal property Taxes imposed with respect to the debt securities, except as otherwise provided in the indenture;

•	that any such Taxes are payable other than by deduction or withholding from payments on the debt securities;

•

that any such Taxes would not have been imposed but for the presentation of the debt securities, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficiary or holder thereof would have been entitled to Additional Amounts had the debt securities been presented for payment on any date during such 30-day period;

•

that such holder would not be liable or subject to such withholding or deduction of Taxes but for the failure to make a valid declaration of non-residence, residence or other similar claim for exemption or to provide a certificate, if:

(1)

the making of such declaration or claim or the provision of such certificate is required or imposed by statute, treaty, regulation, ruling or administrative practice of the relevant Taxing Authority as a precondition to an exemption from, or reduction in, the relevant Taxes; and

(2)

at least 60 days prior to the first payment date with respect to which we shall apply this condition, we shall have notified all holders of the debt securities in writing that they shall be required to provide such declaration or claim; and

•	of any combination of the above conditions.

Such Additional Amounts also will not be payable where, had the beneficial owner of the debt securities been the holder of such debt securities, it would not have been entitled to payment of Additional Amounts by reason of the conditions set forth above. The prospectus supplement relating to the debt securities may describe additional circumstances in which we would not be required to pay additional amounts.

Notwithstanding any other provision in the indenture, any amounts to be paid on the debt securities will be paid net of any deduction or withholding imposed or required pursuant to, or made for or on account of, Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and no Additional Amounts will be required to be paid on account of any such deduction or withholding.

We will also:

•	withhold or deduct the Taxes as required;

•	remit the full amount of Taxes deducted or withheld to the relevant Taxing Authority in accordance with all applicable laws;

•	use our reasonable efforts to obtain from each Taxing Authority imposing such Taxes copies of tax receipts evidencing the payment of any Taxes deducted or withheld; and

•

upon request, and to the extent reasonably practicable, make available to the holders of the debt securities, within 90 days after the date the payment of any Taxes deducted or withheld is due pursuant to applicable law, copies of tax receipts evidencing such payment by us or if, notwithstanding our efforts to obtain such receipts, the same are not obtainable, other evidence of such payments.

At least 30 days prior to each date on which any payment under or with respect to the debt securities is due and payable, if we will be obligated to pay Additional Amounts with respect to such payment, we will deliver to the trustee an officer’s certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and such other information as is necessary to enable the trustee to pay such Additional Amounts to holders of the debt securities on the payment date.

In addition, we will pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest, penalties and Additional Amounts with respect thereto, payable in the Marshall Islands or the United States or any political subdivision or taxing authority of or in the foregoing in respect of the creation, issue, offering, enforcement, redemption or retirement of the debt securities if and to the extent any such creation, issue, offering, enforcement, redemption or retirement was required pursuant to applicable law or ordered by a court or Taxing Authority.

The foregoing provisions shall survive any termination or the discharge of the indenture and shall apply to any jurisdiction in which any successor to us is organized or is engaged in business for tax purposes or any political subdivisions or taxing authority or agency thereof or therein.

Whenever in the indenture, the debt securities, in this “Description of Debt Securities” or in the applicable prospectus supplement there is mentioned, in any context, the payment of principal, premium, if any, redemption price, interest or any other amount payable under or with respect to any note, such mention includes the payment of Additional Amounts to the extent payable in the particular context.

In the event that Additional Amounts actually paid with respect to the debt securities pursuant to the preceding paragraphs are based on rates of deduction or withholding of Taxes in excess of the appropriate rate applicable to the holder of such debt securities, and as a result thereof such holder is entitled to make a claim for a refund or credit of such excess from the Taxing Authority imposing such Taxes, then such holder shall, by accepting such debt securities, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such excess to us. However, by making such assignment, the holder makes no representation or warranty that we will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto.

Defeasance and Covenant Defeasance

We may, to the extent indicated in the applicable prospectus supplement, elect, at our option at any time, to have the provisions of the indenture relating to defeasance and discharge of indebtedness or to defeasance of certain restrictive covenants in the indenture, applied to the debt securities of any series, or to any specified part of a series.

Defeasance and Discharge. Upon the exercise of our option, if any, to have applied the provisions of the indenture relating to defeasance and discharge, we will be discharged from all our payment and other obligations, and the provisions relating to subordination, if any, will cease to be effective, with respect to such debt securities, subject to certain exceptions, upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. Government Obligations, as such term is defined in the indenture, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on their respective stated maturities. Such defeasance may occur only if we have complied with certain conditions that will be set forth in the relevant indenture.

Defeasance of Certain Covenants. Upon the exercise of our option, if any, to have applied the provisions of the indenture relating to defeasance of certain restrictive covenants in the indenture, we may omit to comply with certain restrictive covenants, including any that may be described in the applicable prospectus supplement, and the occurrence of certain events of default as specified in the applicable prospectus supplement, will be deemed not to be or result in an event of default and the provisions relating to subordination, if any, will cease to be effective, in each case with respect to such debt securities, subject to certain exceptions, upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. Government Obligations, as such term is defined in the indenture, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities. Such defeasance or discharge may occur only if we have complied with certain conditions that will be set forth in the relevant indenture.

Events of Default

Each of the following will constitute an event of default under the indenture with respect to the debt securities of any series:

•	failure to pay principal of or any premium on any debt securities of such series when due, continued for 30 days;

•	failure to pay any interest on any debt securities of such series when due, continued for 30 days;

•

failure to perform any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the trustee, or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, as provided in the indenture;

•	failure to pay when due (subject to any applicable grace period) any principal in an amount exceeding $50 million under an agreement evidencing indebtedness for money we borrowed, or acceleration of any indebtedness for money we borrowed having an aggregate principal amount outstanding of at least $50 million, if, in the case of any such failure, such indebtedness has not been discharged or, in the case of any such acceleration, such indebtedness has not been discharged or such acceleration has not been rescinded or annulled, in each case within 30 days after written notice has been given by the trustee, or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, as provided in the indenture; and

•	certain events in bankruptcy, insolvency or reorganization.

The applicable prospectus supplement will describe any additional events of default.

If an event of default (other than an event of default related to certain events in bankruptcy, insolvency or reorganization) with respect to the debt securities of any series at the time outstanding shall occur and be continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of such series by notice as provided in the indenture may declare the principal amount of the debt securities of such series (or, in the case of any debt security that is an original issue discount security or the principal amount of which is not then determinable, such portion of the principal amount of such security, or such other amount in lieu of such principal amount, as may be specified in the terms of such debt security) to be due and payable immediately. If an event of default related to certain events in bankruptcy, insolvency or reorganization with respect to the debt securities of any series at the time outstanding shall occur, the principal amount of all the debt securities of such series (or, in the case of any such original issue discount security or other debt security, such specified amount) will automatically, and without any action by the trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the indenture. For information as to waiver of defaults, see “—Modification and Waiver.”

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series, (ii) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series have made written request, and such holder or holders have offered reasonable indemnity, to the trustee to institute such proceeding as trustee and (iii) the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of such series a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security.

We will be required to furnish to the trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults. The indenture provides that if a default occurs with respect to debt securities of any series, the trustee will give the holders of the relevant series notice of the default when, as and to the extent provided by the Trust Indenture Act of 1939. However, in the case of any default under any covenant with respect to the series, no notice of default to holders will be given until at least 30 days after the occurrence of the default.

An event of default under any of our other outstanding or future debt instruments or guarantees shall not constitute an event of default under the terms of the indenture and the debt securities described in this prospectus.

Modification and Waiver

There are three types of changes we can make to the indenture and the debt securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. These are the following types of changes:

•	change the stated maturity of the principal, interest or premium on a debt security;

•	reduce any amounts due on a debt security;

•	change any obligation to pay the additional amounts described under “—Payment of Additional Amounts”;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment, conversion or exchange;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the indenture or to waive specified defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture.

Changes Requiring a Majority Vote. The second type of change to the indenture and the debt securities is the kind that requires a vote of approval by the holders of debt securities that together represent a majority of the outstanding aggregate principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes, amendments, supplements and other changes that would not adversely affect holders of the debt securities in any material respect. For example, this vote would be required for us to obtain a waiver of all or part of any covenants described in an applicable prospectus supplement or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category described previously beginning above under “Modification and Waiver—Changes Requiring Your Approval” unless we obtain your individual consent to the waiver.

Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications of ambiguities, omissions, defects and inconsistencies, amendments, supplements and other changes that would not adversely affect holders of the debt securities in any material respect, such as adding covenants, additional events of default or successor trustees.

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

•

For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	Debt securities that we, any of our affiliates and any other obligor under the debt securities acquire or hold will not be counted as outstanding when determining voting rights.

•

For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the prospectus supplement for that security.

•

For debt securities denominated in one or more foreign currencies, currency units or composite currencies, we will use the U.S. dollar equivalent as of the date on which such debt securities were originally issued.

Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described under “Defeasance and Covenant Defeasance—Defeasance and Discharge.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we or, if it sets the record date, the trustee may specify. We may shorten or lengthen (but not beyond 180 days) this period from time to time.

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Notices

Notices to be given to direct holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to direct holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, direct holders may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Further Issues

We may from time to time, without notice to or the consent of the holders of debt securities previously offered under this prospectus, create and issue additional debt securities having the same terms as and ranking equally and ratably with the debt securities previously offered under this prospectus in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional debt securities or except for the first payment of interest following the issue date of such additional debt securities), so that such additional debt securities shall be consolidated and form a single series with, and shall have the same terms as to status, redemption or otherwise as, those debt securities, provided that if such additional debt securities are not fungible with the applicable series of debt securities previously offered under this prospectus, such additional debt securities will have a separate CUSIP number.

Consent to Service of Process

The indenture will provide for the appointment of an authorized agent for service of process in any legal action or proceeding arising out of or relating to the indenture or the debt securities offered under the indenture brought in any federal or state court in the Borough of Manhattan, City of New York, New York, United States and will identify such agent for service of process. In addition, we will irrevocably submit to the non-exclusive jurisdiction of such courts in any such legal action or proceeding.

Regarding the Trustee

We may appoint a trustee with whom we and/or some of our affiliates maintain banking relations in the ordinary course of business. If an event of default occurs, or an event occurs that would be an event of default if the requirements for giving us default notice or our default having to exist for a specified period of time were disregarded, the trustee may be considered to have a conflicting interest with respect to the debt securities or the indenture for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign as trustee under the applicable indenture and we would be required to appoint a successor trustee.

DESCRIPTION OF RIGHTS

Rights may be issued independently or together with any other security and may or may not be transferable. As part of a rights offering, we may enter into a standby underwriting or other backstop arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such rights offering. If we issue rights, they may be governed by a separate subscription agent agreement that we will sign with a bank or trust company, as rights agent, that will be named in the applicable prospectus supplement. The rights agent will act solely as our agent and will not assume any obligation to any holders of rights certificates or beneficial owners of rights. The following summary of certain provisions of the rights does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of any subscription agent agreement and subscription certificate that may be filed with the SEC in connection with the offering of such rights.

In general, a right entitles the holder to purchase for cash a specific number of common units or other securities at a specified exercise price. The rights are typically issued to unitholders as of a specific record date, may be exercised only for a limited period of time and become void following the expiration of such period. If we determine to issue rights, we will accompany this prospectus with a prospectus supplement that will describe, among other things:

•	the record date for unitholders entitled to receive the rights;

•	the number of common units or other securities that may be purchased upon exercise of each right;

•	the exercise price of the rights;

•	the period during which the rights may be exercised and when they will expire;

•	whether and the extent to which the rights are transferable;

•	the price, if any, for the rights;

•	the other terms of the rights, including the terms, procedures and limitations relating to the exercise of the rights;

•	the number of rights issued;

•	the terms of the common units or other securities that may be purchased upon exercise of each right;

•

whether we intend to sell the common units or other securities that are not purchased in the rights offering to an underwriter or other purchaser under a contractual “standby” commitment or other arrangement and, if applicable, the material terms of any standby underwriting or other arrangement entered into by us in connection with the offering of rights;

•	whether the rights include “oversubscription rights” so that the holder may purchase more securities if other holders do not purchase their full allotments; and

•	if applicable, a discussion of material United States federal income tax considerations.

If fewer than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than unitholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby or backstop arrangements, as described in the applicable prospectus supplement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material United States federal income tax consequences of acquiring, owning and disposing of common units or certain debt securities that we may offer pursuant to this prospectus. In the case of debt securities, it only applies to U.S.-dollar denominated debt instruments that are not convertible into or exercisable or exchangeable for other securities, that pay interest at least annually at a single fixed or qualified floating rate, that have a term of not more than 30 years and that are not issued at a premium or with more than a de minimis amount of discount to their principal amount. The applicable prospectus supplement will discuss, as applicable, the material United States federal income tax consequences of acquiring, owning and disposing of any units or debt securities that are convertible into or exercisable or exchangeable for other securities, preferred units, and debt securities that may be subject to special United States federal income tax rules, including (without limitation), debt securities issued with original issue discount or with premium, debt securities denominated in, or linked to, non-U.S. dollar currencies, indexed debt securities and debt securities subject to the special rules for contingent payment debt instruments. To the extent this section consists of statements as to matters of tax law, this section is the opinion of Sullivan & Cromwell LLP, our United States counsel. This section addresses only United States federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including foreign, state or local tax consequences, estate and gift tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. This section applies to you only if you acquire your common units or debt securities in an offering or offerings contemplated by this prospectus and you hold your common units or debt securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, including:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

•	a tax-exempt organization,

•	a life insurance company,

•	a person that actually or constructively owns 10% or more of the total value of all classes of our units or of the total combined voting power of all classes of our units entitled to vote,

•	a person that holds common units or debt securities as part of a straddle or a hedging or conversion transaction,

•	a person that purchases or sells common units or debt securities as part of a wash sale for tax purposes,

•	a U.S. expatriate, or

•	a U.S. Holder (as defined below) of common units or debt securities whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds common units or debt securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. If you are a partner in a partnership holding common units or debt securities, you should consult your tax advisors with regard to the United States federal income tax treatment of an investment in common units or debt securities.

For the purposes of this section, you are a “U.S. Holder” if you are a beneficial owner of common units or debt securities and you are:

•	an individual citizen or resident of the United States for United States federal income tax purposes,

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any U.S. state or the District of Columbia,

•	an estate the income of which is subject to United States federal income taxation regardless of its source, or

•

a trust which either (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person.

For the purposes of this section, a “Non-U.S. Holder” is a beneficial owner of common units or debt securities (other than a partnership) that is not a U.S. person for United States federal income tax purposes.

If you purchase debt securities at a price other than their offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

For a discussion of certain considerations relating to the United States federal income taxation our company, please see “Certain Considerations Relating to the United States Federal Income Taxation of CPLP.”

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it only addresses United States federal income tax and does not address any non-income tax or any foreign, state or local tax consequences. You should consult your own tax advisors concerning the United States federal income tax consequences of the ownership of common units or debt securities in light of your particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.

Tax Characterization of CPLP

We have elected to be taxed as a corporation for United States federal income tax purposes. As such, among other consequences, U.S. Holders of common units will, subject to the discussion of certain rules relating to passive foreign investment companies (“PFICs”) below (please see “Ownership and Disposition of Common Units—PFIC Status and Significant Tax Consequences”), generally not be directly subject to United States federal income tax on our income, but rather will be subject to United States federal income tax on distributions received from us and dispositions of common units, as described below. Additionally, our distributions to common unitholders will generally be reported on Internal Revenue Service (“IRS”) Form 1099-DIV.

Ownership and Disposition of Common Units

U.S. Holders of Common Units

Distributions

Subject to the discussion of the rules applicable to PFICs below, any distributions made by us with respect to the common units to a U.S. Holder generally will constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its common units on a dollar-for-dollar basis and thereafter as capital gain. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to the common units generally will be treated as “passive” income from sources outside the United States for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Dividends paid on the common units to a U.S. Holder who is an individual, trust or estate (in all cases, a “U.S. Individual Holder”) will be treated as qualified dividend income that is taxable to such U.S. Individual Holder at preferential rates applicable to long-term capital gain provided that: (i) our common units are readily tradable on an established securities market in the United States (such as the Nasdaq Global Market on which our common units are traded); (ii) we are not a PFIC (which we do not believe we are, have been or will be, as discussed below); (iii) the U.S. Individual Holder has owned the common units for more than 60 days in the 121-day period beginning 60 days before the date on which the common units become ex-dividend (and has not entered into certain risk limiting transactions with respect to such units) and (iv) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. There is no assurance that any dividends paid on the common units will be eligible for these preferential rates in the hands of a U.S. Individual Holder, and any dividends paid on the common units that are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder. Special rules may apply to any “extraordinary dividend” paid by us. An extraordinary dividend is, generally, a dividend with respect to a unit if the amount of the dividend is equal to or in excess of 10 percent of a unitholder’s adjusted basis (or fair market value in certain circumstances) in such unit. If we pay an “extraordinary dividend” on the common units that is treated as “qualified dividend income”, then any loss derived by a U.S. Individual Holder from the sale or exchange of such units will be treated as long-term capital loss to the extent of the amount of such dividend.

Sale, Exchange or Other Disposition of Common Units

Subject to the discussion of PFICs below, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of common units in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such units. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations. Long-term capital gain of a U.S. Individual Holder is generally subject to tax at preferential rates.

Non-U.S. Holders of Common Units

Distributions

Distributions paid to a Non-U.S. Holder in respect of common units will not be subject to United States federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a United States trade or business. If the Non-U.S. Holder is engaged in a United States trade or business, distributions paid in respect of common units may be subject to United States federal income tax to the extent those distributions constitute income “effectively connected” with that Non-U.S. Holder’s United States trade or business. However, distributions paid to a Non-U.S. Holder who is engaged in a trade or business may be exempt from taxation under an income tax treaty if the income represented thereby is not attributable to a United States permanent establishment maintained by the Non-U.S. Holder. “Effectively connected” distributions recognized by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate if the corporate Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Disposition of Common Units

The United States federal income taxation of Non-U.S. Holders on any gain resulting from the disposition of common units is generally the same as described above regarding distributions. However, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of common units if they are present in the United States for 183 or more days during the taxable year of the sale in which those shares are disposed and meet certain other requirements.

PFIC Status and Significant Tax Consequences

Special and adverse U.S. federal income tax rules apply to a U.S. Holder that owns an equity interest in a non-U.S. entity taxed as a corporation and classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our common units, either:

•

at least 75% of our gross income (including the gross income of our vessel owning subsidiaries) for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of the assets held by us (including the assets of our vessel owning subsidiaries) during such taxable year produce, or are held for the production of, passive income.

Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business. Based on our current and projected methods of operation, we believe that we are not currently a PFIC, nor do we expect to become a PFIC. Although there is no legal authority directly on point, and we are not obtaining a ruling from the IRS on this issue, we will take the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time and spot chartering activities of our wholly owned subsidiaries constitutes services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our wholly owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels we or our subsidiaries own that are subject to time charters, should not constitute passive assets for purposes of determining whether we were a PFIC.

As noted above, there is, however, no direct legal authority under the PFIC rules addressing our method of operation. Moreover, in a case not specifically interpreting the PFIC rules, Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), the Fifth Circuit held that the vessel time charters at issue generated predominantly rental income rather than services income. However, the court’s ruling was contrary to the position of the IRS that the time charter income should have been treated as services income. Additionally, the IRS later affirmed its position in Tidewater, adding further that the time charters at issue would be treated as giving rise to services income under the PFIC rules.

No assurance, however, can be given that the IRS, or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine we are or were a PFIC. In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, we cannot assure U.S. Holders that the nature of our operations will not change in the future, or that we can avoid PFIC status in the future.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund”, (a “QEF election”). As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common units, as discussed below. In addition, if a U.S. Holder owns our common units during any taxable year that we are a PFIC, such units owned by such holder will generally be treated as units in a PFIC even if we are not a PFIC in a subsequent year and, if the total value of all PFIC stock that such holder directly or indirectly owns exceeds certain thresholds, such holder must file IRS Form 8621 with the holder’s U.S. federal income tax return to report the holder’s ownership of our common units.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election (such U.S. Holder, an “Electing Holder”), the Electing Holder must report each year for U.S. federal income tax purposes his pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder’s adjusted tax basis in the common units will be increased to reflect taxed but undistributed income. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common units and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common units. A U.S. Holder would make a QEF election with respect to any year that we are a PFIC by filing one copy of IRS Form 8621 with his U.S. federal income tax return and a second copy in accordance with the instructions to such form. If contrary to our expectations, we determine that we are treated as a PFIC for any taxable year, we will attempt to provide each U.S. Holder with all necessary information in order to make the QEF election described above.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as we anticipate, our common units were treated as “marketable stock”, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to common units, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common units at the end of the taxable year over such holder’s adjusted tax basis in the common units. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common units over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in his common units would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common units would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

Taxation of U.S. Holders not making a timely QEF or mark-to-market election

Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark-to-market” election for that year (such U.S. Holder, a “Non-Electing Holder”) would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common units in a taxable year other than the taxable year in which the Non-Electing Holder’s holding period in the common units begins in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common units that preceded the current taxable year), and (2) any gain realized on the sale, exchange or other disposition of our common units. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common units;

•	the amount allocated to the current taxable year and any year prior to the year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common units. If we were treated as a PFIC for any taxable year and a Non-Electing Holder who is an individual dies while owning our common units, such holder’s successor generally would not receive a step-up in tax basis with respect to such units.

Ownership and Disposition of Debt Securities

U.S. Holders of Debt Securities

Payments of Interest

A U.S. Holder will be taxed on interest on its debt securities as ordinary income at the time the U.S. Holder receives the interest or when the interest accrues, depending on the U.S. Holder’s method of accounting for tax purposes.

Interest paid by us on the debt securities is income from sources outside the United States for purposes of the rules regarding the foreign tax credit allowable to a U.S. Holder and will generally be “passive” income for purposes of computing the foreign tax credit.

Purchase, Sale and Retirement of Debt Securities

A U.S. Holder’s tax basis in its debt securities generally will be the U.S. Holder’s cost. A U.S. Holder will generally recognize capital gain or loss on the sale or retirement of its debt securities equal to the difference between the amount the U.S. Holder realizes on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and the U.S. Holder’s tax basis in its debt securities. Capital gain of a U.S. Individual Holder is generally taxed at preferential rates where the holder has a holding period greater than one year.

Non-U.S. Holders of Debt Securities

Payments of Interest

Interest on debt securities held by a Non-U.S. Holder will not be subject to United States federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a United States trade or business. If the Non-U.S. Holder is engaged in a United States trade or business, interest in respect of debt securities may be subject to United States federal income tax to the extent it constitutes income “effectively connected” with that Non-U.S. Holder’s United States trade or business. However, such interest may be exempt from taxation under an income tax treaty if the income represented thereby is not attributable to a United States permanent establishment maintained by the Non-U.S. Holder. “Effectively connected” interest income recognized by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate if the corporate Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Sale and Retirement of Debt Securities

The United States federal income taxation of Non-U.S. Holders on any gain resulting from the sale or retirement of debt securities is generally the same as described above regarding interest. However, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of debt securities if they are present in the United States for 183 or more days during the taxable year of the sale in which those debt securities are disposed and meet certain other requirements.

For purposes of the United States federal estate tax, the debt securities will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Information with Respect to Foreign Financial Assets

A U.S. Holder that owns “specified foreign financial assets” (as defined in Section 6038D of the Code and applicable Treasury Regulations) with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax return.

“Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts that have non-United States issuers or counterparties, and (iii) interests in foreign entities. Significant penalties may apply for failing to satisfy this filing requirements. U.S. Holders are urged to consult their tax advisors regarding this filing requirement.

Backup Withholding and Information Reporting

In the case of an U.S. Individual Holder, information reporting requirements, on IRS Form 1099, generally will apply to:

•	dividend and interest payments or other taxable distributions made to you within the United States and payments of principal on debt securities made to you within the United States, and

•	the payment of proceeds to you from the sale of common units or debt securities effected at a U.S. office of a broker.

Additionally, backup withholding may apply to such payments if the U.S. Individual Holder fails to comply with applicable certification requirements or (in the case of dividend and interest payments) is notified by the IRS that it has failed to report all interest and dividends required to be shown on its federal income tax returns.

A Non-U.S. Holder is generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments and payments of principal and interest made outside the United States by us or another non-United States payor, and

•

other dividend payments and payments of principal and interest made within the United States and the payment of the proceeds from the sale of common units or debt securities effected at a United States office of a broker, as long as either (i) the payor or broker does not have actual knowledge or reason to know that the holder is a United States person and the holder has furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-U.S. person, or (ii) the holder otherwise establishes an exemption.

Payment of the gross proceeds from the disposition of common units or debt securities effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common units or debt securities that is effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if:

•	the broker has certain connections to the United States,

•	the proceeds or confirmation are sent to the United States, or

•	the sale has certain other specified connection with the United States as provided in United States Treasury regulations.

Backup withholding is not an additional tax. A refund of any amounts withheld under the backup withholding rules that exceed a holder’s income tax liability may generally be obtained by filing a refund claim with the IRS.

Certain Considerations Relating to the United States Federal Income Taxation of CPLP

Election to be Taxed as a Corporation

We have elected to be taxed as a corporation for U.S. federal income tax purposes. As a corporation, we may be subject to U.S. federal income tax on our income as discussed below.

Taxation of Operating Income

We expect that substantially all of our gross income will be attributable to the transportation of dry cargo, containerized goods and liquefied natural gas. For this purpose, gross income attributable to transportation (or “Transportation Income”) includes income derived from, or in connection with, the use (or hiring or leasing for use) of a vessel to transport cargo, or the performance of services directly related to the use of any vessel to transport cargo, and thus includes spot charter, time charter and bareboat charter income.

Transportation Income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States (or “U.S. Source International Transportation Income”) will be considered to be 50% derived from sources within the United States. Transportation Income attributable to transportation that both begins and ends in the United States (or “U.S. Source Domestic Transportation Income”) will be considered to be 100% derived from sources within the United States. Transportation Income attributable to transportation exclusively between non-U.S. destinations will be considered to be 100% derived from sources outside the United States. Transportation Income derived from sources outside the United States generally will not be subject to U.S. federal income tax.

Based on our current operations, we do not expect to have U.S. Source Domestic Transportation Income. However, certain of our activities give rise to U.S. Source International Transportation Income, and future expansion of our operations could result in an increase in the amount of U.S. Source International Transportation Income, as well as give rise to U.S. Source Domestic Transportation Income, all of which could be subject to U.S. federal income taxation unless exempt from U.S. taxation under Section 883 of the Code (or the “Section 883 Exemption”), as discussed below.

The Section 883 Exemption

In general, the Section 883 Exemption provides that if a non-U.S. corporation satisfies the requirements of Section 883 of the Code and the Treasury Regulations thereunder (the “Section 883 Regulations”), it will not be subject to the net basis and branch profits taxes or the 4% gross basis tax described below on its U.S. Source International Transportation Income. The Section 883 Exemption applies to U.S. Source International Transportation Income and other forms of related income, such as gain from the sale of a vessel. As discussed below, we believe that under our current ownership structure, the Section 883 Exemption will apply and that, accordingly, we will not be taxed on our U.S. Source International Transportation Income. The Section 883 Exemption does not apply to U.S. Source Domestic Transportation Income.

We will qualify for the Section 883 Exemption if, among other matters, we meet the following three requirements:

•	We are organized in a jurisdiction outside the United States that grants an equivalent exemption from tax to corporations organized in the United States (an “Equivalent Exemption”);

•	We satisfy the “Publicly Traded Test” (as described below); and

•	We meet certain substantiation, reporting and other requirements.

The Publicly Traded Test requires that the stock of a non-U.S. corporation be “primarily and regularly traded” on an established securities market either in the United States or in a jurisdiction outside the United States that grants an Equivalent Exemption. The Section 883 Regulations provide, in pertinent part, that equity interests in a non-U.S. corporation will be considered to be “primarily traded” on an established securities market in a given country if the number of units of each class of equity relied upon to meet the “regularly traded” test that are traded during any taxable year on all established securities markets in that country exceeds the number of units in each such class that are traded during that year on established securities markets in any other single country. Equity of a non-U.S. corporation will be considered to be “regularly traded” on an established securities market under the Section 883 Regulations if one or more classes of equity of the corporation that, in the aggregate, represent more than 50% of the total combined voting power and value of the non-U.S. corporation are listed on such market and certain trading volume requirements are met or deemed met as described below. For this purpose, if one or more “5% Unitholders” (i.e., a unitholder holding, actually or constructively, at least 5% of the vote and value of a class of equity) own in the aggregate 50% or more of the vote and value of a class of equity (the “Closely Held Block”), such class of equity will not be counted towards meeting the “primarily and regularly traded” test (the “Closely Held Block Exception”).

We are organized under the laws of the Republic of the Marshall Islands. The U.S. Treasury Department has recognized the Republic of the Marshall Islands as a jurisdiction that grants an Equivalent Exemption. Consequently, our U.S. Source International Transportation Income (including, for this purpose, (i) any such income earned by our subsidiaries that have properly elected to be treated as partnerships or disregarded as entities separate from us for U.S. federal income tax purposes and (ii) any such income earned by subsidiaries that are corporations for U.S. federal income tax purposes, are organized in a jurisdiction that grants an Equivalent Exemption and whose outstanding stock is owned 50% or more by value by us) will be exempt from U.S. federal income taxation provided we meet the Publicly Traded Test. In addition, since our common units are only traded on the Nasdaq Global Market, which is considered to be an established securities market, our common units will be deemed to be “primarily traded” on an established securities market.

We believe we meet the trading volume requirements of the Section 883 Exemption, because the pertinent regulations provide that trading volume requirements will be deemed to be met with respect to a class of equity traded on an established securities market in the United States where, as will be the case for our common units, the units are regularly quoted by dealers who regularly and actively make offers, purchases and sales of such units to unrelated persons in the ordinary course of business. Additionally, the pertinent regulations also provide that a class of equity will be considered to be “regularly traded” on an established securities market if (i) such class of stock is listed on such market, (ii) such class of stock is traded on such market, other than in minimal quantities, on at least 60 days during the taxable year or one sixth of the days in a short taxable year, and (iii) the aggregate number of shares of such class of stock traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year, or as appropriately adjusted in the case of a short taxable year. We believe that trading of our common units has satisfied these conditions in the past, and we expect that such conditions will continue to be satisfied. Finally, we believe that our common units represent more than 50% of our voting power and value and accordingly we believe that our units should be considered to be “regularly traded” on an established securities market.

These conclusions, however, are based upon legal authorities that do not expressly contemplate an organizational structure such as ours. In particular, although we have elected to be treated as a corporation for U.S. federal income tax purposes, for corporate law purposes, we are organized as a limited partnership under Marshall Islands law and our general partner is responsible for managing our business and affairs and has been granted certain veto rights over decisions of our board of directors. Accordingly, it is possible that the IRS could assert that our units do not meet the “regularly traded” test.

We expect that our units will not lose eligibility for the Section 883 Exemption as a result of the Closely Held Block Exception, because our partnership agreement provides that the voting rights of any 5% Unitholders (other than our general partner and its affiliates, their transferees and persons who acquired such units with the approval of our board of directors) are limited to a 4.9% voting interest in us regardless of how many common units are held by that 5% Unitholder. The voting rights of any such Unitholders in excess of 4.9% will be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote. If Capital Maritime and our general partner own 50% or more of our common units, they will provide the necessary documents to establish an exception to the application of the Closely Held Block Exception. This exception is available when shareholders residing in a jurisdiction granting an Equivalent Exemption and meeting certain other requirements own sufficient shares in the Closely Held Block to preclude shareholders who have not met such requirements from owning 50% or more of the outstanding class of equity relied upon to satisfy the Publicly Traded Test.

Thus, although the matter is not free from doubt, we believe that we will satisfy the Publicly Traded Test. Should any of the facts described above cease to be correct, our ability to satisfy the test will be compromised.

Taxation of Operating Income in the Absence of the Section 883 Exemption

If we earn U.S. Source International Transportation Income and the Section 883 Exemption does not apply, the U.S. source portion of such income may be treated as effectively connected with the conduct of a trade or business in the United States (or “Effectively Connected Income”) if we have a fixed place of business in the United States and substantially all of our U.S. Source International Transportation Income is attributable to regularly scheduled transportation or, in the case of bareboat charter income, is attributable to a fixed place of business in the United States. Based on our current operations, none of our potential U.S. Source International Transportation Income is attributable to regularly scheduled transportation or is received pursuant to bareboat charters attributable to a fixed place of business in the United States. As a result, we do not anticipate that any of our U.S. Source International Transportation Income will be treated as Effectively Connected Income. However, there is no assurance that we will not earn income pursuant to regularly scheduled transportation or bareboat charters attributable to a fixed place of business in the United States in the future, which would result in such income being treated as Effectively Connected Income. In addition, any U.S. Source Domestic Transportation Income generally will be treated as Effectively Connected Income.

Any income we earn that is treated as Effectively Connected Income would be subject to U.S. federal corporate income tax on a net income basis. In addition, a 30% branch profits tax imposed under Section 884 of the Code also would apply to such income, and a branch interest tax could be imposed on certain interest paid or deemed paid by us.

Taxation of Gain on the Sale of a Vessel

Provided we qualify for the Section 883 Exemption, gain from the sale of a vessel should be exempt from tax under Section 883. If, however, we do not qualify for the Section 883 Exemption, then such gain could be treated as effectively connected income (determined under rules different from those discussed above) and subject to the net income and branch profits tax regime described above.

The 4% Gross Basis Tax

If the Section 883 Exemption does not apply and the net income tax does not apply, we would be subject to a 4% U.S. federal income tax on the U.S. source portion of our U.S. Source International Transportation Income, without the benefit of deductions.

NON-UNITED STATES TAX CONSEQUENCES

The following is the opinion of Watson Farley & Williams LLP, our counsel as to matters of the laws of the Republic of the Marshall Islands, and is based on and relates solely to the current laws of the Republic of the Marshall Islands applicable only to persons who do not reside in, maintain offices in or carry on business or conduct transactions or operations in the Republic of the Marshall Islands and are not citizens of the Republic of the Marshall Islands.

Because we and our subsidiaries do not, and assuming that we will not in the future, carry on business or conduct transactions or operations in the Republic of the Marshall Islands, and because all documentation related to the offerings of common units, preferred units, debt securities or rights have been and will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon distribution treated as a return of capital, we make to you as a unitholder or a debt security holder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of our common units, preferred units, debt securities or rights and you will not be required by the Republic of the Marshall Islands to file a tax return relating to your ownership of common units, preferred units, debt securities or rights.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus and any accompanying prospectus supplement:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any such methods of sale.

If underwriters are used to sell securities, we will enter into an underwriting agreement or similar agreement with them at the time of the sale to them. In that connection, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the U.S. Securities Act of 1933.

The applicable prospectus supplement relating to the securities will set forth, among other things:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from such sale;

•	any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions in accordance with the rules of the Nasdaq Global Market:

•	at a fixed price or prices that may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us to such agent, will be set forth in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commissions payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled under agreements entered into with us to be indemnified by us against certain civil liabilities, including liabilities under the U.S. Securities Act of 1933, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement.

Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us or our affiliates in the ordinary course of business.

Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq Global Market, in the over-the-counter market or otherwise. These activities will be described in more detail in the applicable prospectus supplement.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the web sites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are organized under the laws of the Republic of the Marshall Islands as a limited partnership. Our general partner is formed under the laws of the Republic of the Marshall Islands as a limited liability company. The Republic of the Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and the directors and officers of our general partner and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and the directors and officers of our general partner are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors, our general partner, our subsidiaries or the directors and officers of our general partner, or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in The City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168, to accept service of process on our behalf in any such action.

Watson Farley & Williams LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Republic of the Marshall Islands would (1) recognize or enforce against us, our directors, our general partner, our subsidiaries or our general partner’s directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (2) impose liabilities against us, our directors, our general partner, our subsidiaries or our general partner’s directors or officers in original actions brought in the Republic of the Marshall Islands, based on these laws.

VALIDITY OF SECURITIES

Unless otherwise stated in any prospectus supplement, the validity of the securities will be passed upon by Watson Farley & Williams LLP, as to matters of Marshall Islands law, and by Sullivan & Cromwell LLP, as to matters of New York law.

EXPERTS

The consolidated financial statements of Capital Product Partners L.P. as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022, incorporated by reference in this Prospectus by reference to Capital Product Partners L.P.’s annual report on Form 20-F for the year ended December 31, 2022, and the effectiveness of Capital Product Partners L.P.’s internal control over financial reporting have been audited by Deloitte Certified Public Accountants, S.A., an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing. The office of Deloitte Certified Public Accountants, S.A. is located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 151 25, Greece.

EXPENSES

The following table sets forth the main costs and expenses, other than the underwriting discounts and commissions, in connection with this offering.

U.S. Securities and Exchange Commission registration fee	$55,100
Financial Industry Regulatory Authority filing fee	*
Nasdaq Global Market listing fee	*
Legal fees and expenses	*
Accounting fees and expenses	*
Printing and engraving costs	*
Transfer agent fees and expenses	*
Miscellaneous	*

Total	$55,100

*	Amounts to be provided in a prospectus supplement or in a report on Form 6-K subsequently incorporated by reference into this prospectus.

Capital Product Partners L.P.

Up to 35,087,719 Common Units Representing Limited Partnership Interests

Issuable upon the Exercise of Non-Transferable Rights at $14.25 per Common Unit

PROSPECTUS SUPPLEMENT

November 27, 2023